PROSPECTUS
SUMMIT SECURITIES, INC.
	$40,000,000	Investment Certificates, Series A
	150,000	Shares Variable Rate Cumulative
		Preferred Stock, Series S-2
		($100 Per Share Offering Price
		and Liquidation Preference)

	The Investment Certificates, Series A ("Certificates") and the shares of Variable Rate Cumulative Preferred Stock, Series S-2 ("Preferred Stock") of Summit Securities, Inc. ("Summit") are being offered separately and not as units. Certificates will pay simple interest monthly, quarterly, semi-annually or annually, or if left with the issuer, interest will compound semi-annually; or, will pay equal monthly installments of principal and interest until maturity according to an amortization schedule selected by the owner. The Certificates are unsecured, senior in liquidation to outstanding equity securities, subordinated to collateralized debt, on parity with unsecured accounts payable and accrued liabilities and on parity with all previously issued and outstanding investment certificates. The Certificates will be issued in fully registered form in fractional denominations of $0.01 or multiples thereof at 100% of the principal amount paid. Summit reserves the right to change prospectively the interest rates, maturities, and minimum investment amounts on unsold Certificates. The current provisions are set forth below. See "DESCRIPTION OF CERTIFICATES".

	MINIMUM	TERM TO	ANNUAL
	INVESTMENT	MATURITY	INTEREST RATE
	----------	----------------------	-------------
		(Investment Certificates, Series A)
	$1,000		60 to 120 months			8.25%
	$1,000		48 to 59  months			7.75%
	$1,000		36 to 47  months			7.50%
	$  100		24 to 35  months			7.25%
	$  100		12 to 23  months			7.00%
	$1,000		 6 to 11  months			6.50%
	(Installment Certificates)
	$2,000		60 to 120 months			7.50%

         	PREFERRED STOCK, SERIES S-2

	PRICE				DISTRIBUTION
	PER SHARE			FORMULA (Applicable Rate)
	$100.00			The greater of the per annum rate of the
					Three-month U.S. Treasury Bill Rate,
					the Ten Year Constant Maturity Rate,
					or the Twenty Year Constant Maturity Rate,
					plus .5% (Minimum 6%/Maximum 14%)


	The Preferred Stock offered hereunder will be sold in whole or fractional units. Preferred Stock distributions are cumulative and are to be declared and paid monthly. The Board has authorized, for an indefinite period, a distribution payment on the Preferred Stock of two percentage points above the Applicable Rate. See
"DESCRIPTION OF PREFERRED STOCK-Distributions".

	Preferred Stock may be redeemed, in whole or in part, at the option of Summit at the redemption prices set forth herein. Under certain limited circumstances, the Board of Directors may, in its sole discretion and without any obligation to do so, redeem shares tendered for redemption by stockholders at the redemption prices set forth herein. See "DESCRIPTION OF PREFERRED STOCK-Redemption of Shares".

	In liquidation, Preferred Stock is junior to all debts of Summit including Summit's Certificates, on parity with other preferred stock and preferred as to Summit's common stock. See
"DESCRIPTION OF PREFERRED STOCK-Liquidation Rights".

	There is no trading market for the Certificates or the Preferred Stock and none is expected to be established in the future. See "CERTAIN INVESTMENT CONSIDERATIONS-RISK FACTORS". A list of persons willing to sell or purchase Preferred Stock is maintained by Summit's broker-dealer subsidiary as a convenience to holders of Summit's preferred stock. See "DESCRIPTION OF PREFERRED STOCK-Redemption of Shares".

	This offering of Certificates and Preferred Stock is subject to withdrawal or cancellation by Summit without notice. No minimum amount of Certificates or Preferred Stock must be sold.

	The Certificates and Preferred Stock offered hereby involve significant investor considerations and risks which should be analyzed prior to any investment. See "CERTAIN INVESTMENT
CONSIDERATIONS-RISK FACTORS".

	THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	PRICE	SALES	PROCEEDS TO
	TO PUBLIC	COMMISSIONS (1)	SUMMIT (2)
Per
Certificate	100%	0% to 6%	100% to 94%
Total:		$40,000,000	None-$2,400,000	$40,000,000-37,600,000
Per
Preferred
Share	$100	0% to 6%	100% to 94%
Total:	$15,000,000	None - $900,000	$15,000,000-$14,100,000


	(1)	There is no sales charge to the investor. Summit will
reimburse MIS, its broker-dealer, a wholly-owned subsidiary acquired January 31, 1995, for commissions paid to licensed securities sales representatives. Sales commission rates on the sale of Certificates depend upon the terms of the sale and upon whether the sales are reinvestments or new purchases. See "PLAN OF DISTRIBUTION".

	(2)	Before deducting other expenses estimated at $173,000.


	The Certificates and Preferred Stock are being offered for sale on a continuous, best efforts basis, directly to investors through MIS which is the exclusive sales agent for the publicly issued securities of Summit. No offering will be made pursuant to this Prospectus subsequent to January 31, 1997. The offering is subject to Schedule E of the Bylaws of the National Association of Securities Dealers, Inc. See "PLAN OF DISTRIBUTION".

	The date of this Prospectus is February 1, 1996

	No person has been authorized to give any information or to make any representations other than those contained in this Prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Summit. This Prospectus does not constitute an offer to sell securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction. Neither the delivery of this Prospectus nor any sales made hereunder shall under any circumstances create any implication that there has been no change in the affairs of Summit since the date hereof.

AVAILABLE INFORMATION

	Summit is subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission. Such reports and other information filed by Summit can be inspected and copied at the public reference facilities maintained by the Commission in Washington, D.C. at 450 Fifth Street, N.W., Room 1024, Washington, DC 20549 and at certain of its regional offices which are located in the New York Regional Office, 7 World Trade Center, Suite 1300, New York, NY 10048, and Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 5th Street N.W., Judiciary Plaza, Washington, DC 20549 at prescribed rates.

	Summit has filed with the Securities and Exchange Commission in Washington, D.C., a Registration Statement on Form S-2 under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information, reference is made to the Registration Statement, including the exhibits filed or incorporated as a part thereof, which may be examined without charge at the Public Reference Room of the Commission in Washington, D.C., or copies of which may be obtained from the Commission upon payment of the prescribed fees.

	Summit hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any and all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference into the information that the Prospectus incorporates). Requests for such copies should be directed to Corporate Secretary, Summit Securities, Inc., PO Box 2162, Spokane, WA 99210-2162, telephone number (509) 838-3111.

TABLE OF CONTENTS

		Page

Available Information.............................

Prospectus Summary ...............................

Summary Consolidated Financial Data...............

Certain Investment Considerations-Risk
Factors...........................................

Description of Securities.........................

	Description of Certificates..................
	Description of Capital Stock.................
	Description of Preferred Stock...............

Legal Matters.....................................

	Legal Opinion................................
	Legal Proceedings............................

Experts...........................................

Plan of Distribution..............................

Use of Proceeds...................................

Capitalization....................................

Selected Consolidated Financial Data..............

Management's Discussion and Analysis of
Financial Condition and Results of
Operations........................................

Business..........................................

Management........................................

	Executive Compensation.......................

Indemnification...................................

Principal Shareholders............................

Certain Transactions..............................

Index to Consolidated Financial Statements........

PROSPECTUS SUMMARY

	This summary is qualified in its entirety by reference to, and should be read in conjunction with, the detailed information and financial statements appearing elsewhere in this Prospectus. This offering involves certain investment considerations for prospective investors which are set forth in "Description of Securities" and "Certain Investment Considerations-Risk Factors".

The Summit Consolidated Group of Companies

	Summit Securities, Inc.(Summit) was incorporated under the laws of the State of Idaho on July 25, 1990. Its principal executive offices are located at 929 West Sprague Avenue, Spokane WA 99210-
2162. Its mailing address is P.O. Box 2162, Spokane WA 99210-2162 and its telephone number is (509) 838-3111. Summit also maintains an office at 8601 W. Emerald, Ste. 150, Boise, Idaho 83704 and its telephone number is (208)376-8260.

	Where reference herein is intended to include Summit
Securities, Inc. and its subsidiaries, they are jointly referred to as the "Consolidated Group". Where reference herein is intended to refer to Summit Securities, Inc. as the parent company only, it is referred to individually as "Summit".

	Summit was founded in 1990 by Metropolitan Mortgage & Securities Co., Inc. (Metropolitan) as a wholly-owned subsidiary.
On September 9, 1994, Summit was acquired by National Summit Corp., which is wholly-owned by C. Paul Sandifur, Jr. Mr. Sandifur is President and controlling shareholder of Metropolitan. Accordingly, the change in ownership altered the form of control, but did not result in a change of the individual in control. See "CERTAIN TRANSACTIONS".

	Between January and June of 1995, Summit acquired MIS and a wholly-owned holding company acquired Old Standard Life Insurance Company (Old Standard) from Metropolitan. In addition, Summit commenced operation of a property development company, Summit Property Development Inc. See "BUSINESS" & "CERTAIN TRANSACTIONS".

	The Consolidated Group is engaged nationwide in the business of acquiring, holding and selling receivables (hereafter Receivables). These Receivables include real estate contracts, and promissory notes collateralized by first position liens on residential real estate. The Consolidated Group also invests in Receivables consisting of real estate contracts and promissory notes collateralized by second and lower position liens, structured settlements, annuities, lottery prizes, and other investments. In addition, it also invests in U.S. Treasury obligations, corporate bonds and other securities. The Consolidated Group invests directly in Receivables using funds generated from Receivable cash flows, the sale of annuities, the sale of certificates and preferred stock, and securities portfolio earnings. See "BUSINESS" & "CERTAIN TRANSACTIONS".

Definitions:

For ease of reading, the following is a compilation of several of the defined terms which appear regularly within this document.
Also, See "Business".

Arizona Life:	Arizona Life Insurance Company

Certificates:	Where this term is capitalized it refers to the
Investment Certificates being offered herein. Where not capitalized, it refers to certificates generally.

Consolidated Group: This term refers to the combined businesses consisting of Summit and all subsidiaries.

MIS:	Metropolitan Investment Securities, Inc.

Metropolitan:	Metropolitan Mortgage & Securities Co., Inc.

Old Standard:	Old Standard Life Insurance Company.

Preferred Stock:	Where this term is capitalized it refers to the
Series S-2 Preferred Stock being offered herein. Where it is not capitalized, it refers to preferred stock generally.

Receivables:	Investments in cash flows, consisting of obligations
collateralized by real estate, structured settlements, annuities, lottery prizes and other investments.

Summit:	Summit Securities, Inc.

	ORGANIZATIONAL CHART FOR SUMMIT SECURITIES, INC.
(including subsidiaries, effective December 31, 1995)


				National Summit Corp.
					|
					|
					|
					Summit Securities,
					Inc.
					|
					|
-----------------------------------------------
|					|				|
Metropolitan			Summit			Summit Group Holding
Investment				Property			Company
Securities	,			Development,		|
Inc.					Inc.				|
									Old Standard Life
									Insurance Company
									|
									|
									Arizona Life
									Insurance Company

National Summit Corp.:	Parent Company, inactive except as owner
of Summit Securities, Inc. and Summit Trade Services Inc.* Wholly-Owned by C. Paul Sandifur, Jr., President of Metropolitan.

Summit Securities, Inc.:	Invests in Receivables and other
investments principally funded by proceeds from investments and securities offerings.

Metropolitan Investment Securities, Inc.:	Limited-purpose
securities broker/dealer currently marketing securities offered by Summit and Metropolitan, and certain mutual funds.

Summit Property Development, Inc.:	Provides real estate development
services to others, with the principal clients being Metropolitan and its subsidiaries.

Summit Group Holding Company: Inactive except as owner of Old
Standard Life Insurance Company.

Old Standard Life Insurance Company:	Invests in Receivables and
other investments principally funded by proceeds from investments, investment income and from annuity sales.

Arizona Life Insurance Company:	Old Standard purchased this
insurance company effective December 28, 1995. Its business activities are expected to commence in 1996, and are anticipated to include investments in Receivables and other investments principally funded by proceeds from Receivables, and from annuity sales. See
"BUSINESS-Recent Developments-Subsidiary Acquisitions".

* Other Subsidiaries:

In addition to the companies shown above, the parent company, National Summit Corp. has an additional wholly-owned subsidiary, Summit Trade Services Inc. This company was established in 1995, and intends to operate as a new business ventures company. Revenues to date have been negligible. It is principally managed by Philip Sandifur, son of C. Paul Sandifur Jr.

	The Offering

INVESTMENT CERTIFICATES:

The Offering . . . . This Certificate offering consists of
$40,000,000 in principal of Investment Certificates, Series A, issued at minimum investment amounts, terms, and rates set forth on the cover page of this Prospectus. There is no minimum amount of Certificates which must be sold. Certificates are issued in fully registered form. See "DESCRIPTION OF CERTIFICATES".

The Certificates . . . . The Certificates are unsecured indebtedness of Summit. At September 30, 1995, Summit had outstanding approximately $38,546,000 (principal and compounded and accrued interest) of certificates and similar obligations and approximately $105,000 (principal and accrued interest) of collateralized debt. See "CAPITALIZATION".

Use of Proceeds . . . . The proceeds of this Certificate offering will provide funds for Receivable investments, retiring maturing certificates, preferred stock dividends, other investments (which may include investments in existing subsidiaries and the acquisition of other companies, or the commencement of new business ventures), and general corporate purposes. See "USE OF PROCEEDS".

Principal and Interest Payments . . . . At the option of the holders of Certificates, interest is paid monthly, quarterly, semiannually or annually (without compounding) or if left with Summit, interest will compound semiannually; or, holders may be paid equal monthly installments of principal and interest pursuant to an amortization schedule. The minimum investment amounts, terms and interest rates on unissued Certificates offered hereby may be changed from time to time by Summit, but any such change shall not affect any Certificates issued prior to the change. See "DESCRIPTION OF CERTIFICATES".

PREFERRED STOCK:

Offering . . . . This Preferred Stock offering consists of 150,000 shares of Variable Rate Cumulative Preferred Stock, Series S-2 (the "Preferred Stock"), offered at $100 per share, and sold in whole and fractional shares. There is no minimum amount of Preferred Stock which must be sold.

Distributions. . . . Distributions on Preferred Stock offered hereunder are cumulative from the date of issuance, and, when and as declared, are payable monthly at the annual rates described on the cover page of this Prospectus based on the price of $100.00 per share. All preferred stock of Summit including this Preferred Stock is entitled to receive distributions on the same basis. See "DESCRIPTION OF PREFERRED STOCK-Distributions". Distributions may be classified as dividends or returns of capital for federal income tax purposes. See "DESCRIPTION OF PREFERRED STOCK-Federal Income Tax Consequences of Distributions".

Liquidation Rights . . . . In the event of liquidation of Summit, the Preferred Stock liquidation rights are $100 per share of Preferred Stock, plus declared and unpaid dividends. The liquidation rights of the Preferred Stock are senior to the common stock of Summit, on parity with the liquidation rights of all other previously issued and outstanding preferred stock and junior to all debts of Summit including Summit's previously issued Certificates and the Certificates offered herein. See "DESCRIPTION OF PREFERRED STOCK-Liquidation Rights".

Redemption: Upon Call by Summit . . . . The shares of Preferred
Stock are redeemable, in whole or in part, at the option of Summit, upon not less than 30 nor more than 60 days' notice by mail, at a redemption price of $100 per share plus accrued and unpaid dividends to the date fixed for redemption. See "DESCRIPTION OF PREFERRED STOCK-Redemption of Shares".

Redemption: Upon Request of Holder . . . . Subject to certain limitations, Summit may, in its sole discretion and without any obligation to do so, accept share(s) of Preferred Stock for redemption upon the receipt of unsolicited written requests for redemption of share(s) from any holder. Redemption prices in such event will be $97 per share if the redemption occurs during the first twelve months after the date of original issuance of the shares and $99 per share thereafter plus, in each case, any declared but unpaid dividends. Any such discretionary redemptions will also depend on Summit's financial condition, including its liquidity position. See "DESCRIPTION OF PREFERRED STOCK-Redemption of Shares". Summit, through its broker-dealer, intends to use its best efforts to maintain a trading list for holders of Preferred Stock. See "DESCRIPTION OF PREFERRED STOCK-Redemption of Shares" & "CERTAIN INVESTMENT CONSIDERATIONS-RISK FACTORS".

Voting Rights . . . . The holders of Preferred Stock have no voting rights except (i) as expressly granted by the laws of the State of Idaho and (ii) in the event distributions payable on Preferred Stock are in arrears in an amount equal to twenty-four full monthly distributions or more, per share. See "DESCRIPTION OF PREFERRED STOCK-Voting Rights".

Use of Proceeds . . . . The proceeds of this Preferred Stock offering will provide funds for Receivable investments, retiring maturing certificates, preferred stock dividends, other investments (which may include investments in existing subsidiaries and the acquisition of other companies or the commencement of new business ventures) and for general corporate purposes. See "USE OF PROCEEDS".

Federal Income Tax Considerations. . . . In the event the
Consolidated Group has earnings and profits for federal income tax purposes in any future year, the distributions paid on Preferred Stock in that year will constitute taxable income to the recipient to the extent of such earnings and profits. Management is unable to predict the future character of its distributions. Purchasers are advised to consult their own tax advisors with respect to the federal income tax treatment of distributions made. See "DESCRIPTION OF PREFERRED STOCK-Federal Income Tax Consequences of Distributions".


      	SUMMIT SECURITIES, INC.
	SUMMARY CONSOLIDATED FINANCIAL DATA

	The consolidated financial data shown below as of September 30, 1995 and 1994 and for the years ended September 30, 1995, 1994 and 1993 (other than the ratio of earnings to fixed charges and preferred stock dividends) have been derived from, and should be read in conjunction with, the consolidated financial statements, related notes, and Management's Discussion and Analysis of
Financial Condition and Results of Operations appearing elsewhere herein. The financial data shown as of September 30, 1993, 1992 and 1991 and for the years ended September 30, 1992 and 1991 have been derived from audited financial statements not included herein.  The consolidated financial statements as of and for the years ended September 30, 1995, 1994 and 1993 have been audited by Coopers &
Lybrand L.L.P.  The consolidated financial statements as of and for the years ended September 30,
1992, and 1991 have been audited by BDO Seidman.



	Year Ended  	Year Ended	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,	September 30,	September, 30

	1995	1994	1993	1992	1991
INCOME STATEMENT
DATA:

Revenues		$ 9,576,615	$3,395,252	$ 2,815,624	$ 2,435,843	$1,026,405
			===========	==========	==========	==========	==========
Income before
extraordinary item		$   587,559	$  264,879	$   283,107	$   611,595	$  238,205
Extraordinary item (1)			--	--	--	49,772	--
			-----------	----------	----------	----------	----------
Net Income			587,559	264,879	   283,107	   661,367	    238,205
Preferred Stock Dividends			(309,061)	(2,930)	--	--	--
			-----------	----------	----------	----------	----------
Income Applicable to Common
Stockholders		  $   278,498		$  261,949	$   283,107	$   661,367	$  238,205
			===========	==========	==========	==========	==========

Per Common Share:
Income before
extraordinary
item	$     27.85	$    13.47	$     14.15	$   30.58	$    11.91
Extraordinary item (1)			--	--	--	       2.49		--
			-----------		----------	---------	---------	----------
Income applicable to
common stockholders	$     27.85	$    13.47	$    14.15	$  33.07	$    11.91
			===========	==========	==========	==========	==========
Weighted average number
of common shares
outstanding			10,000	19,445	20,000	20,000	20,000
		===========	==========	==========	==========	==========
Ratio of Earnings
to Fixed Charges
and Preferred Stock
Dividends			1.11	1.16	1.24	1.53	1.37

BALANCE SHEET DATA:
Due from/(to) affiliated
companies, net			$ 1,960,104	$   267,735	$ 1,710,743	$  (400,365)	$(5,528,617)
Total Assets	$96,346,572	$35,101,988	$25,441,605	$17,696,628	$16,718,823
Debt Securities
and Other
Debt Payable	$38,650,532	$31,212,718	$21,982,078	$14,289,648	$ 8,451,106
Stockholders' Equity	$ 3,907,067	$3,321,230	$3,188,024	$2,904,917	$2,243,550

(1) Benefit from utilization of net operating loss carryforwards.

	CERTAIN INVESTMENT CONSIDERATIONS - RISK FACTORS

General

	1.	Impact of Interest Rates and Economic Conditions:  During
the twelve month period ending September 30, 1996, more of the Consolidated Group's financial liabilities, principally annuities and Certificates, are scheduled to reprice or mature than are its financial assets, principally Receivables and fixed income investments. Consequently, in a falling interest rate environment such as has recently been experienced, the current level of profitability and the fair value of the Consolidated Group's equity are likely to improve. Conversely, in a rising interest rate environment, the net interest income and the fair value of equity for the Consolidated Group would likely decline. The fair value of equity is the difference between the fair value of all assets less the fair value (as opposed to book value) of all liabilities. The impact of a change in interest rates will be reflected to the greatest extent in the fair value of assets and liabilities with the longest maturities or time to their scheduled repricing date. Additionally, borrowers tend to repay Receivable loans when interest rates decline when they are able to refinance such loans at lower rates of interest. This factor reduces the amount of interest to be received over time as loans with higher rates of interest are prepaid more rapidly. However, the Consolidated Group purchases the substantial majority of its Receivables at a discount. The yield on these Receivables is improved when recognition of the discount is accelerated through prepayment. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS - Asset/Liability Management". A decline in economic conditions could cause an increase in the number of foreclosures on properties that collateralize the Receivables and a reduction in the probable sales prices for property obtained through such action which could adversely affect the results of operations and financial position of the Consolidated Group.

	2.	Dependence Upon Metropolitan: All decisions with respect
to the day-to-day management of the Consolidated Group will be made exclusively by the officers of the respective companies, many of whom are also employees of Metropolitan and/or its subsidiaries.
The Consolidated Group has contracted with Metropolitan, for Metropolitan to provide principally all of the administrative services related to their general business administration, including those related to their Receivable activities. Metropolitan charges a fee for its services. The fee charged to the Consolidated Group relating to Receivable acquisition activities during the fiscal years ended September 30, 1995, 1994 and 1993 was $1,967,409,
$681,991, and $243,414, respectively.  See "BUSINESS" & "CERTAIN
TRANSACTIONS".

	Management considers these contractual arrangements to be more beneficial to the Consolidated Group than incurring the cost to duplicate these services internally. These contracts do not restrict any of the companies from obtaining these services from other sources and they may be terminated at any time. However, it is anticipated that these contracts will continue indefinitely. See "BUSINESS" & "CERTAIN TRANSACTIONS".

	3.	Conflicts of Interest: Many of the officers and directors
of Summit and its subsidiaries are also employees of Metropolitan, therefore certain conflicts of interest may arise between the companies. The officers and directors expect to devote as much time as necessary to the affairs of Summit and its subsidiaries. Summit and Old Standard may compete with Metropolitan and its subsidiaries in the acquisition of Receivables. Summit may compete with Metropolitan for the sale of securities, and Old Standard may compete with Metropolitan's insurance subsidiary for the sale of annuities.

	On September 9, 1994, Metropolitan sold Summit to National Summit Corp., a holding company wholly-owned by C. Paul Sandifur Jr. In fiscal 1995, Summit purchased MIS and Old Standard from Metropolitan, and commenced operations of Summit Property Development Inc. See "CERTAIN TRANSACTIONS". Mr. Sandifur is the President and has voting control of Metropolitan. Prior to these transactions, Mr. Sandifur had effective control of Summit and its subsidiaries through his control of Metropolitan. Following these transactions, Mr. Sandifur through National Summit Corp. continues to control Summit, and through Summit controls Summit's subsidiaries.

	Conflicts of interest are not anticipated to be substantially different from those which existed prior to these sales, such as conflicts in the time available to devote to Summit or its subsidiaries and conflicts with respect to securities sales and with respect to the selection of Receivables. Other conflicts may arise in the normal course of business transactions. Such potential additional conflicts cannot currently be identified with any certainty and therefore cannot be quantified at this time.
Purchasers of Certificates and Preferred Stock must, to a great extent, rely on the integrity and corporate fiduciary responsibilities of Summit's current and future officers and directors to assure themselves that they will not abuse their discretion in selecting Receivables for purchase by each company, and in making other business decisions.

	4.	Effect of Certain Insurance Regulations:  Insurance company
regulations restrict transfers of assets and the amount of dividends that the insurance subsidiaries may pay. Accordingly, to the extent of such restrictions, assets and earnings of the insurance subsidiaries are not available to Summit without special permission from the respective insurance commissioner in the insurance subsidiary's state of domicile. This restriction on dividends could affect Summit's ability to pay interest, retire certificates and pay Preferred Stock distributions. The total unrestricted statutory surplus of Old Standard was approximately $249,000 as of September
30, 1995.  See "BUSINESS-Regulation" & "CERTAIN TRANSACTIONS."

	5.	Use of Leverage and Related Indebtedness: Summit's primary
sources of new financing for its operations are the sale of certificates and preferred stock. See "BUSINESS-Method of Financing"
& "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION &
RESULTS OF OPERATIONS". Summit's principal sources of cash flow include Receivable payments and proceeds from the sale of certificates and preferred stock. To the extent Summit's cash flow is insufficient or unavailable for payment of certificates which mature during the period ending January 31, 1997, portions of the net proceeds from this Certificate and Preferred Stock offering may be used for such purpose. See "USE OF PROCEEDS". Approximately $7,851,000 in principal amount of certificates will mature between February 1, 1996 and January 31, 1997. The majority of Summit's certificates have been sold with a five year maturity. Summit has been operating for fewer than six full fiscal years. Therefore, it has not yet experienced significant levels of maturities of outstanding certificates. During the fiscal year ended September
30, 1995, its fifth full year of operation, 60% of Summit's maturing certificates were reinvested. The cash flow from the existing assets has been adequate during the past five years to satisfy the demand for payment of maturing certificates. Summit's ability to repay its other outstanding obligations, including those created by the sale of the securities described herein, may be contingent in part upon the success of future public offerings of certificates and preferred stock.

	6.	Effect of Life Insurance and Annuity Termination Rates:  An
increase in the number of annuity policy terminations will tend to negatively impact the insurance subsidiaries' earnings, (and in turn the Consolidated Group's earnings) by requiring the expensing of unamortized deferred costs related to policy surrenders. At
September 30, 1995, deferred policy acquisition costs on annuities were approximately 5.6% of annuity reserves. Surrender charges typically do not exceed 5% of the annuity contract balance at the contract's inception, and such charges decline annually from that rate. Annuity termination rates based upon results for the four months ended September 30, 1995, were approximately 12%. Management believes a reasonable estimate for future lapse rates to be 10%
(including 4% for death and partial withdrawal and 6% for basic surrenders and surrenders occurring in the year the surrender charge expires. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS" & "Note 12, Consolidated
Financial Statements".


7.	Investments in Receivables:

	Receivables Collateralized by Real Estate: The Consolidated Group is engaged in the purchase of Receivables which include Receivables collateralized by real estate. See "BUSINESS-Receivable Investments". All such Receivable investments are subject to a risk of payment default and loss in the event of foreclosure. The risk of default and loss can be affected by changes in economic conditions, property values, changes in zoning, land use, environmental laws and other legal restrictions, including restrictions on timing and methods of foreclosure. There is no assurance that these Receivables will be paid according to their terms, or that property values will be adequate to preclude loss in the event of a foreclosure. The Consolidated Group's underwriting is currently provided through Metropolitan. Metropolitan's investment underwriting procedure includes a review of demographics, market values, property appraisal, economy, and the buyer's credit.
 Through Metropolitan, the Consolidated Group buys these Receivables nationwide, allowing it to diversify its investments geographically into areas where the market trends and economic conditions may be favorable. Management believes that these procedures minimize the risk of default or loss in the event of foreclosure. However, there is no assurance that these procedures will be effective.

	Investments in Other Receivables: In addition to the purchase of Receivables collateralized by real estate, the Consolidated
Group, through Metropolitan, is engaged nationwide in the purchase of other types of Receivables including the purchase of annuities issued in the settlement of disputes, other types of annuities, lottery prizes, and other investments. All such Receivables are subject to the risk of default by the payor (frequently an unrelated insurance company, or in the case of lotteries, a state government).
 Unlike Receivables collateralized by real estate, these Receivables are generally not collateralized by a specific asset. The Consolidated Group's underwriting is currently provided through Metropolitan. Metropolitan's investment underwriting procedures vary with the type of investment and may include any or all of the following: a review of the credit rating of the payor, a review of corresponding state laws including the potential existence of a state insurance guaranty fund designed to protect annuity holders, and/or other relevant factors designed to evaluate the risk of the particular investment. Management believes that these procedures minimize the risk of loss in the event of a default. However, there is no assurance that these procedures will be effective to minimize the occurrence of any default. See "BUSINESS-Receivable
Investments". As of September 30, 1995, the Consolidated Group's Receivable investments consisted of the following:

	Percent			Type of Receivable
	_______			__________________

	78%				Receivables collateralized by Real Estate
	 2%				Annuities
	20%				Lotteries and Loans collateralized by
					Lotteries

As of September 30, 1995, the Consolidated Group's Receivable investments collateralized by real estate were principally located in the following regions:

	Percent			Region
	-------			------
	22%				Pacific Northwest (Washington, Alaska,
Oregon, Idaho and Montana)
	21%				Pacific Southwest (California, Nevada and
Arizona)
	18%				Southwest (Texas, Louisiana and New
Mexico)
	10% 				Southeast (Florida, Georgia, North
Carolina and South Carolina)
	29%				Other areas (of which no more than 3% were
located in any one state)

Relative to Certificates

	1.	Lack of Indenture Restrictions and Related Indebtedness:
The Indenture pursuant to which the Certificates are issued does not restrict Summit's ability to issue additional certificates or to incur other unsecured or collateralized debt. Neither does the Indenture require Summit to maintain any specified financial ratios, minimum net worth, minimum working capital or a sinking fund. The Certificates are senior in liquidation to all outstanding equity securities of Summit, are subordinate to Summit's collateralized debt and are on a parity with all other outstanding certificates, unsecured accounts payable and other unsecured accrued liabilities.
 As of September 30, 1995, Summit had approximately $105,000 of collateralized debt and related accrued interest. Also as of September 30, 1995, the principal and accrued interest on Summit's outstanding certificates was approximately $38,546,000.

	2.	Absence of Insurance and Guarantees: The Certificates are
not insured by any governmental agency (as are certain investments in financial institutions such as banks, savings and loans or credit unions) nor are they guaranteed by any public agency or private entity. It should also be noted that Summit is not subject to any generally applicable governmental limitations on its own borrowing.
In these respects, Summit is similar to other commercial enterprises which sell debt to public investors, but dissimilar to those financial institutions providing insurance against the risk of loss to investors. The investment risk of the Certificates is thus higher than the risk incurred by investors in such insured financial institutions.

	3.	Term Investment/Absence of Trading Market/Liquidity: There
is no trading market for the Certificates, and it is not anticipated that one will develop. The Certificates are not subject to redemption prior to maturity. Prepayments pursuant to the "prepayment on death" provision or upon mutual agreement between Summit and a Certificateholder will not constitute redemptions.
Prospective investors should carefully consider their needs for liquidity before investing in the Certificates and upon investing, should be prepared to hold the Certificates until maturity. See
"DESCRIPTION OF SECURITIES-Description of Certificates".

Relative to Preferred Stock

	1.	Limited Marketability of Shares: The Preferred Stock is
not listed, nor does management anticipate applying for a listing on any national or regional stock exchange and no independent public market for Preferred Stock is anticipated. The broker/dealer for this offering, MIS, operates a trading list to match buyers and sellers of Summit's preferred stock. Summit will use its best efforts to maintain the availability of this listing for the Preferred Stock offered hereunder. With limited exceptions, Summit has established a policy that all preferred shareholders must place their shares for sale on the trading list for 60 consecutive days before Summit will entertain a request for redemption. There is no assurance that the shares will be sold within the 60 day period.
There is no assurance that Summit will redeem the shares if they have not sold within the 60 day period. Therefore, a prospective purchaser should not rely on this in-house trading list or Summit's discretionary redemption provisions as assurance that such shares could ever be sold or redeemed. There can be no assurance that this system will continue to operate, or that it will provide liquidity comparable to securities traded on a recognized public stock exchange. See "DESCRIPTION OF PREFERRED STOCK-Redemption of
Shares".

	2.	Limitations on Redemption and Restrictions on
Distributions: Preferred Stock is designed as a long-term investment in the equity of Summit, not as a short-term liquid investment. The Preferred Stock is redeemable under limited circumstances solely at the option of Summit. In addition, Summit may not purchase or acquire any shares of Preferred Stock in the event that cumulative dividends thereon have not been paid in full except pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Stock. See "DESCRIPTION OF PREFERRED STOCK-Redemption of Shares".

	3.	Effect of Certain Subordination and Liquidation Rights:
The liquidation preference of Preferred Stock offered herein is $100 per share. In the event of liquidation of Summit, all shares of Series S Preferred Stock, including shares of additional sub-series which may subsequently be authorized and sold, are on a parity. Preferred Stock is subordinate to all outstanding debt of Summit including its Certificates. Preferred Stock is preferred in liquidation to Summit's common stock. As of September 30, 1995, total assets of Summit were approximately $96,347,000 and the total liabilities of Summit ranking senior in liquidation preference to Preferred Stock were approximately $92,440,000, and the total liquidation preference of all outstanding shares of Series S preferred stock was approximately $3,562,000.

	The preference in liquidation would not necessarily be applicable to terms afforded Preferred Stock in the event of other extraordinary corporate events such as the sale of substantially all its assets, capital restructuring, merger, reorganization and bankruptcy. The outcome in such events could be subject to negotiation among all interested parties and/or court determinations and are not presently determinable. In such circumstances, Preferred Stock would not necessarily enjoy any preference over terms available to common stock, or even be as favorable.

	4.	Control by Common Shareholders: The Common Stock is the
only class of Summit's stock carrying voting rights. Common stockholders now hold, and upon completion of this offering will continue to hold, effective control of Summit except as described below. The Board resolution authorizing the Preferred Stock provides that in the event distributions payable on any shares of preferred stock, including the Preferred Stock offered hereunder, are in arrears in an amount equal to twenty-four full monthly dividends or more per share, then the holders of Preferred Stock and all other outstanding preferred stock shall be entitled to elect a majority of the Board of Directors of Summit. Preferred Stock shareholders may also become entitled to certain other voting rights as required by law. See "DESCRIPTION OF PREFERRED STOCK-Voting
Rights".

	5.	Federal Income Tax Considerations: Under the current
Federal Income Tax Code, to the extent that Summit may not have current or accumulated earnings and profits as computed for federal income tax purposes, Summit believes that distributions made with respect to Preferred Stock would be characterized as tax free returns of capital for federal income tax purposes. Summit is unable to predict the future character of its distributions. Purchasers are advised to consult their own tax advisors with respect to the federal income tax treatment of distributions. See "DESCRIPTION OF PREFERRED STOCK-Federal Income Tax Consequences of Distributions".

	DESCRIPTION OF SECURITIES

Description of Certificates

	The Certificates will be issued under an Indenture, as amended, dated as of November 15, 1990, between Summit and West One Bank,
Idaho, N.A., as Trustee (the "Trustee"). The following statements under this caption relating to the Certificates and the Indenture are summaries and do not purport to be complete. Such summaries are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture. A copy of the Indenture is filed as an exhibit to the Registration
Statement of which this Prospectus is a part and is available for inspection at the principal office of Summit.

General

	The Certificates will represent general unsecured obligations of Summit and will be issued in fully registered form without coupons, in fractional denominations of $0.01 or more. The Certificates will have the minimum investment amounts, maturities and the interest rates set forth on the cover page of this Prospectus. The stated interest rates, maturities, and minimum investment amounts of unissued Certificates may be changed at any time by Summit. Any such change will have no effect on the terms of the previously sold Certificates.

	Summit is currently exploring an alternative means of certificate registration commonly known as "book entry". A book entry method of registration eliminates the need for a negotiable certificate. Instead, a receipt for the investment would be issued and record of the investment would be maintained by Summit.

	Certificates may be transferred or exchanged for other Certificates of the same series of a like aggregate principal amount, subject to the limitations set forth in the Indenture. No service charge will be made for any transfer or exchange of Certificates. Summit may require payment of taxes or other governmental charges imposed in connection with any such transfer or exchange. Interest will accrue at the stated rate from the date of issue until maturity. The Certificates are not convertible into capital stock or other securities of Summit.

	The Certificates are not subject to redemption prior to maturity, but may be prepaid pursuant to the prepayment on death provision described below or in limited circumstances involving an investor's demonstrated financial hardship, subject to regulatory restrictions affecting redemptions and exchanges of securities during an offering. Summit may, in its sole discretion, entertain a request for an early payout of a Certificate upon terms mutually agreed to by the holder of the Certificate and Summit. Such early payout requests, when received, are reviewed in the order received and are subject to review by Summit's executive management.

Payment of Principal and Interest

	Interest will be payable in cash to the Certificateholder(s) under one of several plans of interest payment. The purchaser may elect to have interest paid on a monthly, quarterly, semiannual or annual basis, without compounding or elect to accumulate interest with compounding semiannually at the stated interest rate. Certificateholders make the interest payment election at the time of purchase of the Certificates. The interest payment election may be changed at any time by written notice to Summit. Under the compounding option, the Certificateholder(s), upon written notice to Summit, may withdraw the interest accumulated during the last two completed semiannual compounding periods as well as the interest accrued from the end of the last compounding period to the date Summit receives the notice. Amounts compounded prior to the last two completed compounding periods are available only at maturity.

	At the election of the Certificateholder at the time of investment, and subject to the minimum term and investment requirements set forth on the cover page of this Prospectus, level monthly installments comprised of principal and interest will be paid to the Certificateholder commencing 30 days from the issue date of the Certificate until maturity. The amount of each installment will be determined by the amortization term designated by the Certificateholder at the time the Certificate is purchased.

	Certificateholders will be notified in writing approximately 30 days prior to the date their Certificates will mature. The amounts due on maturity are placed in a separate bank trust account until paid to the Certificateholder(s). Certificates do not earn interest after the maturity date. Unless otherwise requested by the Certificateholder, Summit will pay the principal and accumulated interest due on the matured certificate to the Certificateholder(s) at Summit's main office, or by mail to the address designated by the Certificateholder(s).




Prepayment on Death

	In the event of the death of a registered owner of a Certificate, any party entitled to receive some or all of the proceeds of the Certificate may elect to have his or her portion of the principal and any accrued but unpaid interest prepaid in full in five consecutive equal monthly installments. Interest will continue to accrue on the declining principal balance of such portion. No interest penalties will be assessed. Any request for prepayment shall be made to Summit in writing and shall be accompanied by the Certificate and evidence satisfactory to Summit of the death of the registered owner or joint registered owner. Before prepayment, Summit may require the submission of additional documents or other material which it may consider necessary to determine the portion of the proceeds the requesting party is entitled to receive, or assurances which, in Summit's discretion, it considers necessary to the fulfillment of its obligations.

Related Indebtedness

	The Indenture pursuant to which the Certificates are issued does not restrict Summit's ability to issue additional Certificates or to incur other debt. The Indenture does not require Summit to maintain any specified financial ratios, minimum net worth or minimum working capital. Certificates will not be guaranteed or insured by any governmental or private agency. The Certificates offered hereby are senior in liquidation to all outstanding equity securities of Summit. They are subordinate to Summit's collateralized debt and are on a parity with all other outstanding certificates, unsecured accounts payable and accrued liabilities. The amount of outstanding certificates on September 30, 1995, (including compound and accrued interest) was approximately $38,546,000. There are no limitations on Summit's ability to incur collateralized debt. Collateralized debt outstanding on that date of approximately $105,000 (principal and accrued interest) consisted primarily of senior liens on the real estate collateral for Summit's real estate Receivables.

Concerning the Trustee

	West One Bank is the Indenture Trustee (the "Trustee"). The Trustee, is obligated under the Indenture to oversee, and if necessary, to take action to enforce fulfillment of Summit's obligations to Certificateholders. The Trustee is a national banking association headquartered in Boise, with a combined capital and surplus in excess of $350,000,000. Summit and certain of its affiliates may maintain deposit accounts with and may, from time to time, borrow money from the bank and conduct other banking transactions with it. At September 30, 1995 and as of the date of this Prospectus, no loans from the Trustee were outstanding. In the event of default, the Indenture permits the Trustee to become a creditor of Summit and does not preclude the Trustee from enforcing its rights as a creditor, including rights as a holder of collateralized indebtedness. West One has informed Summit of its intent to withdraw as Trustee. Summit is currently negotiating with several qualified businesses to substitute for West One as Trustee. It is not anticipated that this change will have any impact on Summit or its Certificates.

Rights and Procedures in the Event of Default

	Events of Default include the failure of Summit to pay interest on any Certificate for a period of 30 days after it becomes due and payable; the failure to pay the principal or any required installment thereof of any Certificate when due; the failure to perform any other covenant in the Indenture for 60 days after notice; and certain events in bankruptcy, insolvency or reorganization with respect to Summit. Upon the occurrence of an Event of Default, either the Trustee or the holders of 25% or more in principal amount of Certificates then outstanding may declare the principal of all the Certificates to be due and payable immediately.

	The Trustee must give the Certificateholders notice by mail of any default within 90 days after the occurrence of the default, unless it has been cured or waived. The Trustee may withhold such notice if it determines in good faith that such withholding is in the best interest of the Certificateholders, except if the default consists of failure to pay principal or interest on any Certificate.

	Subject to certain conditions, any such default, except failure to pay principal or interest when due, may be waived by the holders of a majority (in aggregate principal amount) of the Certificates then outstanding. Such holders will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any power conferred on the Trustee, except as otherwise provided in the Indenture. The Trustee may require reasonable indemnity from holders of Certificates before acting at their direction.

	Within 120 days after the end of each fiscal year Summit must furnish to the Trustee a statement of certain officers of Summit concerning their knowledge as to whether or not Summit is in default under the Indenture.

Modification of the Trust Indenture

	Certificateholders' rights may be modified with the consent of the holders of 66 2/3% of the outstanding principal amounts of Certificates, and 66 2/3% of each series affected. In general, no adverse modification of the terms of payment and no modification reducing the percentage of Certificates required for modification is effective against any Certificateholder without his or her consent.

Restrictions on Consolidation, Merger, etc.

	Summit may not consolidate with or merge into any other corporation or transfer substantially all its assets unless either Summit is the continuing corporation formed by such consolidation, or into which Summit is merged, or the person acquiring by conveyance or transfer of such assets shall be a corporation organized and existing under the laws of the United States or any state thereof which assumes the performance of every covenant of Summit under the Indenture and certain other conditions precedent are fulfilled. The Indenture contains no other provisions or covenants which afford holders of the Certificates special protection in the event of a highly leveraged buyout transaction.

DESCRIPTION OF CAPITAL STOCK

	The authorized capital of Summit consists of 2,000,000 shares of Common Stock ($10.00 par value), and 10,000,000 shares of Series
S Preferred Stock ($10.00 par value), from which 185,000 shares of Series S-1 and 150,000 shares of Series S-2 have been authorized.
See "Consolidated Financial Statements".

Relative Rights of Common Stock

	Holders of shares of Common Stock are entitled to one vote per share on all matters to be voted on by the shareholders. Subject to the rights of preferred shareholders', if any, the holders of Common Stock are entitled to receive such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available, and upon liquidation or dissolution of Summit are entitled to receive all assets available for distribution to common shareholders. The Common Stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of Common Stock are fully paid and nonassessable. Currently, National Summit Corp. holds 100% of the Common Stock of Summit. See "CERTAIN TRANSACTIONS".

DESCRIPTION OF PREFERRED STOCK

	This offering consists of 150,000 shares of Variable Rate Cumulative Preferred Stock, Series S-2 (hereinafter referred to as "Preferred Stock"). All of the shares of Preferred Stock offered by Summit, hereby, when issued and sold against the consideration set forth in this Prospectus will be validly issued, fully paid and nonassessable. The relative rights and preferences of Preferred Stock have been fixed and determined by the Board of Directors of Summit and are set forth in the Preferred Stock Authorizing Resolution (the "Authorizing Resolution"). Preferred Stock is issued in Book Entry form. Investments in Preferred Stock are evidenced by receipts and not by negotiable stock certificates.

	The following statements relating to the Preferred Stock are summaries and do not purport to be complete and are qualified in their entirety by reference to the Authorizing Resolution, a copy of which has been filed with the Commission as an exhibit to the Registration Statement of which this Prospectus is a part, and is available for inspection at the principal office of Summit.

Distributions

	Distributions on Preferred Stock are cumulative and are to be declared monthly on the first business day of the month payable to the shareholders of record as of the fifth calendar day of each month. Distributions are to be paid in cash on the twentieth calendar day of each month in an amount equal to the offering price of $100 per share multiplied by the distribution rate divided by twelve. The distribution rate will be the "Applicable Rate" as defined herein subject to the authority of Summit's Board of Directors to authorize, by resolution, a higher rate.

	The Applicable Rate for any monthly distribution period cannot be less than 6% or greater than 14% per annum. The Applicable Rate for any monthly distribution period shall be (i) the highest of the three-month U.S. Treasury Bill Rate, the Ten-Year Constant Maturity Rate and the Twenty-Year Constant Maturity Rate (each as more fully described in the Authorizing Resolution), (ii) plus one half of one percentage point. Each of the above three rates shall be calculated as the arithmetic average of the two most recent weekly per annum yields as published weekly by the Federal Reserve Board during the Calendar Period immediately prior to the ten calendar days immediately preceding the first day of the distribution period for which the distribution rate on Preferred Stock is being determined. Should Summit determine in good faith that one or more of such rates cannot be determined for any distribution period, then the Applicable Rate of such period shall be the higher of whichever of such rates can be so determined, plus one half of one percentage point. Should Summit determine in good faith that none of such rates can be determined for any distribution period, then the Applicable Rate in effect for the preceding distribution period shall be continued for such distribution period. The distribution rate for each monthly distribution period shall be calculated as promptly as practical by Summit. Summit will cause notice of the distribution rate to be enclosed with the next mailed distribution payment check. In making such calculation, the 3-month U.S.
Treasury Bill Rate, Ten-Year Constant Maturity Rate and Twenty-Year Constant Maturity Rate shall each be rounded to the nearest five hundredths of a percentage point.

	Summit's Board of Directors has adopted a resolution to authorize a distribution rate on the Preferred Stock at two percentage points higher than the Applicable Rate. Such higher distribution rate will continue from month to month until the Board elects to terminate it. The Board may increase, decrease or eliminate the additional points at any time, in its sole discretion.

Restrictions on Distributions

	Summit may not declare or pay a distribution on any share of Preferred Stock for any distribution period unless, at the same time, a like distribution shall be declared or paid on all shares of preferred stock then issued and outstanding and entitled to receive distributions. See "CAPITALIZATION".

	So long as any shares of Preferred Stock are outstanding, and unless the full cumulative dividends on all outstanding preferred shares shall have been paid or declared and set apart for all past dividend periods, Summit may not: (i) declare or pay or set aside for payment any dividend (other than a dividend in common stock or in any other stock ranking junior to Preferred Stock as to dividends and upon liquidation and other than as provided in the foregoing paragraph); (ii) declare or pay any other distribution upon common stock or upon any other stock ranking junior to or on a parity with Preferred Stock as to dividends or upon liquidation; or (iii) redeem, purchase or otherwise acquire common stock or any other stock of Summit ranking junior to or on a parity with Preferred
Stock as to dividends or upon liquidation for any consideration (or pay or make available any funds for a sinking fund for the redemption of any shares of any such stock) except by conversion into or exchange for stock of Summit ranking junior to Preferred Stock as to dividends and upon liquidation.

	Summit may make distributions ratably on the shares of Preferred Stock and shares of any stock of Summit ranking on a parity therewith with regard to the payment of dividends, in accordance with the sums which would be payable on such shares if all dividends, including accumulations, if any, were declared and paid in full. As of the date hereof, no dividends on Summit's preferred stock are in arrears. No interest will be paid for or on account of any unpaid dividends.

Liquidation Rights

	In the event of any voluntary or involuntary liquidation, dissolution or winding up of Summit, the holders of shares of Preferred Stock will be entitled to receive out of the assets of Summit available for distribution to stockholders, before any distribution of assets is made to holders of common stock or any stock of Summit ranking, upon liquidation, junior to Preferred Stock, liquidating distributions in the amount of $100 per share plus declared and unpaid dividends. Preferred Stock is junior in liquidation to outstanding debt of Summit. As of September 30, 1995, the total liabilities of Summit ranking senior in liquidation preference to Preferred Stock were approximately $92,440,000. See "BUSINESS-Regulation". There are no limitations on Summit's ability to incur additional secured indebtedness. See "CAPITALIZATION" & "CERTAIN INVESTMENT CONSIDERATIONS-Risk Factors".

	The Preferred Stock Authorizing Resolution provides that, without limitation, the voluntary sale, lease or conveyance of all or substantially all of Summit's property or assets to, or its consolidation or merger with, any other corporation shall not be deemed to be a liquidation, dissolution or winding up of Summit.
If, upon any voluntary or involuntary liquidation, dissolution or winding up of Summit, the amounts payable with respect to Preferred Stock and any other shares of stock of Summit ranking as to any such distribution on a parity with Preferred Stock are not paid in full, the holders of Preferred Stock and of such other shares will share ratably in any such distribution of assets of Summit in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by Summit.

Redemption of Shares

	Upon call by Summit: . . . Subject to regulatory restrictions affecting redemptions during an offering, the shares of Preferred Stock are redeemable, in whole or in part, only at the option of Summit at a redemption price of $100 per share plus declared and unpaid dividends to the date fixed for redemption. In the event that fewer than all of the outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by Summit and the shares to be redeemed shall be determined by such method as Summit, in its sole discretion, deems to be equitable.

	Discretionary Redemption Upon Request of the Holder: . . . As provided in the Preferred Stock Authorizing Resolution, the shares of Preferred Stock are not redeemable at the option of the holder. If, however, Summit receives an unsolicited written request for redemption of a block of shares from any holder, Summit may, in its sole discretion, subject to regulatory restrictions affecting redemptions during an offering, and subject to the limitations described below, accept such shares for redemption. Such redemption requests are reviewed in the order received, and are subject to review by Summit's executive management. Any shares so tendered, which Summit in its discretion, allows for redemption shall be redeemed by Summit directly, (and not from or through a broker or dealer), at a price equal to $97 per share, plus any declared but unpaid dividends to date if redeemed during the first year after the date of original issuance and $99 per share plus any declared but unpaid dividends if redeemed thereafter. Summit may change such optional redemption prices at anytime with respect to unissued shares of Series S.

	There can be no assurance that Summit's financial condition will allow it to exercise its discretion to accept any particular request for redemption of Preferred Stock. Summit will not redeem any such shares tendered for redemption if to do so would, in the opinion of Summit's management, be unsafe or unsound in light of Summit's financial condition (including its liquidity position); if payment of interest or principal on any outstanding instrument of indebtedness is in arrears or in default; or if payment of any dividend on Preferred Stock or share of any stock of Summit ranking at least on a parity therewith is in arrears as to dividends. In the event that cumulative dividends on Preferred Stock have not been paid in full, Summit may not purchase or acquire any shares of Preferred Stock otherwise than pursuant to a purchase or exchange offer made on the same terms to all holders of Preferred Stock.

	The Preferred Stock is not expected to be traded on any national or regional stock exchange and no independent public market for Preferred Stock is anticipated. Management does not anticipate applying for a listing for such public trading. The broker-dealer for this offering, MIS, maintains a trading list to match buyers and sellers of preferred stock. Summit will use its best efforts to maintain the availability of this listing for the Preferred Stock offered hereunder following completion of this offering. With limited exceptions, Summit has established a policy that all preferred shareholders including holders of the Preferred Stock offered herein, must place their shares for sale on the trading list for 60 consecutive days before Summit will entertain a request for redemption.

Voting Rights

	The Preferred Stock has no voting rights except as provided in the Authorizing Resolution and except as required by Idaho State Law regarding amendments to Summit's Articles of Incorporation which adversely affect holders of such shares as a class and requires approval of a majority of the outstanding shares entitled to vote.

	The Authorizing Resolution provides that holders of Preferred Stock, together with the holders of Summit's other preferred stock hereafter authorized, voting separately and as a single class, shall be entitled to elect a majority of the Board of Directors of Summit in the event that distributions payable on any shares of Preferred Stock shall be in arrears in an amount equal to twenty-four full monthly dividends or more per share. Such right will continue until all distributions in arrears have been paid in full.

Federal Income Tax Consequences of Distributions

	The following discussion of the federal income tax consequences of distributions is based upon the Internal Revenue Code of 1986 as amended (the "Code"), existing Treasury regulations, current published administrative positions of the Internal Revenue Service
(the "Service") contained in revenue rulings, revenue procedures and notes and existing judicial decisions. No assurance can be given that legislative or administrative changes or court decisions may not be forthcoming that could significantly modify the statements in this discussion. Any such changes may or may not be retroactive with respect to transactions effected prior to the date of such changes.

	Distributions made to the holders of Preferred Stock will either be taxable or not depending, in part, on the extent to which they are made out of current or accumulated earnings and profits of Summit as calculated for federal income tax purposes. To the extent, if any, that distributions made by Summit to the holders of Preferred Stock exceed current and accumulated earnings and profits of Summit, such distributions will be treated first as a tax-free return of capital, reducing the holder's basis in Preferred Stock (not below zero) and thereafter as capital gains (provided Preferred Stock is held by the holder as a capital asset).

	Summit believes that the majority of the distributions on its outstanding common and preferred stock were tax free returns of capital for federal income tax purposes in calendar 1994. Summit is currently unable to predict the character of its distributions for calendar 1995, or for future years.

 	Prospective purchasers are advised to consult their own tax advisor with respect to the income tax treatment or any distribution made with respect to the Preferred Stock.

	Distributions paid with respect to Preferred Stock, whether deemed to be dividends, return of capital, or capital gains for federal income tax purposes will result in the same federal income tax consequences to Summit as other payments of dividends. These distributions are not deductible by Summit under current tax law. Additionally, distributions to foreign taxpayers are subject to special rules not discussed herein.

Transfer Agent and Registrar

	Metropolitan acts as Transfer Agent and Registrar for Summit's Certificates and capital stock, including its Preferred Stock.

LEGAL MATTERS

	LEGAL OPINION

	The legality of the Certificates and Preferred Stock being offered hereby is being passed upon for Summit by Susan A. Thomson, Esq., who is Assistant Corporate Counsel for Summit, and Vice President and legal counsel for MIS, and also employed by Metropolitan as its Assistant Corporate Counsel and Vice President.

	LEGAL PROCEEDINGS

	There are no material legal proceedings or actions pending or threatened against Summit, or to which its property is subject.

EXPERTS


	The consolidated balance sheets of Summit and its subsidiaries as of September 30, 1995 and 1994 and the consolidated statements of income, stockholder's equity and cash flows for each of the three years in the period ended September 30, 1995 included in this Prospectus, have been included herein in reliance on the report, which includes an explanatory paragraph describing changes in the methods of accounting for repossessed real property and income taxes in fiscal 1993, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

	The financial statements of Old Standard as of September 30, 1994 and December 31, 1993 and for the periods then ended included in this Prospectus have been included herein in reliance on the report, which includes an explanatory paragraph describing changes in Old Standard's methods of accounting for its investment in certain debt securities, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

PLAN OF DISTRIBUTION

	The Certificates and Preferred Stock are offered directly to the public on a continuing best efforts basis through MIS which is a subsidiary of Summit. Accordingly, the offering has not received the independent selling agent review customarily made when an unaffiliated selling agent offers securities. MIS is the exclusive selling agent for the publicly issued securities of Summit. No commission or other expense of the offering will be paid by the purchasers of the Certificates or Preferred Stock. A commission will, however, be paid by Summit on most Certificate purchases in the maximum amount of 6% of the Certificate price, depending on the term of the Certificate and whether or not the transaction is a reinvestment or new purchase. A commission in the maximum amount of 6% of the offering price will also be paid by Summit on most Preferred Stock purchases. Certificates are offered only for cash or cash equivalents. Preferred Stock is offered for cash or other consideration acceptable to Summit as determined by the Board of Directors. MIS will transmit such funds or other consideration directly to Summit by noon of the next business day after receipt. Summit will also pay certain other expenses in connection with the offering. During the three fiscal years ended September 30, 1995, MIS received commissions of $662,299 from Summit on sales of approximately $29,343,000 of Summit's certificates and preferred stock. Preferred Stock was sold for the first time during 1994.

	MIS is a member of the National Association of Securities Dealers, Inc. (NASD). As such, Schedule E of the Bylaws of the NASD applies and requires, in part, that a qualified independent underwriter be engaged to render an opinion regarding the fairness of the interest rates to be paid on the Certificates and the fairness of the pricing of the Preferred Stock offered through this Prospectus. Accordingly, MIS has obtained an opinion from Welco Securities, Inc., an NASD member, ("Welco") that the interest rates on the Certificates using a formula tied to corresponding interest rates paid by the U.S. Treasury and regional financial institutions meets this fairness objective based on conditions and circumstances existing as of the date of the Prospectus. A similar opinion has been obtained from Welco, which states that the offering price of the Preferred Stock meets the fairness objective based on conditions and circumstances, existing as of the date of the Prospectus.
Summit undertakes to maintain the interest rates on Certificates no lower than those recommended by Welco based on the formula. Accordingly, the yield at which the Certificates will be distributed will be no lower than that recommended by Welco and the price offered for the Preferred Stock will be no higher than Welco would have independently recommended. Welco has assumed the responsibilities of acting as the qualified independent underwriter in pricing the offering and conducting due diligence. For performing its functions as a qualified independent underwriter with respect to the Certificates and Preferred Stock offered hereunder, Welco is to be paid $45,000 in fees and $10,000 in non-accountable expenses plus its accountable expenses, which are not expected to exceed $2,500.

	There is not now and Summit does not expect that there will be a public trading market for the Certificates or Preferred Stock in the future. MIS does not intend to make a market for the Certificates or Preferred Stock. However, MIS undertakes to maintain a list of persons willing to sell or purchase outstanding series of preferred stock of Summit. Summit will use its best efforts to maintain the availability of this listing for Preferred Stock offered hereunder following completion of this offering. See "CERTAIN INVESTMENT CONSIDERATIONS-Risk Factors-Limited
Marketability of Shares".

	MIS may enter into selected dealer agreements with and reallow to certain dealers who are members of the NASD, and certain foreign dealers who are not eligible for membership in the NASD, a commission of up to 6% of the principal amount of Certificates and Preferred Stock sold by such dealers. After the commencement of the offering, the commissions and reallowances, if any, may be lowered.

USE OF PROCEEDS

Certificate Proceeds . . . . If all of the Certificates are sold,
Summit expects net proceeds from this Certificate offering of $37,600,000 to $40,000,000 before deducting offering expenses estimated at $173,000 (combined total for both Certificates and Preferred Stock) and after sales commissions. There can be no assurance, however, that any of the Certificates can be sold. Sales commissions will range up to $2,400,000 (6%) depending on maturities of Certificates sold and whether sales are reinvestments or new purchases. See "BUSINESS-Method of Financing".

Preferred Stock Proceeds . . . .If all of the Preferred Stock is
sold, Summit expects net proceeds from this Preferred Stock offering of $14,100,000 to $15,000,000 before deducting offering expenses estimated at $173,000 (combined total for both Certificates and Preferred Stock) and after sales commissions of up to $900,000 (6%), assuming all of the Preferred Stock is sold. There can be no assurance, however, that any of the Preferred Stock can be sold.
See "BUSINESS-Method of Financing".

	In conjunction with the other funds available to it through operations and/or borrowings, Summit will utilize the proceeds of the Certificates and Preferred Stock offerings for funding investments in Receivables, and other investments, which may include investments in subsidiaries and the acquisition of other companies, and the commencement of new business ventures. The Consolidated Group continues to evaluate possible acquisition candidates, but presently is only in preliminary discussions with any such candidates. To the extent internally generated funds are insufficient or unavailable for the retirement of maturing certificates through the period ending January 31, 1997, and for payment of operational expenses and preferred stock dividend requirements, portions of the net proceeds of this offering may also be used for such purposes. Approximately $7,851,000 in principal amount of debt securities will mature between February 1, 1996 and January 31, 1997 with interest rates ranging from 6.5% to 10% and averaging approximately 9.5% per annum. See Note 7 to the Consolidated Financial Statements and "Certain Investment Considerations-Risk Factors".

	Management anticipates that some of the proceeds of this offering will be invested in money market funds, bank repurchase agreements, commercial paper, U.S. Treasury Bills and similar short-term investments until used as stated above. Due to Summit's inability to accurately forecast the total amount of Certificates or Preferred Stock to be sold pursuant to this offering, no specific amounts have been allocated for any of the foregoing purposes.

	CIRCULAR DIAGRAM OF USE OF PROCEEDS REFER TO GRAPH APPENDIX ITEM 1

CAPITALIZATION

	The following table sets forth the capitalization of the Consolidated Group at September 30, 1995:

DEBT PAYABLE

Real estate contracts and
mortgage notes payable
7% to 9.5%, due 1995 to 2009	$    104,636
		-----------
INVESTMENT CERTIFICATES

Investment Certificates,
Maturing 1995 to 2000,
at 6% to 11%	33,724,658
Compound and accrued interest	4,821,238
		-----------
Total Investment Certificates	38,545,896
		-----------
STOCKHOLDERS' EQUITY
Preferred Stock, $10 par:
10,000,000 shares authorized;
35,622 shares issued and
outstanding (liquidation preference
$3,562,220)	356,222

Common Stock, $10 par:
2,000,000 shares authorized;
10,000 shares issued and
outstanding	100,000

Additional paid-in capital	1,786,991
Retained earnings	1,675,738
Net unrealized losses
on investments	(11,884)
		----------
Total Stockholders' Equity	3,907,067
		----------
Total Capitalization	$42,557,599
		==========


      	SUMMIT SECURITIES, INC.
	SELECTED CONSOLIDATED FINANCIAL DATA

	The consolidated financial data shown below as of September 30, 1995 and 1994 and for the years ended September 30, 1995, 1994 and 1993(other than the ratio of earnings to fixed charges and preferred stock dividends) have been derived from, and should be read in conjunction with, Summit's consolidated financial statements, related notes, and Management's Discussion and Analysis of
Financial Condition and Results of Operations appearing elsewhere herein. The financial data shown as of September 30, 1993, 1992 and 1991 and for the year ended September 30, 1992 and 1991 have been derived from audited financial statements not included herein.  The consolidated financial statements as of and for the years ended September 30, 1995, 1994 and 1993 have been audited by Coopers &
Lybrand L.L.P.  The consolidated financial statements as of and for the years ended September 30,
1992, and 1991 have been audited by BDO Seidman.



	Year Ended  	Year Ended	Year Ended	Year Ended	Year Ended
	September 30,	September 30,	September 30,	September 30,	September, 30

	1995	1994	1993	1992	1991
INCOME STATEMENT
DATA:

Revenues	$ 9,576,615	$3,395,252	$ 2,815,624	$ 2,435,843	$1,026,405
			===========	==========	==========	==========	==========
Income before
extraordinary item	$   587,559	$  264,879	$   283,107	$   611,595	$  238,205
Extraordinary item (1)			--	--	--	49,772	--
			-----------	----------	----------	----------	----------
Net Income			587,559	264,879	   283,107	   661,367	    238,205
Preferred Stock Dividends			(309,061)	(2,930)	--	--	--
		-----------		----------	----------	----------	----------
Income Applicable to Common
Stockholders		  $   278,498		$  261,949	$   283,107	$   661,367	$  238,205
			===========	==========	==========	==========	==========

Per Common Share:
Income before
extraordinary
item		$     27.85	$    13.47	$     14.15	$     30.58	$    11.91
Extraordinary item (1)			--	--	-- 		2.49	--
		-----------		----------	----------	----------	----------
Income applicable to
common stockholders	$     27.85	$    13.47	$     14.15	$     33.07	$    11.91
			===========	==========	==========	==========	==========
Weighted average number
of common shares
outstanding			10,000	19,445	20,000	20,000	20,000
		===========	==========	==========	==========	==========
Ratio of Earnings
to Fixed Charges and
Preferred Stock Dividends			1.11	1.16	1.24	1.53		1.37

BALANCE SHEET DATA:
Due from/(to) affiliated
companies, net	$ 1,960,104	$   267,735	$ 1,710,743	$  (400,365)	$(5,528,617)
Total Assets	$96,346,572	$35,101,988	$25,441,605	$17,696,628	$16,718,823
Debt Securities
and Other
Debt Payable		$38,650,532	$31,212,718	$21,982,078	$14,289,648	$ 8,451,106
Stockholders' Equity		$ 3,907,067	$3,321,230	$3,188,024	$2,904,917	$2,243,550

(1) Benefit from utilization of net operating loss carryforwards.

	Management's Discussion and Analysis of Financial
	Condition and Results of Operations
	For the Three Fiscal Years Ended September 30, 1995

Introduction

	Summit's operations for the fiscal year ended September 30, 1995 benefited from the acquisition of and start-up of several new operating subsidiaries. MIS was acquired from Summit's former parent company in January, 1995. At the same time, Summit established a property development subsidiary. Summit acquired Old Standard from Summit's former parent company on May 31, 1995. Of these transactions, the largest was the acquisition of Old Standard. As of September 30, 1995, Old Standard had total assets of approximately $54.1 million. See Note 1 to the Financial Statements. During the fiscal year ended September 30, 1995, MIS, Summit Property Development and Old Standard contributed gross revenues of $1.2 million, $1.3 million, and $1.4 million, respectively, to the Consolidated Group. For the same period, Summit Property Development and Old Standard contributed operating income of approximately $118,000 and $86,000 ,respectively, to the Consolidated Group. The operating income of MIS was not significant after intercompany eliminations.

Results of Operations

	Revenues of the Consolidated Group increased to approximately $9.6 million in 1995 from approximately $3.4 million in 1994, and approximately $2.8 million in 1993. The growth in revenues from 1994 to 1995 is attributable to an increase in investment earnings on outstanding Receivables due largely to the acquisition of Old Standard along with gains realized on the sale of a portion of the Receivable portfolio. Additionally in 1995, the Consolidated Group realized approximately $2.6 million in fee, commission and service revenues from its newly acquired and newly formed subsidiaries. The growth in revenues from 1993 to 1994 is attributable primarily to increased investment earnings on additional outstanding Receivables along with gains realized on the sale of a portion of the Receivable portfolio. These increases were offset partially, in 1994, by a reduction in revenues associated with the sale of repossessed property. The Consolidated Group has increased its investment in Receivables, collateralized by real estate, to approximately $60.1 million at September 30, 1995 from $27.3 million at September 30, 1994, and $19.5 million at September 30, 1993. Additionally, the Consolidated Group has begun investing in annuities and lottery prizes with a total outstanding investment as of September 30, 1995 of $ 16.9 million.

	Net income before preferred stock dividends for the fiscal year ended September 30, 1995 was approximately $588,000 compared to $265,000 in 1994 and $283,000 in 1993. The increase from 1994 to
1995 was primarily the result of increased gains on the sale of Receivables, an increase in the margin between interest sensitive income and interest sensitive expense caused largely by the acquisition of Old Standard, and increased fees, commissions and service revenues from MIS and Summit Property Development, Inc.
which were only partially offset by increases in salaries and benefits, commissions and other operating expenses. The relatively small decrease in net income from 1993 to 1994 was the result of Summit being able to realize gains on the sale of Receivables, improve other income sources and reduce operating expenses, all of which were necessary as Summit experienced a reduced margin between interest sensitive income and interest sensitive expense along with an increase in the provision for losses on real estate assets.

	Since the date of its incorporation through approximately the end of calendar year 1993 and again in 1995, Summit generally benefited from a declining interest rate environment with lower money costs and relatively consistent yields on Receivables. In addition, a declining rate environment positively impacted earnings by increasing the value of the portfolio of predominantly fixed rate Receivables. This was evident in 1995 and 1994 as Summit was able to realize gains of $512,500 and $171,756, respectively, from the sale of Receivables. Higher levels of prepayments in the Receivable portfolio were experienced during the years 1992 through 1995, allowing Summit to recognize unamortized discounts on Receivables at an accelerated rate. During 1994 and continuing in 1995, Metropolitan, Summit's former parent and the primary supplier of Receivables, began charging the Consolidated Group underwriting fees associated with Receivable acquisitions. The charging of the underwriting fee results in a somewhat lower yield over the life of the newly acquired Receivables. However, management believes the yield to be favorable in comparison to other investment opportunities. See "BUSINESS-Investment in Receivables".

	Maintaining efficient collection efforts and minimizing delinquencies in the Consolidated Group's Receivable portfolio are ongoing management goals. During 1995, the Consolidated Group realized a gain on the sale of repossessed real estate of approximately $6,300 compared to a gain of $12,300 in 1994 and a loss of $18,400 in 1993. In recognition of the increased size of the Consolidated Group's Receivable and real estate portfolios, principally associated with the purchase of Old Standard, the Consolidated Group has increased its provision for losses on assets collateralized by real estate. Provisions for losses were approximately $445,000, $155,000, and $51,000 for 1995, 1994, and
1993, respectively. At September 30, 1995, the Consolidated Group had an allowance for losses on real estate assets of $765,000 compared to $251,000, and $97,000 at September 30, 1994 and 1993,
respectively. The increase in 1995 was in part attributable to the acquisition of Old Standard. At September 30, 1995, 1994 and 1993, the allowance for losses represented approximately 1.2%, 0.9% and 0.5%, respectively, of the face value of Receivables collateralized by real estate.

	In April 1992, the Accounting Standards Division of the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 92-3, "Accounting for Foreclosed Assets," which provides guidance on determining the accounting treatment for foreclosed assets. SOP 92-3 requires that foreclosed assets be carried at the lower of (a) fair value minus estimated cost to sell, or (b) cost. Summit applied the provisions of SOP 92-3 effective October 1, 1992. The initial charge for its application was approximately $10,000, before the application of related income taxes, and is included in operations for fiscal 1993.

Interest Sensitive Income and Expense

	Management continually monitors the interest sensitive income and expense of the Consolidated Group. Interest sensitive expense is predominantly related to annuity benefits and the interest costs of Certificates, while interest sensitive income includes interest and earned discounts on Receivables, dividends and other investment income.

	The excess of interest sensitive income over interest sensitive expense was approximately $1,075,000 in 1995, $543,000 in 1994, and $696,000 in 1993. The increase from 1994 to 1995 of $532,000 was attributable to the following: (1) increased investment in the Receivable portfolio largely due to the acquisition of Old Standard;
(2) a lower cost of funds, influenced in part by the acquisition of Old Standard, and; (3) additional dividend income from preferred stock of Metropolitan held by Summit. The decrease from 1993 to 1994 of approximately $153,000 was attributable to several factors including: (1) the charging of underwriting fees by Metropolitan which reduced 1994 interest income by approximately $60,000; (2) the sale of $4.5 million of high yielding, time-share Receivables to Metropolitan in February 1994; (3) lower yields on acquired Receivables; and (4) the accumulation of cash, which was invested in low yielding overnight investments, which was utilized for the September 1994 payment of $3.6 million to Metropolitan to redeem its outstanding common stock. See Note 11 to the Consolidated Financial Statements.

Fees, Commissions, Service and Other Income

	Other income grew to approximately $2,580,000 in 1995 from $60,700 in 1994, and $42,700 in 1993. In 1995, the significant increase in other income was the result of commissions earned by the Consolidated Group's broker/dealer subsidiary, MIS, of approximately $1.12 million and approximately $1.25 million of service fees earned by its property development subsidiary, offset, in part, from the increase in other expenses. Other income in 1993 and 1994 resulted predominantly from miscellaneous fees and charges related to Receivables.

Other Expenses

	Operating expenses increased significantly in 1995 to $2,900,000 from relatively stable amounts of $231,400 for 1994 and $244,600 for 1993. The 1995 increase in operating expense was principally the result of the acquisition and establishment of new subsidiaries, including the insurance, broker/dealer and the property development subsidiaries. The 1995 increase in operating expenses encompassed the addition of employees for each of the new subsidiaries, commissions paid to agents as a result of the insurance company acquisition, and occupancy and administrative expenses associated with the various subsidiaries. See "BUSINESS-Recent Developments-Subsidiary Acquisitions".

Provision for Losses on Real Estate Assets

	The provision for losses on Receivables and repossessed real estate has increased as the size of the portfolio of Receivables and repossessed real estate has grown to provide for what Management believes are adequate allowances for anticipated losses. The following table summarizes the Consolidated Group's allowance for losses on Receivables and repossessed real estate:



		1995		1994	1993
	Beginning Balance	$250,572	$ 96,654	$59,244
	Increase due to:
	Acquisition of
	life insurance
	affiliate	310,957
	Provision 	103,950	103,000	15,000

	Charge-Offs	(34,276)	(49,921)	(7,894)
	Recoveries	133,927	100,839	30,304
			--------	--------	--------
	Ending Balance	$765,130	$250,572	$96,654
			=======	=======	=======

These allowances are in addition to unamortized acquisition discounts of approximately $2.6 million at September 30, 1995, $1.3 million at September 30, 1994, and $1.1 million at September 30,
1993.

Gain/Loss on Other Real Estate Owned

	During 1995, the Consolidated Group experienced a gain on the sale of real estate of approximately $6,300. At the end of fiscal 1995, the Consolidated Group had approximately $836,000 in real estate held for sale, less than 1% of total assets.

Effect of Inflation

	During the three year period ended September 30, 1995, inflation has had a generally positive impact on the Consolidated Group's operations. This impact has primarily been indirect in that the level of inflation tends to be reflected in the current level of interest rates which impact interest returns and costs on the Consolidated Group's assets and liabilities. See "BUSINESS-Interest Sensitive Income and Expense". However, both interest rate levels in general and the cost of the Consolidated Group's funds and the return on it investments are influenced by additional factors such as the level of economic activity and competitive or strategic product pricing issues. The net effect of the combined factors on the earnings of the Consolidated Group has been a slight improvement over the three year period in the positive spread between the rate of return on interest earning assets less the cost of interest paying liabilities. Inflation has not had a material effect on the Consolidated Group's operating expenses. Increases in operating expenses have resulted principally from increased product volumes or other business considerations including the acquisition of additional companies and the start-up of new businesses.

	Revenues from real estate sold are influenced in part by inflation, as, historically, real estate values have fluctuated with the rate of inflation. However, the effect of inflation in this regard has not had a material effect on the operations of the Consolidated Group nor is it expected to have a material effect in the near future.

Asset/Liability Management

	As most of the Consolidated Group's assets and liabilities are financial in nature, the Consolidated Group is subject to interest rate risk. In fiscal 1996, more of the Consolidated Group's financial liabilities (primarily annuities and certificates) will reprice or mature more quickly than its financial assets (primarily Receivables and fixed income investments). In a decreasing interest rate environment, this factor will tend to increase earnings as liabilities will generally be repriced at lower rates of interest while financial assets maintain their existing rates of interest.
This effect is mitigated to the extent that receivables are reduced when debtors increase their level of early repayments to the Consolidated Group in a decreasing rate environment.

	The Consolidated Group may use financial futures instruments for the purpose of hedging interest rate risk relative to investments in the securities portfolio or potential trading situations. In both cases, the futures transaction is intended to reduce the risk associated with price movements for a balance sheet asset. Additionally, the Consolidated Group may sell securities "short" (the sale of securities which are not currently in the portfolio and therefore must be purchased to close out the sale agreement) as another means of hedging interest rate risk, or take a trading position in an attempt to benefit from an anticipated movement in the financial markets. The Consolidated Group had not employed any such strategies prior to or through September 30, 1995.
 Also See "BUSINESS-Securities Investments".

	During fiscal 1996, approximately $15.0 million of interest sensitive assets (cash, Receivables and fixed income investments) are expected to reprice or mature. Interest sensitive liabilities, including annuity reserves of approximately $49.6 million reprice during fiscal 1996, and approximately $10.2 million of Certificates and other debt will mature during fiscal 1996. These estimates result in repricing of interest sensitive liabilities in excess of interest sensitive assets of approximately $44.8 million, or a ratio of interest sensitive liabilities to interest sensitive assets of approximately 400%.

New Accounting Rules

	In the fourth quarter of fiscal 1993, the Consolidated Group adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), retroactive to October 1, 1992 and resulted in no significant effect on the Consolidated Group's financial position. Prior to fiscal 1993, the Consolidated Group accounted for income taxes as required by Accounting Principles Board Opinion No. 11. See Note 9 to the Consolidated Financial Statements.

	In May 1993, Statement of Financial Accounting Standards No. 114 (SFAS No. 114) "Accounting by Creditors for Impairment of a Loan" was issued. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loans' effective interest rate or the fair value of the collateral. The Consolidated Group is required to adopt this new standard by October 1, 1995. The Consolidated Group does not anticipate that the adoption of SFAS No. 114 will have a material effect on the financial statements.

	Old Standard adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities" on December 31, 1993.
The effect of applying this new standard was to decrease stockholders' equity by $59,311, which is net of a $30,554 income tax effect. At September 30, 1995, the Consolidated Group had net unrealized losses on investments of $11,884. This amount is reported as a reduction in stockholders' equity.

	In December 1991, Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," was issued. SFAS No. 107 requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 is effective for financial statements issued for fiscal years ending after December 31, 1995 (the Consolidated Group's fiscal year ending September 30, 1996) for entities with less than $150 million in total assets. This pronouncement does not change any requirements for recognition, measurement or classification of financial instruments in the Consolidated Group's financial statements.

Liquidity and Capital Resources

	As a financial institution, the Consolidated Group's liquidity is largely linked to its ability to renew, maintain or obtain additional sources of cash. The Consolidated Group has successfully maintained liquidity, as necessary, during the past four years to allow it to continue to invest funds generated by operations and financing activities.

	The Consolidated Group generated cash from operations of approximately $4.0 million in 1995, $2.3 million in 1994, and $1.4 million in 1993. Cash utilized by the Consolidated Group in its investing activities was approximately $13.7 million in 1995, $6.3 million in 1994, and $9.2 million in 1993. Cash provided by the Consolidated Group's financing activities was approximately $9.1 million in 1995, $4.1 million in 1994, and $5.8 million in 1993. These cash flows have resulted in year end cash and cash equivalent balances of approximately $3.0 million in 1995, and $3.6 million in both 1994 and 1993.

	During 1995, the cash provided by operating activities of approximately $4.0 million plus cash provided by financing activities of $9.1 million was used entirely to support the net investing activities of $13.7 million. Cash from operating activities of $4.0 million resulted primarily from net income of $600,000, increases in annuity reserves of $1.0 million, increases in compound and accrued interest on Certificates of $1.7 million plus other adjustments of $.7 million. Cash used in investing activities of $13.7 million primarily included acquisition of real estate receivables and other receivable investments, net of payments and sales, of $16.1 million, offset by $1.0 million from the sale of investment securities and the $1.4 million of cash received upon the acquisition of various subsidiaries. Cash from financing activities of $9.1 million resulted primarily from: (1) issuances of Certificates, net of repayments and related debt issue costs, of $5.3 million; (2) issuance of insurance annuities, net of surrenders, of approximately $4.0 million; (3) issuances of preferred stock of $.4 million; less (4) debt repayments to banks and others of $.2 million; and (5) dividend payments from subsidiaries of $.4 million.

	During 1994, the cash provided by operating activities of $2.3 million, plus cash provided by financing activities of $4.1 million, was used entirely to support the net investing activities of $6.3 million. Cash from operating activities of $2.3 million resulted primarily from net income of $.3 million, increases in compound and accrued interest on Certificates of $1.2 million and other accrual adjustments of $.6 million. Cash used in investing activities of $6.3 million primarily included acquisition of Receivables, net of payments and sales, of $8.0 million being offset by the collection of advances from related parties of $1.7 million. Cash from financing activities of $4.1 million resulted primarily from: (1) issuance of Certificates, net of repayment and related debt issue costs, of $7.5 million; (2) issuance of common and preferred stock of $.2 million; less (3) redemption of common stock, owned by the Consolidated Group's former parent, of $3.6 million.

	During 1993, a $2.1 million decrease in cash and cash equivalents resulted from cash provided by operating activities of $1.4 million less cash used in investing activities of $9.2 million plus cash provided by financing activities of $5.7 million. Cash from operating activities resulted primarily from net income of $.3 million and the increase in compound and accrued interest on Certificates of $1.0 million. Cash used in investing activities primarily included: (1) acquisition of real estate Receivables, net of payments and sales, of $7.6 million; and (2) an advance to its parent company of $1.7 million for the purchase of Receivables. Cash provided by financing activities included: (1) issuance of Certificates, net of repayments and related debt issue costs, of $7.0 million; less (2) repayment of amounts due its parent of $.4 million; and (3) repayment to banks and others of $.9 million.

	Management believes that cash flow from operating activities and financing activities and the liquidity provided from current investments will be sufficient for the Consolidated Group to conduct its business and meet its anticipated obligations as they mature during fiscal 1996. Summit has not defaulted on any of its obligations since its founding in 1990.

BUSINESS

INTRODUCTION

	The Consolidated Group is a financial institution which consists of Summit, and several subsidiaries including insurance companies, a securities broker/dealer, and a property development services company. Summit and Old Standard, are engaged in the business of investing in Receivables and other assets through funds provided by annuity sales, Receivable investment proceeds, certificate sales, preferred stock sales, and the resale of repossessed real estate. Their goal is to achieve a positive spread between the return on their Receivables, and other investments and their cost of funds. Summit may also engage in other businesses or activities without restriction in accordance with the provisions of its Articles of Incorporation.

	Summit was originally organized as a wholly-owned subsidiary of Metropolitan, a Washington corporation. On September 9, 1994, Metropolitan and C. Paul Sandifur, Jr. completed a sale of the common stock of Summit to National Summit Corp. National Summit
Corp. is a holding company wholly-owned by C. Paul Sandifur Jr.
Mr. Sandifur holds effective control of Metropolitan. Prior to the sale, Mr. Sandifur held effective control of Summit, through Metropolitan. Following the sale, Mr. Sandifur continues to hold effective control of Summit through National Summit Corp. There were not and are not any plans to make any material changes in the business, operations or administration of Summit as a result of the sale. See "CERTAIN TRANSACTIONS".

Recent Developments-Subsidiary Acquisitions

	On January 31, 1995, Summit acquired a securities broker/dealer, MIS, from Metropolitan. Also, on January 31, 1995, Summit Property Development, Inc. commenced operations, providing real estate development services to Metropolitan and its subsidiaries. See "CERTAIN TRANSACTIONS".

	On May 31, 1995, Summit, through a wholly-owned holding company, purchased Old Standard from Metropolitan. See "CERTAIN
TRANSACTIONS".

	On June 1, 1995, Old Standard entered into a Stock Purchase Agreement to acquire Arizona Life, an insurance company domiciled in Arizona. The acquisition was completed on December 28, 1995. Arizona Life has been inactive since approximately August 1994, except to the extent necessary to retain its licenses. Arizona Life holds licenses to engage in insurance sales in seven states. Obtaining access to these additional markets is the principal purpose for the purchase. Approval of the acquisition was obtained from the State of Arizona Department of Insurance. As of January 1, 1996, approval is pending in the remaining six states where Arizona Life currently holds insurance licenses. Management anticipates obtaining approval from the remaining six states. However, there is no assurance such approvals will be obtained. During 1996, Arizona Life is expected to commence annuity sales, and to invest in Receivables, similar to the activities of Old Standard. See "CERTAIN TRANSACTIONS".

MANAGEMENT

	As of September 30, 1995, Summit's personnel consisted of its officers and directors, an accountant and an attorney. See "MANAGEMENT". Most of those individuals are also employed by Metropolitan. It is anticipated that the Metropolitan employees will continue to devote substantially all of their time to their duties related to their respective positions with Metropolitan and its other affiliates subject to the necessary commitment of time to ensure that Summit fulfills its obligations to Preferred
Shareholders and its duties under the Indenture pursuant to which it issues Certificates and such other duties and responsibilities as Summit may undertake in the conduct of its business or as may be required by law. No additional Summit employees are expected to be necessary or hired during the foreseeable future.

	As of September 30, 1995, Old Standard had four employees who perform the annuity processing and servicing activities. On that same date, Summit Property Development's staff consisted of twenty-three employees, while MIS had four staff employees, and independent contractor agreements with twenty-one registered representatives. Most of the officers and directors of these subsidiaries are also employees of Metropolitan, and/or its subsidiaries. It is anticipated that they will continue to devote substantial amounts of time to their duties related to their respective positions with Metropolitan and its subsidiaries, subject to the necessary commitment of time to conduct the business of the Consolidated Group's subsidiaries.

	The Consolidated Group is currently developing and evaluating the possible expansion into direct lending, principally residential lending. The Consolidated Group is also evaluating the possible securitization and sale of pools of loans, principally to be sold to institutional investors. Neither of these activities is expected to have a material impact on the business of the Consolidated Group in fiscal 1996.

	Metropolitan provides management, Receivable acquisition and Receivable collection services for a fee to Summit and to Old Standard pursuant to the terms of Management, Receivable Acquisition and Servicing Agreements. The Receivable acquisition fees are based upon yield requirements established by Summit and by Old Standard. Each company pays, as its Receivable acquisition service fee, the difference between the yield requirement and the yield which Metropolitan actually negotiates when the Receivable is acquired.
In 1995, Summit and Old Standard incurred service fees for Receivable acquisitions from Metropolitan of approximately $1,967,000. Management believes that the terms and conditions of the agreements with Metropolitan are at least as favorable to Summit and Old Standard as those that could have been obtained by a non-affiliated third party. The agreements are non-exclusive and may be terminated in whole or part by either party upon notice to the other party.

RECEIVABLE INVESTMENTS

	The Receivables consist primarily of notes collateralized by real estate mortgages, deeds of trust and conditional real estate sales contracts. To a lesser extent, Summit and Old Standard also acquire other types of Receivables, including but not limited to annuities and lottery prizes. All such Receivables are purchased at prices calculated to provide a desired yield. Often, in order to obtain the desired yield, the Receivables will be purchased at a discount from their face amount. See "BUSINESS-YIELD and DISCOUNT CONSIDERATIONS".

	Summit's investments in Receivables are financed primarily by the cash flow from Receivables, the sale of Certificates, and the sale of Preferred Stock. Old Standard's investments in Receivables are financed primarily by the cash flows from Receivables, the sale of annuities, and income from securities investments.

Sources of Receivables

	Summit and Old Standard acquire their Receivables through the services of Metropolitan. See "BUSINESS-Management". Approximately 90% of these Receivables are acquired by Metropolitan through independent brokers located throughout the country. These brokers typically deal directly with private individuals or organizations who own and wish to sell a Receivable. These independent brokers contact one of Metropolitan's branch offices to submit the Receivable for evaluation by Metropolitan. It is the opinion of management that Metropolitan's responsiveness to the independent Receivable brokers and to Receivable sellers has been a key to Metropolitan's ability to attract and purchase quality Receivables at acceptable yields.

	Metropolitan is also approached directly by prospective Receivable sellers. These direct contacts are generally the result of a referral or a previous business contact. Metropolitan also negotiates the acquisition of portfolios of Receivables from banks, savings and loan associations, the Resolution Trust Corporation and
the Federal Deposit Insurance Corporation.   Summit and Old Standard
have acquired Receivables from all such sources through Metropolitan.

	In order to enhance its position in the Receivables market, Metropolitan has developed a broker software program called BrokerNet. BrokerNet is a menu driven program which assists brokers in preparing and completing proposals to sell Receivables to Metropolitan. In addition, the program assists in analyzing the quality of the Receivable, and provides online quotes for the purchase price for the Receivable. It is planned that this software will be further developed to assist in preparing the legal documents needed to purchase a Receivable, assist in monitoring the closing of a Receivable purchase, and ultimately, transfer the Receivable data directly into Metropolitan's Receivable servicing and collection system. All of these efforts are intended to streamline the decision making process, make the closing time quicker, and continue to enhance Metropolitan's position in the Receivable purchasing industry. Although the initial response from the Receivable brokers appears positive, there can be no assurance that this software program will create a competitive advantage.

	Metropolitan's Receivable acquisition activities (total activities for itself and for others), grew from approximately $156.6 million and $142.5 million in 1993 and 1994, respectively, to $259.8 million in 1995. At the same time, Metropolitan's average closing time has ranged from 23 days in 1995, to 24 days in 1994, and 27 days in 1993. Management considers closing time to be an important factor in a seller's decision to sell a Receivable to Metropolitan.

Yield and Discount Considerations

	Summit and Old Standard each establish their own yield requirements for Receivable acquisitions. Yield requirements are established in light of capital costs, market conditions, the characteristics of particular classes or types of Receivables and the risk of default by the Receivable payor. See Also "BUSINESS-RECEIVABLE INVESTMENTS-Underwriting". Each company's yield requirements are provided to Metropolitan, which negotiates Receivable purchases at prices calculated to provide the desired yield. Often this results in a purchase price less than the Receivable's unpaid balance. The difference between the unpaid contractual balance and the purchase price is the "discount." The amount of the discount will vary in any given transaction depending upon the yield requirements at the time of the purchase and the terms and nature of the Receivable.

	For Receivables of all types, the discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized using the level yield (interest) method over the remaining contractual term of the contract. For Receivables which were acquired after September 30, 1992, these net purchase discounts are amortized on an individual contract basis using the level yield method over the contractual remaining life of the contract. For those Receivables acquired before October 1, 1992, these net purchase discounts were pooled by the fiscal year of purchase and by similar contract types, and amortized on a pool basis using the level yield method over the expected remaining life of the pool.
For these Receivables, the amortization period, which is approximately 78 months, is based on an estimated constant prepayment rate of 10-12 percent per year on scheduled balances, which is consistent with Summit's and Old Standard's prior experience with similar loans and their expectations.

	YIELD CHART: REFER TO GRAPH APPENDIX ITEM 2

	Management establishes the yield requirements for Receivable investments by assuming that all payments on the Receivables will be made and that a certain percentage of unpaid balances will be prepaid on an annual basis (9% for fiscal 1995). During fiscal 1995, the Consolidated Group's average initial yield requirement was 10.5% to 11%, for Receivables collateralized by real estate. However, to the extent that Receivables are purchased at a discount and payments are received earlier than anticipated, the discount is earned more quickly resulting in an increase in the yield. Conversely, to the extent that payments are received later than anticipated, the discount is earned less quickly resulting in a lower yield.

	A greater effective yield can also be achieved through negotiating amendments to the Receivable agreements. These amendments may involve adjusting the interest rate and/or monthly payments, extension of financing in lieu of a required balloon payment or other adjustments in cases of delinquencies where the payor appears able to resolve the delinquency. In addition, extensions of additional credit and/or refinancing of the Receivable may be negotiated. As a result of these amendments, the cash flow may be maintained or accelerated, the latter of which increases the yield realized on a Receivable purchased at a discount.

Underwriting

	The review of the Receivables being considered for acquisition (underwriting) is performed for Summit and Old Standard by Metropolitan. When Metropolitan is offered a Receivable, an initial study of the terms of the Receivable, including any associated documents, is performed by Metropolitan's underwriting and closing staff. If the Receivable appears acceptable, the purchase price for the Receivable is calculated based on the Consolidated Group's yield requirements at that time. If the broker and/or seller accepts the proposed purchase price, a written agreement to purchase is executed, subject to Metropolitan's full underwriting review. Metropolitan also negotiates the purchases of "partial" interests in Receivables. Partial purchases are purchases of the right to receive a portion of the Receivable's balance, and where the seller's right to the unsold portion of the Receivable is subordinated to the interest of the purchaser. These "partials" generally result in a reduced level of investment risk to the purchaser than if the entire Receivable cash flow is purchased.

	The underwriting guidelines adopted by Summit and Old Standard for Receivables collateralized by real estate include a requirement that the ratio of their investment in a Receivable compared to the appraised value of the property which collateralizes the Receivable may not exceed 75-80% (depending upon company, collateral type and collateral quality) on Receivables collateralized by single family residences; and that the ratio of the investment to the property's appraised value may not exceed 70% on Receivables collateralized by other types of improved property; and 55% on unimproved land.
These investment to collateral ratio requirements generally provide higher than conventional levels of collateral to protect the purchaser's investment in the event of a default on a Receivable.

	For each Receivable collateralized by real estate, a current market value appraisal of the real estate providing collateral is obtained. These appraisals are obtained through licensed independent appraisers or through one of Metropolitan's licensed staff appraisers. These appraisals are generally based on visual drive-by inspections, and comparative sales analysis. Each independent appraisal is also subject to review by a staff appraiser.

	Additionally, every proposed investment in a Receivable collateralized by real estate is evaluated by Metropolitan's demography department utilizing computerized data which identifies local trends in property values, personal income, population and economic indicators. Other underwriting functions related to Receivables collateralized by real estate may include obtaining and evaluating credit reports on the Receivable payors; evaluation of the potential for environmental risks; verifying payment histories and current payment status; and obtaining title reports to verify the record status of the Receivable and other matters of record.

	Summit and Old Standard also acquire Receivables, through Metropolitan, which are not collateralized by real estate, such as annuities and lottery prizes. The annuities often arise out of the settlement of legal disputes where the prevailing party is awarded a sum of money payable over a period of time. In the case of such settlement annuity purchases, the underwriting guidelines generally require that Metropolitan review the settlement agreement. In the case of all annuity purchases, underwriting guidelines generally require that Metropolitan review the annuity policy, related documents, the credit rating of the payor (frequently an insurance company), determine the existence of any state insurance fund designed to protect annuity holders, and review other factors relevant to the risk of purchasing a particular annuity as deemed appropriate by management in each circumstance. In the case of lottery prizes, the underwriting guidelines generally include a review of the documents providing proof of the prize, and a review of the credit rating of the insurance company, or other entity, making the lottery prize payments. Where the lottery prize is from a state run lottery, the underwriting guidelines generally include a determination of whether the prize is backed by the general credit of the state, and confirmation with the respective lottery commission of the prize winners right to sell the prize, and acknowledgment from the lottery commission of their receipt of notice of the sale. In many states, in order to sell a state lottery prize, the winner must obtain a court order permitting the sale. In those states, a certified copy of the court order is required.

	Receivable investments which are identified for legal review are referred to Metropolitan's in-house legal department which currently includes a staff of five attorneys. Receivable purchases which involve investments greater than specified amounts are submitted to an additional special risk evaluation committee, and are subject to legal department review. The investment amount which gives rise to special risk evaluation is dependent upon the type and quality of collateral, ranging from $250,000 for conventionally financiable residential property to $100,000 for residential property which is not owner occupied. In addition, transactions involving investments of more than $500,000 are subject to Board of Director's approval.

	Upon completion of the underwriting process and the approval of the investment, appropriate closing and transfer documents are executed by the seller and/or broker, and the transaction is funded.

	Management believes that the underwriting functions that are employed in its Receivable investment activity are as thorough as reasonably possible considering the nature of this business. Summit's and Old Standard's acquisition of Receivables collateralized by real estate should be distinguished from the conventional mortgage lending business which involves substantial first-hand contact by lenders with each borrower and the ability to obtain an interior inspection appraisal prior to granting a loan.

Current Mix of Receivable Investment Holdings

	The Consolidated Group's investments in Receivables includes Receivables collateralized by first or second liens, primarily on single family residential property. Management believes that these Receivables present lower credit risks than a portfolio of mortgages collateralized by commercial property or unimproved land, and that much of the risk in the portfolio is dissipated by the large numbers of relatively small individual Receivables and their geographic dispersion.

	The following table presents consolidated information about the Consolidated Group's investments in Receivables collateralized by real estate, as of September 30, 1995 and 1994:


	1995	1994
Face value of discounted
Receivables	$51,768,999	$21,931,395

Face value of originated
and non-discounted
Receivables	10,560,249	6,473,183

Unrealized discounts,
net of unamortized
acquisition costs	(2,614,937)	(1,337,365)

Allowance for losses	(765,130)	(250,572)

Accrued interest
receivable	1,168,038	466,350
	-----------	-----------
Carrying value	$60,117,219	$27,282,991
	===========	===========

	As of September 30, 1995, approximately 82% of the Consolidated Group's investments in Receivables are collateralized by first lien positions on real estate and 18% in second lien positions. The
Receivables are collateralized by residential, business and commercial properties with residential collateral representing approximately 83% of such investments as of September 30, 1995. The Receivables are primarily generated by private individuals or businesses and are therefore not government insured loans.

	The Consolidated Group's Receivable investments in real estate loans at September 30, 1995 were collateralized by properties located throughout the United States with not more than 3% (by dollar amount) in any single state except as follows:

	Arizona . . . . . .	 9%
	California  . . . .	11%
	Oregon  . . . . . .	 7%
	Texas . . . . . . .	13%
	Washington  . . . .	12%
	Florida . . . . . .	 5%
	Georgia . . . . . .	 3%
	New Mexico. . . . .	 5%

	SUMMIT SECURITIES, INC.
and subsidiaries
	RECEIVABLES COLLATERALIZED BY REAL ESTATE
	September 30, 1995

Less than 1% of the contracts are subject to variable interest rates.  Interest rates range from 0% to 20% with rates principally (87% of face value) within the range of 7% to 12%.  The following table segregates the Consolidated Group's Receivable portfolio by type, size and lien position.

	Number		Carrying	Delinquent 	Number of
	of	Interest	Amount of	Principal	Delinquent
Description	Receivables	Rates	Receivables	Amount	Receivables
	----------	--------	--------	-----------	----------
RESIDENTIAL		Principally
First Mortgage > $75,000	103	7%-12%	$10,750,067	$602,699	5
First Mortgage > $40,000	268	7%-12%	14,265,052	797,198	14
First Mortgage < $40,000	924	7%-12%	18,514,619	750,304	46
Second or Lower> $75,000	13	9%-12%	1,358,974	--	--
Second or Lower> $40,000	38	8%-12%	2,022,634	226,881	4
Second or Lower< $40,000	236	8%-11%	5,074,103	49,146	3

COMMERCIAL
First Mortgage > $75,000	24	9%-11%	2,757,580	--	--
First Mortgage > $40,000	17	8%-11%	975,626	--	--
First Mortgage < $40,000	35	8%-11%	739,072	16,855	2
Second or Lower> $75,000	8	9%-11%	1,087,947	--	--
Second or Lower> $40,000	9	9%-11%	537,240	--	--
Second or Lower< $40,000	15	9%-11%	383,437	--	--

FARM, LAND AND OTHER
First Mortgage > $75,000	7	10%-12%	1,395,643	--	--
First Mortgage > $40,000	13	8%-11%	648,812	--	--
First Mortgage < $40,000	65	9%-11%	1,111,652	14,526	1
Second or Lower> $75,000	1	0%	217,391	217,391	1
Second or Lower> $40,000	4	5%-12%	223,881	--	--
Second or Lower< $40,000	14	8%-10	265,518	--	--
Unrealized discounts, net
of unamortized acquisition
costs, on Receivables
purchased at a discount			(2,614,937)

Accrued Interest Receivable			1,168,038

Allowance for Losses			(765,130)
					___________	___________
TOTAL			$ 60,117,219	$ 2,675,000
					============	===========

The principal amount of Receivables subject to delinquent principal or interest is defined as being in arrears for more than three months.


The contractual maturities of the aggregate amounts of Receivables (face amount) are as follows:

	Residential	Commercial	Farm, Land, Other	Total
	Principal	Principal	Principal	Principal
	--------	-------	--------	---------
October 1995 - September 1998	$ 6,935,045	$  1,524,281	$  1,494,409	$ 9,953,735
October 1998 - September 2000	5,091,289	1,210,602	434,447	6,736,338
October 2000 - September 2002	3,895,987	680,842	270,919	4,847,748
October 2002 - September 2005	6,444,955	731,814	440,803	7,617,572
October 2005 - September 2010	10,504,342	1,490,854	939,390	12,934,586
October 2010 - September 2015	6,142,677	192,069	123,111	6,457,857
October 2015 - Thereafter	12,971,154	650,440	159,818	13,781,412
	----------	----------	----------	----------
	$51,985,449	$6,480,902	$3,862,897	$62,329,248
	===========	==========	==========	==========


	The Consolidated Group held 1,794 Receivables collateralized by real estate, as of September 30, 1995. The average stated interest rate (weighted by principal balances) on these Receivables on that date was approximately 9.3%. See Note 2 to Consolidated Financial Statements.

Delinquency Experience & Collection Procedures

	The principal amount of Receivables collateralized by real estate, held by the Consolidated Group (as a percentage of the total outstanding principal amount of such Receivables) which was in arrears for more than ninety days at September 30, 1995 was 4.3% compared to 3.8% and 8.0% at September 30, 1994 and 1993, respectively. The increase in 1995 is attributable to the increased investment in this type of Receivable particularly in conjunction with the acquisition of Old Standard. The decrease in 1994 is attributable to the sale of the timeshare receivables to Metropolitan and improved collection efforts.
 Because Receivables purchased by the Consolidated Group are typically not of the same quality as mortgages that are originated for sale to agencies such as the Federal National Mortgage Association (Fannie
Mae), higher delinquency rates are expected. However, because these Receivables are purchased at a discount, the aggregate loss to the Consolidated Group on sales after repossession are generally lower than might otherwise be expected given these higher delinquency rates.

	Metropolitan provides Receivable collection services for Summit and Old Standard, pursuant to the following guidelines. When a Receivable becomes delinquent, the payor is initially contacted by letter approximately seven days after the delinquency date. If the delinquency is not cured, the payor is contacted by telephone (generally on or about the 17th day following the payment due date).
If the default is still not cured (generally within three to six days after the initial call), then additional collection activity, including further written correspondence and further telephone contact, is pursued. If these collection procedures are unsuccessful, then the account is referred to a committee who analyzes the basis for default, the economics of the situation and the potential for environmental risks. When appropriate, a Phase I environmental study is obtained prior to foreclosure. Based upon this analysis, the Receivable is considered for a workout arrangement, further collection activity, or foreclosure of any property providing collateral for the Receivable. Collection activity may also involve the initiation of legal proceedings against the Receivable payor. Such legal proceedings, when necessary are generally initiated within approximately ninety days after the initial default. If accounts are reinstated prior to completion of the legal action, then attorney fees, costs, expenses and late charges are generally collected from the payor, or added to the receivable balance, as a condition of reinstatement.

Allowance for Losses on Real Estate Assets

	The Consolidated Group establishes an allowance for losses on Receivables and repossessed real estate based on an evaluation of delinquent Receivables and appraisals for real estate held. During 1992, an appraisal policy was adopted which requires annual appraisals on properties collateralizing delinquent receivables when the Receivable balance exceeds a threshold equal to .5% of total assets of the respective company. Biannual appraisals are required on all other delinquent Receivables with balances in excess of $50,000. The allowance for losses was 1.2%, 0.9%, and 0.5% of the face value of Receivables collateralized by real estate at September 30, 1995, 1994, and 1993, respectively.

Repossessed Properties

	Summit and Old Standard own various repossessed properties held for sale. At September 30, 1995, 16 properties, acquired in satisfaction of debt, with a combined carrying amount of approximately $836,000 were held.

ANNUITY OPERATIONS

Introduction

	The Consolidated Group raises significant funds through its insurance company, Old Standard. Old Standard was incorporated in Idaho in 1990, and acquired by the Consolidated Group on May 31, 1995. Old Standard had total assets of approximately $54.1 million at September 30, 1995.

	Old Standard markets its annuity products through approximately 100 independent sales representatives under contract. These representatives may also sell insurance products for other companies.
 Old Standard is licensed as an insurer in Idaho, and has applied for licenses in Hawaii, Montana, North Dakota, Oregon and Utah. Additionally, the Company has pending applications for the states of Texas and Arizona. During calendar 1994, the most recent year for which statistical information is available, Old Standard's annuity market share was 4.17%, and it was ranked 7th as a producer of annuities in Idaho.

	Management intends to expand the insurance operations into other states as opportunities arise, which may include the acquisition of other insurance companies.

	There is no specific regulatory limitation imposed by Idaho on the percent of assets which Old Standard may invest in Receivables collateralized by real estate. As of September 30, 1995, 55.1% of Old Standard's assets were invested in Receivables collateralized by real estate, 21.1% in lotteries, and 0.5% in annuities (issued by unrelated insurance companies). As of September 30, 1995, the balance of Old Standard's investments were invested in principally investment grade corporate and government securities, but may be invested into a variety of other areas as permitted by applicable insurance regulations. See "BUSINESS-REGULATION".

Annuities

	During the last three years, Old Standard has derived 100% of its premiums from annuity sales. Management believes that annuity balances have continued to grow due to market acceptance of the products (due largely to a competitive rate and a reputation for superior service), and changes in tax laws that removed the attractiveness of competing tax-advantaged products.

	Old Standard's annuities also qualify for use as either Individual Retirement Annuities, Simplified Employee Pensions, Qualified Corporate Pension Plans or Tax-Sheltered Annuities for teachers and certain other nonprofit organizations' retirement plans.
 Under these qualified plans, the interest is tax deferred and the principal contributions, within the limits specifically established by the Internal Revenue Code, are tax deductible during the accumulation period. These annuities are subject to income tax only upon actual receipt of proceeds, usually at retirement when an individual's tax rate is anticipated to be lower.

	During 1996, the Consolidated Group anticipates matching premium flow substantially with the availability of Receivable investments, in order to maximize the earnings from the interest spread.
Additionally, the premium flow and resulting asset growth will be influenced by the ability of Summit to make additional capital contributions to Old Standard.

	Flexible and single premium annuities are offered with short, intermediate and traditional surrender fee periods. At September 30, 1995, deferred policy acquisition costs were approximately 5.6% of annuity reserves. Since surrender charges typically do not exceed 5%, increasing termination rates may have an adverse impact on the insurance subsidiary's earnings, requiring faster amortization of these costs. Management believes that this potentially adverse impact is mitigated by higher annuity interest spreads, which are estimated to be approximately 250 basis points in future years. During the four months ended September 30, 1995, amortization of deferred policy acquisition costs was $198,000. The calculation has been reviewed by an independent actuary.

	Annuity lapse rates are calculated by dividing cash outflows related to benefits and payments by average annuity reserves. For the four months ended September 30, 1995 (the period since Old Standard's acquisition by Summit), withdrawals and benefits were approximately $1.9 million. Based upon results for the four months ended September 30, 1995, the annualized lapse rate was approximately 12%. Management believes a reasonable estimate for future lapse rates to be 10% (including 4% for death and partial withdrawal and 6% for basic surrenders and surrenders occurring in the year the surrender charge expires).

Reserves

	State law requires that the reserve be sufficient to meet Old Standard's future obligations under annuity contracts currently in force. Reserves are recalculated each year to reflect amounts of insurance in force, issue ages of new contract holders, duration of contracts and variations in contract terms. Since such reserves are based on certain actuarial assumptions, no representation is made that the ultimate liability will not exceed these reserves. Old Standard utilizes the services of a consulting actuary to review the reserve amount for compliance with applicable statutes.

	The actuarially determined reserve is reported in statutory financial statements as required by state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from generally accepted accounting principles (GAAP). Annuity reserves amounted to approximately $49.6 million at September 30, 1995 based on GAAP financial reporting.

Securities Investments

	At September 30, 1995, 100% of the Consolidated Group's securities investments were held by Old Standard. The following table outlines the nature and carrying value of securities investments held by Old Standard at September 30, 1995:

	Available	Held To	Total	Percent
	For Sale	Maturity
	Portfolio	Portfolio
	----------	----------	----------	--------
		(Dollars in Thousands)
Total Amount	$     -	$  8,270	$  8,270	100.0%
			=======	========	========	======
Invested In:
	Fixed Income/Taxable	$     -	$  8,270	$  8,270	100.0%
			=======	========	========	======

Taxable:
	Government Agency	$     -	$  5,230	$  5,230	63.2%
	Corporate 	-	3,040	3,040	36.8%
			-------	--------	--------	------
			$     -	$  8,270	$  8,270	100.0%
			=======	========	========	=====
Corporate Bonds:
		AAA	$     -	$  1,032	$  1,032	33.9%
		AA	-	1,003	1,003	33.0%
		A	-	1,005	1,005	33.1%
			-------	--------	--------	------
			$     -	$  3,040	$  3,040	100.0%
			=======	========	========	======


Corporate:
		Finance	$     -	$  2,008	$  2,008	66.1%
		Industrial	-	1,032	1,032	33.9%
			-------	--------	--------	------
			$     -	$  3,040	$  3,040	100.0%
			=======	========	========	======

		Investments of the insurance subsidiary are subject to the direction and control of an investment committee appointed by the Board of Directors of each insurance subsidiary. All such investments must comply with applicable state insurance laws and regulations. See "BUSINESS-REGULATION". Investments currently include corporate, government agency, and direct government obligations.

		Old Standard is authorized to use financial futures instruments for the purpose of hedging interest rate risk relative to the securities portfolio or potential trading situations. In both cases, the futures transaction is intended to reduce the risk associated with price movements for a balance sheet asset. See "MANAGEMENT'S
DISCUSSION AND ANALYSIS-Asset/Liability Management".

	In the held to maturity portfolio, gross unrealized losses were $198,000 at September 30, 1995.

METHOD OF FINANCING

	The Consolidated Group's continued growth is expected to depend on its ability to market its securities and annuities to the public and to invest the proceeds in higher-yielding investments. Financing needs are intended to be met primarily by the sale of its annuities, Certificates and Preferred Stock. Such funds may be supplemented by short-term bank financing and borrowing from affiliates. Old Standard has established secured lines of credit through several lending institutions, principally consisting of Brokerage Firms. As of September 30, 1995, there were no borrowings outstanding.

	The availability of Receivables offered for investment in the national market is believed by management to be adequate to meet the needs of the Consolidated Group.



COMPETITION

	Summit's and Old Standard's ability to compete for Receivable investments is currently dependent upon Metropolitan. Metropolitan competes with various real estate financing firms, real estate brokers, banks and individual investors for the Receivables it acquires. The largest single competitors are subsidiaries of much larger companies such as Associates Financial Services Company, Inc., a subsidiary of Ford Motor Company, while the largest number of competitors are a multitude of individual investors. The primary competitive factors are the amounts offered and paid to Receivable sellers and the speed with which the processing and funding of the transaction can be completed. Competitive advantages enjoyed by Summit and Old Standard include access to Metropolitan's branch office system which allows it access to markets throughout the country; its ability to purchase long-term Receivables; availability of funds; and its in-house capabilities for processing and funding transactions. To the extent other competing Receivable investors may develop faster closing times or more flexible investment policies, they may experience a competitive advantage.

	Summit's and MIS's securities products face competition for investors from other securities issuers many of which are much larger, and from other types of financial institutions.

	The life insurance and annuity business is highly competitive. Premium rates, annuity yields and commissions to agents are particularly sensitive to competitive forces. Old Standard's management believes that it is in an advantageous position in this regard because of its earning capability through investments in Receivables compared to that of most other life insurance companies. Old Standard has also been assigned an A.M. Best Co. (Best) rating of "B (good)". Best bases its rating on a number of complex financial ratios, the length of time a company has been in business, the nature and quality of investments in its portfolio, depth and experience of management and various other factors. Best's ratings are supplied primarily for the benefit of policyholders and insurance agents.

BROKER DEALER ACTIVITIES

	Metropolitan Investment Securities, Inc. (MIS) is a securities broker/dealer, and member of the National Association of Securities Dealers. It markets the securities products of Summit and of Metropolitan, Summit's former parent company. In addition, MIS currently markets several families of mutual funds, and it anticipates adding additional products offered by unrelated entities such as variable annuities. MIS's sales efforts are currently focused in the states of Washington, Oregon, Idaho and Montana. It is licensed in several other Western states and plans to expand its sales and marketing efforts into additional states in the near future. After the elimination of transactions conducted among the Consolidated Group, MIS contributed an immaterial operating loss to the Consolidated Group during the fiscal year ended September 30, 1995 on revenues of approximately $1.2 million, after intercompany eliminations. See Note 11 to Consolidated Financial Statement.

PROPERTY DEVELOPMENT SERVICES

	Summit Property Development, Inc. provides real estate development services for a fee. Currently its principal client is Metropolitan. Such services may include, but are not limited to the following: sales, marketing, market analysis, architectural services, design services, subdividing properties, and coordination with regulatory groups to obtain the approvals which are necessary to develop a particular property. Summit Property Development does not own any real estate itself. Summit Property Development, Inc. produced operating income for the Consolidated Group during the fiscal year ended September 30, 1995 of approximately $118,000 on revenues of approximately $1,250,000. See Note 11 to Consolidated Financial Statement.

REGULATION

	Old Standard and Summit are subject to the Insurance Holding Company Act as administered by the Office of the State Insurance Commissioner of the State of Idaho. The act regulates transactions between insurance companies and their affiliates. It requires that Summit provide prior notification to the Idaho Insurance Commissioner of certain transactions between the insurance company and affiliates.
 In certain instances, the Idaho Insurance Commissioner's approval is required.

	The purchase of Arizona Life required approval from the Office of the State Insurance Commissioner of the State of Arizona, and each state in which Arizona Life is authorized to do business. Approval from the State of Arizona was obtained December 28, 1995. As of that date, formal approval from the other states wherein Arizona Life is licensed was pending. Arizona Life and Old Standard are subject to the Insurance Holding Company Act as administered in Arizona. The Act regulates transactions between insurance companies and their affiliates. It requires that Old Standard provide notification to the Insurance Commissioner of certain transactions between the insurance company and affiliates. In certain instances, the Commissioner's approval is required before a transaction with an affiliate can be consummated.

	Old Standard and Arizona Life are subject to extensive regulation and supervision by the Office of the State Insurance Commissioner of their states of domicile, which are Idaho and Arizona, respectively.
To a lesser extent they are also subject to regulation by each of the other states in which they operate. These regulations are directed toward supervision of such things as granting and revoking licenses to transact business on both the insurance company and agency levels, approving policy forms, prescribing the nature and amount of permitted investments, establishing solvency standards and conducting extensive periodic examinations of insurance company records. Such regulation is intended to protect annuity contract and policy owners, rather than investors in an insurance company. Old Standard and Arizona Life are required to file detailed annual and quarterly reports with their respective states of domicile.

	All states in which the insurance subsidiaries operate have laws requiring solvent life insurance companies to pay assessments to protect the interests of policyholders of insolvent life insurance companies. Assessments are levied on all member insurers in each state based on a proportionate share of premiums written by member insurers in the lines of business in which the insolvent insurer engaged. A portion of these assessments can be offset against the payment of future premium taxes. However, future changes in state laws could decrease the amount available for offset. The economy and other factors have caused failures of substantially larger companies which could result in substantially increased future assessments.

	The net amounts expensed by Old Standard for guaranty fund assessments and charged to operations for the four month period ended September 30, 1995 was $25,000. This estimate was based on updated information provided by the National Organization of Life and Health Insurance Guaranty Associations regarding insolvencies occurring during 1990 through 1992. Management does not believe that the amount of future assessments associated with known insolvencies after 1992 will be material to its financial condition or results of operations.
 These estimates are subject to future revisions based upon the ultimate resolution of the insolvencies and resultant losses. Management cannot reasonably estimate the additional effects, if any, upon its future assessments pending the resolution of the above described insolvencies. The amount of guaranty fund assessment has been recorded net of a 7% discount rate applied to the estimated payment term of approximately seven years.

	Old Standard is subject to regulatory restrictions on its ability to pay dividends. Such restrictions affect Summit's ability to receive dividends from Old Standard. The unrestricted statutory surplus of Old Standard totaled approximately $249,000 as of September 30, 1995.

	For statutory purposes, Old Standard's capital and surplus and its ratio of capital and surplus to admitted assets were as follows as of the dates indicated:

	As of	As of December 31,
	September 30, 1995	1994	1993	1992
	------------------	----	----	----
	(Dollars in Thousands)

	Capital and Surplus	$2,249	$2,431	$2,069	$2,078
	Ratio of Capital and
	Surplus to Admitted
	Assets	4.2%	5.4%	5.0%	6.5%

	Although the State of Idaho requires only $2.0 million in capital and surplus to conduct insurance business, Old Standard has attempted to maintain a capital and surplus ratio of at least 5% of total admitted assets which management considers adequate for regulatory and rating purposes.

	Idaho has enacted the Risk Based Capital Model law which requires an insurance company to maintain minimum amounts of capital and surplus based on complex calculations of risk factors that encompass the invested assets and business activities. The insurance subsidiary's capital and surplus levels exceed the calculated minimum requirements.

	MIS is subject to extensive regulation and supervision by the National Association of Securities Dealers and the Securities and
Exchange Commission. These regulations include licensing requirements, record keeping requirements, net capital requirements, supervision requirements and sales practice standards.

MANAGEMENT

Directors and Executive Officers
(As of December 31, 1995)

	Name	Age	Position

Tom Turner	45	President/Director
Philip Sandifur	24	Vice President/Director
Greg Gordon	42	Secretary/Treasurer/Director
Ernest Jurdana	51	Principal Accounting Officer
Robert Potter	68	Director

	Tom Turner was elected President on October 31, 1995. Prior to serving as President, he had served as Secretary/Treasurer since September 28, 1994. He has been an employee of Metropolitan since 1985, as a financial analyst. From 1983-1985, Mr. Turner was employed by Olsten Temporary Services. Prior to 1983, Mr. Turner was self-employed, principally doing business in the real estate industry.

	Philip Sandifur is the son of C. Paul Sandifur Jr., who is the sole shareholder of National Summit Corp., the parent company of Summit and also the controlling shareholder of Metropolitan. Philip graduated in 1993 from Santa Clara University receiving a BA in Business. He is not active in the day-to-day operations of Summit except to the extent necessary to carry out his duties as Vice President and Director. Philip Sandifur is principally active as the President of Summit Trade Services Inc., a wholly-owned subsidiary of Summit's parent company, National Summit Corp.

	Greg Gordon was elected Secretary/Treasurer on October 31, 1995. He joined Metropolitan in April of 1989 and started the company's demography department. From 1985 to 1989, he was employed as the Northeastern US division, Market Analyst for Mortgage Guarantee
Insurance Corporation. From 1984 to 1985, he was employed as a limited partnership underwriter with Reliance Insurance Company.

	Ernest Jurdana joined Metropolitan as its Principal Accounting Officer in June of 1994. Since that date, he has also been the Principal Accounting Officer for Summit. From 1990 to June 1994, he was Senior Vice President and Chief Financial Officer for Continental Savings of America. Prior to that time, he was Senior Vice President for Financial Management with Washington Mutual Savings Bank where he served in various accounting and financial positions from 1966. He received a MBA designation from City University, and was licensed as a Certified Public Accountant in 1986.

	Robert Potter was elected a Director of Summit on March 14, 1995. He is an outside director, not active in the day-to-day business of Metropolitan or Summit. From 1987 to present, Mr. Potter has served as President of Jobs Plus, Inc., a non-profit corporation formed to diversify and broaden the economic base of Kootenai County Idaho.
Prior to 1987, Mr. Potter was employed for approximately 6 months as Chief Operating Officer of Incomnet Inc., and prior to that he worked for approximately 30 years with AT&T.

	The directors of Summit are elected for one-year terms at annual shareholder meetings. The officers of Summit serve at the direction of the Board of Directors.

	Summit's officers and directors continue to hold their respective positions with Metropolitan and do not anticipate that their responsibilities with Summit will involve a significant amount of time. They will, however, devote such time to the business and affairs of Summit as may be necessary for the proper discharge of their duties.

	EXECUTIVE COMPENSATION

	The officers and directors do not receive any compensation for services rendered on behalf of Summit, but they are entitled to reimbursement for any expenses incurred in the performance of such services. Such expenses include only items such as travel expense incurred for attendance at corporate meetings or other business. No such expenses have been incurred to date.

	INDEMNIFICATION

	Summit's Articles of Incorporation provide for indemnification of Summit's directors, officers and employees for expenses and other amounts reasonably required to be paid in connection with any civil or criminal proceedings brought against such persons by reason of their service of or position with Summit unless it is adjudged in such proceedings that the person or persons are liable due to willful malfeasance, bad faith, gross negligence or reckless disregard of his duties in the conduct of his office. Such right of indemnification is not exclusive of any other rights that may be provided by contract of other agreement or provision of law.

	Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act")may be permitted to Summit's officers, directors or controlling persons pursuant to the foregoing provisions, Summit has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

	PRINCIPAL SHAREHOLDERS

	The following table sets forth information with respect to the beneficial owners of more than five percent of Summit's voting common stock as of September 30, 1995.

	SHARES OF
NAME AND ADDRESS	COMMON STOCK	% OF CLASS
National Summit Corp.	10,000	100%
W. 929 Sprague Ave.,
Spokane, Washington

CERTAIN TRANSACTIONS

	Summit was originally organized as a wholly-owned subsidiary of Metropolitan. On September 9, 1994, the controlling interest in
Summit was acquired by National Summit Corp., a Delaware corporation which is wholly-owned by C. Paul Sandifur, Jr. The change in control was made pursuant to a reorganization wherein Summit redeemed all the common shares held by its former parent company, Metropolitan, which consisted of 100% of the outstanding common stock of Summit. Contemporaneously with this redemption, Summit issued 10,000 shares of common stock to National Summit Corp., a Delaware Corporation, for $100,000. In addition, various investors in Metropolitan's common and preferred stock, including members of Mr. Sandifur's immediate family acquired 30,224 shares of Summit's Preferred Stock Series S-1 for $100 per share in exchange for preferred and common shares of Metropolitan with a value of approximately $3 million dollars. Following this sale, Metropolitan has continued to provide, for a fee, principally all the management services to Summit. See "BUSINESS-RECEIVABLE INVESTMENTS".

	Mr. Sandifur holds effective control of Metropolitan. Prior to the sale, Mr. Sandifur held effective control of Summit through Metropolitan. Following the sale, Mr. Sandifur continues to control Summit through National Summit Corp.

	Prior to the sale, the officers and directors of Summit, were also officers or directors of Metropolitan and/or its affiliates. Contemporaneously with the sale, the officers and directors resigned and new officers and directors were elected. The current officers and all but one of the directors are employees of Metropolitan. No officer or director of Summit is an officer or director of Metropolitan.

	Summit considered the sale to be in its best interest due to regulatory considerations and other business considerations. The regulatory considerations include the impact of regulations imposed upon Metropolitan by its state of domicile. In the opinion of management, these regulations penalized Summit in its prior corporate structure.

	On January 31, 1995, Summit acquired MIS from Metropolitan. The purchase price was $288,950 paid in cash. MIS is a limited-purpose broker/dealer and the exclusive broker/dealer for the securities sold by Metropolitan and Summit. This sale has not materially affected the business of MIS. Also see "CERTAIN INVESTMENT CONSIDERATIONS-RISK FACTORS" & "BUSINESS-BROKER DEALER ACTIVITIES". Also on January 31, 1995, Metropolitan discontinued its property development division, which consisted of a group of employees experienced in real estate development. On the same date, Summit commenced the operation of a property development subsidiary, Summit Property Development Inc., employing those same individuals who had previously been employed by Metropolitan. Summit Property Development has entered into an agreement with Metropolitan to provide property development services to Metropolitan. Also see "CERTAIN INVESTMENT CONSIDERATIONS-RISK FACTORS" & "BUSINESS-ANNUITY OPERATIONS".

	Through a wholly-owned subsidiary, Summit Group Holding Company, Summit acquired Old Standard on May 31, 1995 from Metropolitan. The purchase price was $2.722 million, plus 20% of Old Standard's statutory earnings for the subsequent three years. The purchase price was established based upon an actuarial valuation of Old Standard.

	Summit and Old Standard obtain substantially all of their Receivable management and servicing support from Metropolitan through a Management, Receivable Acquisition and Servicing Agreement. It is anticipated that Arizona Life will execute a similar Agreement during the first quarter of calendar 1996. Also see "BUSINESS-RECEIVABLE INVESTMENTS" & "CERTAIN INVESTMENT CONSIDERATIONS-RISK FACTORS" & Note 11 to Consolidated Financial Statements. Management believes that such Agreements are on terms at least as favorable as could be obtained from non-affiliated parties.

	In addition, transactions between Metropolitan and companies within the Consolidated Group take place in the normal course of business. Such transactions include rental of office space, provision of administrative and data processing support, accounting and legal services. See Note 11 to Financial Statements.

	Summit has entered into Selling Agreements with MIS to provide for the sale of the Certificates and Preferred Stock pursuant to which MIS will be paid commissions up to a maximum of 6% of the investment amount in each transaction. During the fiscal year ended September 30, 1995, Summit paid or accrued commissions to MIS in the amount of $297,106 upon the sale of $8,585,470 of certificates and commissions of $19,557 upon the sale of $390,280 of preferred stock. MIS also maintains, on behalf of Summit, certain investor files and information pertaining to investments in Summit's Certificates.

	Summit Property Development has entered into an Agreement with Metropolitan to provide property development services to Metropolitan for a fee. See "BUSINESS-PROPERTY DEVELOPMENT SERVICES".

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

Summit Securities, Inc. and Subsidiary:

Historical:
	Report of Independent Accountants...................

	Consolidated Balance Sheets.........................

	Consolidated Statements of Income...................

	Consolidated Statements of Stockholders' Equity.....

	Consolidated Statements of Cash Flows...............

	Notes to Consolidated Financial Statements..........

Proforma Unaudited Financial Statements:

	Condensed Consolidated Balance Sheet................

	Condensed Consolidated Statements of Income.........

	Notes to Condensed Consolidated Balance Sheet
	and Statements of Income............................

Old Standard Life Insurance Company Historical
Financial Statements:

	Report of Independent Accountants...................

	Balance Sheets......................................

	Statements of Income................................

	Statements of Stockholder's Equity..................

	Statements of Cash Flows............................

	Notes to Financial Statements.......................




     SUMMIT SECURITIES INC. AND SUBSIDIARIES

     INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
     YEARS ENDED SEPTEMBER 30, 1995, 1994 AND 1993

     Report of Independent Accountants

     Consolidated Balance Sheets

     Consolidated Statements of Income

     Consolidated Statements of Stockholders' Equity

     Consolidated Statements of Cash Flows

     Notes to Consolidated Financial Statements

                      REPORT OF INDEPENDENT ACCOUNTANTS



     The Directors and Stockholders
     Summit Securities, Inc.


     We have audited the accompanying consolidated balance sheets of Summit Securities, Inc. and subsidiaries as of September 30, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Summit Securities, Inc. and subsidiaries as of September 30, 1995 and 1994 and the consolidated results of their operations and their cash flows for each of the three years in the period ended September 30, 1995 in conformity with generally accepted accounting principles.

     As discussed in Note 1, the Company changed its methods of accounting for repossessed real property and income taxes in fiscal 1993.




     Spokane, Washington
     November 20, 1995

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS
     September 30, 1995 and 1994


                                                     1995          1994
                                                 -----------   -----------
                     ASSETS

     Cash and cash equivalents                   $ 2,979,362   $ 3,608,764
     Investments:
       Investments in affiliated company
         (Note 4)                                  3,022,425     3,022,425
       Held-to-maturity securities, at
         amortized cost (Note 5)                   8,269,541
       Accrued interest on investments                46,209
                                                 -----------   -----------
           Total cash and investments             14,317,537     6,631,189

     Real estate contracts and mortgage
       notes receivable, net
       (Notes 2, 6 and 11)                        60,117,219    27,282,991
     Other receivable investments (Notes 3
       and 11)                                    16,895,902
     Real estate held for sale (Note 6)              836,291       452,700
     Deferred costs (Note 8)                       3,582,202       705,994
     Other assets, net                               597,421        29,114
                                                 -----------   -----------
           Total assets                          $96,346,572   $35,101,988
                                                 ===========   ===========

       LIABILITIES AND STOCKHOLDERS' EQUITY

     Liabilities:
       Annuity reserves (Note 12)                $49,559,589
       Investment certificates and accrued
         interest (Note 7)                        38,545,896   $31,092,830
       Debt payable (Note 6)                         104,636       119,888
       Accounts payable and accrued expenses
         (Note 11)                                 2,938,182       416,262
       Deferred income taxes (Note 9)              1,291,202       151,778
                                                 -----------   -----------
           Total liabilities                      92,439,505    31,780,758
                                                 -----------   -----------
     Commitments and contingencies (Notes 1,
       10 and 12)

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED BALANCE SHEETS, CONTINUED
     September 30, 1995 and 1994


                                                     1995          1994
                                                 -----------   -----------
       LIABILITIES AND STOCKHOLDERS' EQUITY,
                     CONTINUED

     Stockholders' equity (Note 10):
       Preferred stock, $10 par (liquidation
         preference $3,562,220 and $3,171,940)       356,222       317,194
       Common stock, $10 par                         100,000       100,000
       Additional paid-in capital                  1,786,991     1,454,063
       Retained earnings                           1,675,738     1,449,973
       Net unrealized loss on investments, net
         of income taxes of $6,122                   (11,884)
                                                 -----------   -----------
           Total stockholders' equity              3,907,067     3,321,230
                                                 -----------   -----------
           Total liabilities and
             stockholders' equity                $96,346,572   $35,101,988
                                                 ===========   ===========


     The accompanying notes are an integral part of the consolidated financial statements.

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF INCOME
     For the Years Ended September 30, 1995, 1994 and 1993

                                         1995         1994         1993
                                      ----------   ----------   ----------
     Revenues:
       Annuity fees and charges       $   14,179
       Interest on receivables         3,901,113   $2,422,484   $1,938,206
       Earned discount on receivables    777,659      373,003      428,482
       Other investment interest         410,568      275,180      120,998
       Dividends (Note 11)               256,991
       Real estate sales               1,123,500       88,000      280,500
       Fees, commissions, service
         and other income (Note 11)    2,580,105       60,677       42,714
       Realized net gains on sales
         of investments                                 4,252        4,724
       Realized net gains on sales
         of real estate contracts and
         mortgage notes and other
         receivable investments          512,500      171,756
                                      ----------   ----------   ----------
           Total revenues              9,576,615    3,395,352    2,815,624
                                      ----------   ----------   ----------
     Expenses:
       Annuity benefits                1,034,082
       Interest expense                3,251,334    2,527,945    1,792,059
       Cost of real estate sold        1,117,233       75,656      298,900
       Provision for losses on
         real estate assets              445,381      155,042       51,012
       Salaries and employee benefits    907,690
       Commissions to agents           1,395,994
       Other operating and under-
         writing expenses (Note 11)      738,380      231,423      244,595
       Less amount capitalized as
         deferred costs, net of
         amortization (Note 8)          (140,745)
                                      ----------   ----------   ----------
           Total expenses              8,749,349    2,990,066    2,386,566
                                      ----------   ----------   ----------
     Income before income taxes          827,266      405,286      429,058
     Income tax provision (Note 9)      (239,707)    (140,407)    (145,951)
                                      ----------   ----------   ----------
     Net income                          587,559      264,879      283,107
     Preferred stock dividends          (309,061)      (2,930)
                                      ----------   ----------   ----------
     Income applicable to common
       stockholders                   $  278,498   $  261,949   $  283,107
                                      ==========   ==========   ==========
     Net income per common share      $    27.85   $    13.47   $    14.15
                                      ==========   ==========   ==========
     Weighted average number of
      shares of common stock
      outstanding                         10,000       19,445       20,000
                                      ==========   ==========   ==========

     The accompanying notes are an integral part of the consolidated financial statements.

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
     For the Years Ended September 30, 1995, 1994 and 1993

                                                                           Net
                                                                        Unrealized
                                                                          Gains
                                                            Additional   (Losses)
                                    Preferred     Common     Paid-In    on Invest-   Retained
                                      Stock       Stock      Capital      ments      Earnings     Total
                                    ----------  ----------  ----------  ----------  ----------  ----------
     Balance, September 30, 1992                $  200,000  $1,800,000              $  904,917  $2,904,917
     Net income                                                                        283,107     283,107
                                    ----------  ----------  ----------  ----------  ----------  ----------
     Balance, September 30, 1993                   200,000   1,800,000               1,188,024   3,188,024
     Net income                                                                        264,879     264,879
     Cash dividends on preferred
       stock (variable rate)                                                            (2,930)     (2,930)
     Common stock redeemed and
       retired (20,000 shares)
       (Note 1)                                   (200,000) (3,400,000)                         (3,600,000)
     Sale of common stock (10,000
       shares) (Note 1)                            100,000                                         100,000
     Sale of variable rate pre-
       ferred stock, net of offer-
       ing costs (1,495 shares)     $   14,952                 127,008                             141,960
     Issuance of variable rate
       preferred stock (30,224
       shares) (Note 1)                302,242               2,720,183                           3,022,425
     Income tax benefit associated
       with disaffiliation (Note 1)                            206,872                             206,872
                                    ----------  ----------  ----------  ----------  ----------  ----------
     Balance, September 30, 1994       317,194     100,000   1,454,063               1,449,973   3,321,230
     Net income                                                                        587,559     587,559
     Cash dividends on preferred
       stock (variable rate)                                                          (309,061)   (309,061)
     Sale of variable rate preferred
       stock, net of offering costs
       (3,903 shares)                   39,028                 332,928                             371,956
     Net change in unrealized gains
       (losses) on investment
       securities, net of income
       taxes of $6,122                                                  $  (11,884)                (11,884)

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY, CONTINUED
     For the Years Ended September 30, 1995, 1994 and 1993

                                                                           Net
                                                                        Unrealized
                                                                          Gains
                                                            Additional   (Losses)
                                    Preferred     Common     Paid-In    on Invest-   Retained
                                      Stock       Stock      Capital      ments      Earnings     Total
                                    ----------  ----------  ----------  ----------  ----------  ----------
     Excess cost over book value of
       subsidiaries purchased from
       related parties (Note 1)                                                        (52,733)    (52,733)
                                    ----------  ----------  ----------  ----------  ----------  ----------
     Balance, September 30, 1995    $  356,222  $  100,000  $1,786,991  $  (11,884) $1,675,738  $3,907,067
                                    ==========  ==========  ==========  ==========  ==========  ==========


     The accompanying notes are an integral part of the consolidated financial statements.

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED STATEMENTS OF CASH FLOWS
     For the Years Ended September 30, 1995, 1994 and 1993

                                                               1995          1994          1993
                                                            -----------   -----------   -----------
     Operating activities:
       Net income                                           $   587,559   $   264,879   $   283,107
       Adjustments to reconcile net income to net cash
         provided by operating activities:
           Proceeds from sale of trading securities                        20,077,343     2,052,187
           Purchase of trading securities                                 (20,073,050)   (2,047,812)
           Gain on sale of investment securities                               (4,252)       (4,724)
           Gain on sale of real estate contracts and
             mortgage notes and other receivable
             investments                                       (512,500)     (171,756)
           (Gain) loss on sale of real estate                    (6,267)      (12,344)       18,400
           Provision for losses on real estate assets           445,381       155,042        51,012
           Amortization of deferred costs                       519,280       262,484       151,763
           Deferred income tax provision                        164,249       136,500       145,951
           Changes in:
             Annuity reserves                                 1,031,720
             Compound and accrued interest on investment
               certificates and debt payable                  1,714,943     1,229,371       955,322
             Accrued interest receivable                       (306,978)      107,423      (175,460)
             Other                                              365,111       312,110         7,383
                                                            -----------   -----------   -----------
      Net cash provided by operating activities               4,002,498     2,283,750     1,437,129
                                                            -----------   -----------   -----------
     Investing activities:
       Purchase of subsidiaries, net of cash received         1,406,873
       Advances to parent and affiliated companies                                       (1,710,743)
       Collection of advances to parent and affiliated
         companies                                                          1,710,743       471,383
       Proceeds from sales of available-for-sale
         investments                                            992,370
       Principal payments on real estate contracts and
         mortgage notes receivable                            6,567,102     1,829,515     4,039,074
       Principal payments on other receivable investments       393,942
       Purchases of real estate contracts and mortgage
         notes receivable                                   (26,130,804)  (20,177,705)  (15,667,120)

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     CONSOLIDATED CASH FLOWS, Continued
     For the Years Ended September 30, 1995, 1994 and 1993

                                                                1995          1994          1993
                                                            -----------   -----------   -----------
     Investing activities, continued:
       Purchases of other receivable investments            (18,316,371)
       Proceeds from real estate sales                          163,687         6,200        75,008
       Additions to real estate held for sale                  (141,336)      (82,135)      (24,155)
       Proceeds from sale of real estate contracts and
         mortgage notes and other receivable investments     21,350,848    10,393,131     4,044,423
                                                            -----------   -----------   -----------
           Net cash used in investing activities            (13,713,689)   (6,320,251)   (9,243,513)
                                                            -----------   -----------   -----------
     Financing activities:
       Repayment of amounts due to parent company                                          (400,365)
       Receipts from annuity products                         5,903,808
       Withdrawals of annuity products                       (1,934,898)
       Proceeds from investment certificates                  8,585,470    10,539,684     9,677,843
       Repayments of investment certificates                 (2,847,347)   (2,635,649)   (2,300,088)
       Repayments to banks and others                          (193,631)      (48,170)     (890,247)
       Debt issuance costs                                     (441,775)     (444,102)     (333,489)
       Excess cost over book value of subsidiaries
         purchased from related parties                         (52,733)
       Issuance of preferred stock                              371,956       141,960
       Issuance of common stock                                               100,000
       Redemption and retirement of common stock                           (3,600,000)
       Dividends paid on preferred stock                       (309,061)       (2,930)
                                                            -----------   -----------   -----------
     Net cash provided by financing activities                9,081,789     4,050,793     5,753,654
                                                            -----------   -----------   -----------
     Net increase (decrease) in cash and cash equivalents      (629,402)       14,292    (2,052,730)

     Cash and cash equivalents, beginning of year             3,608,764     3,594,472     5,647,202
                                                            -----------   -----------   -----------
     Cash and cash equivalents, end of year                 $ 2,979,362   $ 3,608,764   $ 3,594,472
                                                            ===========   ===========   ===========

     See Note 14 for supplemental cash flow information.

     The accompanying notes are an integral part of the consolidated financial statements.

     SUMMIT SECURITIES, INC. AND SUBSIDIARIES
     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     1.  SUMMARY OF ACCOUNTING POLICIES:

           BUSINESS AND REORGANIZATION

           Summit Securities, Inc., d/b/a National Summit Securities, Inc. in the states of New York and Ohio ("Summit" or "the Company"), was incorporated on July 25, 1990. Prior to September 9, 1994, Summit was a wholly-owned subsidiary of Metropolitan Mortgage & Securities Co., Inc. ("Metropolitan"). On September 9, 1994, the controlling interest in Summit was acquired by National Summit Corp., a Delaware corporation which is wholly-owned by C. Paul Sandifur, Jr. The change in control was made pursuant to a reorganization wherein Summit redeemed all the common shares held by its former parent company, Metropolitan, which consisted of 100% of the outstanding common stock of Summit for $3,600,000 cash, which approximated the net book value of Summit at the transaction date. Contemporaneously with this redemption, Summit issued 10,000 shares of common stock to National Summit Corp. for $100,000 cash. In addition, various investors holding Metropolitan's common and preferred stock, including members of Mr. Sandifur's immediate family, acquired 30,224 shares of Summit's preferred stock Series S-1 for $100 per share in exchange for preferred and common shares of Metropolitan. The preferred shares issued for the Metropolitan shares were recorded at their face value which approximated recent issuances to unrelated parties. The face value of the preferred shares approximates fair value due to the variable dividend rate associated with such shares (see Note 4).

           On January 31, 1995, the Company consummated an agreement with Metropolitan, whereby it acquired Metropolitan Investment Securities, Inc. (MIS) effective January 31, 1995 at a purchase price of $288,950, which approximated the book value of MIS at date of purchase. This acquisition was recorded under the purchase method of accounting. Due to the common control of Metropolitan and Summit, the historical cost bases of the assets and liabilities of MIS were recorded by the Company.

           On May 31, 1995, the Company consummated an agreement with Metropolitan, whereby it acquired Old Standard Life Insurance Company (OSL) effective May 31, 1995, at a purchase price of $2,722,000, which approximated the book value of OSL at date of purchase, with future contingency payments equal to 20% of statutory income prior to the accrual of income tax for the fiscal years ending December 31, 1995, 1996 and 1997. The purchase price plus estimated future contingency payments approximate the actuarial appraised valuation of OSL. The acquisition was recorded under the purchase method of accounting. Due to the common control of Metropolitan and Summit, the historical cost bases of assets and liabilities of

           BUSINESS AND REORGANIZATION, CONTINUED

           OSL were recorded by the Company. Total purchase price of MIS and OSL exceeded the fair value of the net assets of the companies by approximately $53,000. Due to the common control of Metropolitan and Summit, this excess purchase price has been recorded as a dividend through a reduction of retained earnings.

           Pro forma summary financial information of the Company, assuming the acquisitions of MIS and OSL occurred as of October 1, 1992, are as follows:

                                           Years Ended September 30,
                                     -------------------------------------
                                        1995         1994         1993
                                     -----------  -----------  -----------
             Revenues                $13,704,000  $ 9,930,000  $ 8,602,000
             Net income                1,184,000      874,000      550,000
             Net income per common
               share                       87.50        44.80        27.50

           Metropolitan is effectively controlled by C. Paul Sandifur, Jr. through his common stock ownership and voting control. National Summit Corp. is wholly-owned by C. Paul Sandifur, Jr. through ownership of 100% of the voting stock. National Summit Corp. did not have any operations or activities other than the acquisition of Summit. The consolidated financial statements include the accounts of Summit and its wholly-owned subsidi-aries, Old Standard Life Insurance Company (since May 31, 1995), Metropolitan Investment Securities, Inc. (since January 31,
           1995) and Summit Property Development, Inc. All significant intercompany transactions and balances have been eliminated in consolidation.

           Summit purchases contracts and mortgage notes collateralized by real estate and other receivable investments, with funds generated from the public issuance of debt securities in the form of investment certificates, annuity products, cash flow from receivable payments and sales of real estate.

           CASH AND CASH EQUIVALENTS

           For purposes of balance sheet classification and the statement of cash flows, the Company considers all highly-liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Cash includes all balances on hand and on deposit in banks and financial institutions. The Company periodically evaluates the credit quality of its depository financial institutions. Substantially all cash and cash equivalents are on deposit with one financial institution and balances periodically exceed the FDIC insurance limit.

           INVESTMENTS IN AFFILIATED COMPANIES

           Investments in equity securities of Metropolitan are carried at cost, which approximates market.

           INVESTMENTS

           The Company has classified its investments in debt and equity securities, other than those of affiliated companies, as "available-for-sale," "held-to-maturity" or "trading." The accounting policies related to these investments are as follows:

             AVAILABLE-FOR-SALE SECURITIES: Available-for-sale securities, consisting primarily of government-backed securities, public utility and corporate bonds, are carried at market value. Realized gains and losses on the sale of these securities are recognized on a specific identification basis in the consolidated statements of income in the period the securities are sold. Unrealized gains and losses are presented as a separate component of stockholders' equity, net of related income taxes.

             HELD-TO-MATURITY SECURITIES: Held-to-maturity securities, consisting primarily of government-backed securities and corporate bonds having fixed maturities, are carried at amortized cost. The Company has the ability and intent to hold these investments until maturity.

             TRADING SECURITIES: Trading securities, consisting primarily of government-backed securities and corporate bonds, are bought and held principally for the purpose of selling them in the near term and are recorded at market value. Realized and unrealized gains and losses are included in the consolidated statements of income.

             NET REALIZABLE VALUE: For other than a temporary decline in the value of a common stock, preferred stock or publicly traded bonds below their cost or amortized cost, the investment is reduced to its net realizable value, which becomes the new cost basis of the investment. The amount of the reduction is reported as a loss. Any recovery of market value in excess of the investment's new cost basis is recognized as a realized gain only upon sale, maturity or other disposition of the investment. Factors which the Company evaluates in determining the existence of an other than temporary decline in value include the length of time and extent to which market value has been less than cost; the financial condition and near-term prospects of the issuers; and the intent and ability of the Company to retain its investment for the anticipated period of recovery in market value.

           REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE

           Real estate contracts and mortgage notes held for investment purposes are carried at amortized cost. Discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized using the level yield (interest) method. For contracts acquired after September 30, 1992, net purchase discounts are amortized on an individual contract basis using the level yield method over the remaining contractual term of the contract. For contracts acquired before October 1, 1992, the Company accounts for its portfolio of discounted loans using anticipated prepayment patterns to apply the level yield (interest) method of amortizing discounts. Discounted contracts are pooled by the fiscal year of purchase and by similar contract types. The amortization period, which is approximately 78 months, estimates a constant prepayment rate of 10-12 percent per year and scheduled payments, which is consistent with the Company's prior experience with similar loans and the Company's expectations.

           In May 1993, Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan," was issued. SFAS No. 114 requires that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. The Company is required to adopt this new standard by October 1, 1995. The Company does not anticipate that the adoption of SFAS No. 114 will have a material effect on the consolidated financial statements.

           OTHER RECEIVABLE INVESTMENTS

           Other receivables held for investment purposes are carried at amortized cost. Discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized using the level yield (interest) method on an individual receivable basis over the remaining contractual term of the receivable.

           REAL ESTATE HELD FOR SALE

           Real estate is valued at the lower of cost or market. The Company principally acquires real estate through foreclosure or forfeiture. Cost is determined by the purchase price of the real estate or, for real estate acquired by foreclosure, at the lower of (a) the fair value of the property at the date of foreclosure less estimated selling costs, or (b) cost (unpaid contract carrying value). Periodically, the Company reviews its carrying values of real estate held for sale by obtaining new or updated appraisals, and adjusts its carrying values to the lower of cost or net realizable value, as necessary.

           REAL ESTATE HELD FOR SALE, CONTINUED

           Profit on sales of real estate is recognized when the buyers' initial and continuing investment is adequate to demonstrate that (1) a commitment to fulfill the terms of the transaction exists, (2) collectibility of the remaining sales price due is reasonably assured, and (3) the Company maintains no continuing involvement or obligation in relation to the property sold and transfers all the risks and rewards of ownership to the buyer.

           In April 1992, the Accounting Standards Division of the American Institute of Certified Public Accountants issued Statement of Position (SOP) No. 92-3, "Accounting for Foreclosed Assets," which provides guidance on determining the accounting treatment of foreclosed assets. SOP 92-3 requires that foreclosed assets be carried at the lower of (a) fair value minus estimated costs to sell, or (b) cost. The Company applied the provisions of SOP 92-3 effective October 1, 1992. The application of SOP 92-3, estimated to be approximately $10,000 before the application of related income taxes, is included in continuing operations for the year ended September 30, 1993.

           ALLOWANCE FOR LOSSES ON REAL ESTATE ASSETS

           The established allowances for losses on real estate assets include amounts for estimated probable losses on both real estate held for sale and real estate contracts and mortgage notes receivable. Specific allowances are established for all delinquent contract receivables with net carrying values in excess of $100,000. Additionally, the Company establishes general allowances, based on prior delinquency and loss experience, for currently performing receivables and smaller delinquent receivables. Allowances for losses are determined on the net carrying values of the contracts, including accrued interest. Accordingly, the Company continues interest accruals on delinquent loans until foreclosure, unless the principal and accrued interest on the loan exceed the fair value of the collateral, net of estimated selling costs. The Company obtains new or updated appraisals on appropriate delinquent receivables, and adjusts the allowance for losses as necessary, such that the net carrying value does not exceed net realizable value.

           DEFERRED COSTS

           Commission expense and other annuity policy and investment certificates issuance costs are deferred. For investment certificates, amortization is computed over the expected term which ranges from 6 months to 5 years, using the level yield (interest) method. For annuities, the portion of the deferred policy acquisition cost that is estimated not to be recoverable from surrender charges is amortized as a constant proportion of the estimated gross profits (both realized and unrealized) associated with the policies in force.

           ANNUITY RESERVES

           Reserves for annuities are equal to the sum of the account balances including deferred revenue charges. Based on past experience, consideration is given in actuarial calculations to the number of policyholder and annuitant deaths that might be expected, policy lapses, surrenders and terminations.

           RECOGNITION OF INSURANCE REVENUES

           Premiums for annuities are not reported as revenue but as annuity reserves. Revenues for these annuities are recognized either upon assessment or over the estimated term. These revenues generally include mortality expenses, if applicable, policy fees and charges and surrender charges.

           GUARANTY FUND ASSESSMENTS

           The Company is subject to insurance guaranty laws in the states in which it writes business. These laws provide for assessments against insurance companies for the benefit of policyholders and claimants in the event of insolvency of other life insurance companies. A portion of these assessments can be offset against the payment of future premium taxes. However, future changes in state laws could decrease the amount available for offset. As of September 30, 1995, the Company has accrued for guaranty fund assessments for known insolvencies net of estimated recoveries through premium tax offsets.

           INCOME TAXES

           The Company was included in the group of companies which file a consolidated income tax return with Metropolitan, its former parent through September 9, 1994. Subsequent to that date, the Company is included in the group of companies which file a consolidated income tax return with National Summit Corp. The Company is allocated a current and deferred tax provision from Metropolitan or National Summit Corp. as if the Company filed a separate tax return. Effective October 1, 1992, Metropolitan adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109). Under this method, deferred tax liabilities and assets are determined on temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. There was no effect on the Company's financial statements of adopting SFAS No. 109. In association with the disaffiliation with Metropolitan in 1994, the Company received certain income tax benefits, principally associated with the allocation of the

           INCOME TAXES, CONTINUED

           Metropolitan consolidated group's net operating loss carryforwards and reduction in amounts payable to Metropolitan, which resulted in a reduction of deferred taxes of approximately $207,000. This benefit has been recorded as additional paid-in capital due to the affiliation between Metropolitan and the Company.

           FINANCIAL INSTRUMENTS

           In December 1991, Statement of Financial Accounting Standards No. 107 (SFAS No. 107), "Disclosures about Fair Value of Financial Instruments," was issued. SFAS No. 107 requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. SFAS No. 107 is effective for financial statements issued for fiscal years ending after December 31, 1995 (Summit's fiscal year ending September 30, 1996) for entities with less than $150 million in total assets. This pronouncement does not change any requirements for recognition, measurement or classification of financial instruments in the Company's financial statements.

           EARNINGS PER COMMON SHARE

           Earnings per common share are computed by deducting preferred stock dividends from net income and dividing the result by the weighted averaged number of shares of common stock outstanding. There were no common stock equivalents or potentially dilutive securities outstanding during any of the three years in the period ended September 30, 1995.

           RECLASSIFICATIONS

           Certain amounts in the 1994 and 1993 financial statements have been reclassified to conform with the 1995 presentation. These reclassifications had no effect on net income or retained earnings as previously reported.

     2.  REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE:

         Real estate contracts and mortgage notes receivable include mortgages collateralized by property located throughout the United States. At September 30, 1995, the Company held first position liens associated with contracts and mortgage notes receivable with a face value of approximately $51,100,000 and second position liens of approximately $11,230,000. Approximately 18% of the face value of the Company's real estate contracts and mortgage notes receivable are collateralized by property located in the Southwest (Texas, Louisiana and New Mexico), approximately 21% by property located in the Pacific Southwest (California, Nevada and Arizona), approximately 22% by property located in the Pacific Northwest (Washington, Alaska, Idaho, Montana and Oregon) and approximately 10% by property located in the Southeast (Florida, Georgia, North Carolina and South Carolina).

         The face value of the Company's real estate contracts and mortgage notes receivable as of September 30, 1995 and 1994 are grouped by the following dollar ranges:

                                                     1995          1994
                                                 -----------   -----------
           Under $15,001                         $ 3,399,194   $ 1,262,236
           $15,001 to $40,000                     22,777,987    10,555,623
           $40,001 to $80,000                     20,210,801     9,970,820
           $80,001 to $150,000                    11,883,730     4,684,026
           Greater than $150,000                   4,057,536     1,931,873
                                                 -----------   -----------
                                                 $62,329,248   $28,404,578
                                                 ===========   ===========

         Contractual interest rates on the face value of the Company's real estate contracts and mortgage notes receivable as of September 30, 1995 and 1994 are as follows:

                                                     1995          1994
                                                 -----------   -----------
           Less than 8.00%                       $ 7,003,736   $ 3,072,262
           8.00% to 8.99%                          9,430,059     3,682,307
           9.00% to 9.99%                         13,741,811     6,489,889
           10.00% to 10.99%                       20,058,197    10,242,985
           11.00% to 11.99%                        7,687,561     2,868,603
           12.00% to 12.99%                        2,957,362     1,533,520
           13% or higher                           1,450,522       515,012
                                                 -----------   -----------
                                                 $62,329,248   $28,404,578
                                                 ===========   ===========

         The weighted average contractual interest rate on these receiv-ables at September 30, 1995 is approximately 9.3%. Maturity dates range from 1995 to 2025. The constant effective yield on contracts purchased in fiscal 1995 and 1994 was approximately 10.9% and 11.5%, respectively.

         The following is a reconciliation of the face value of the real estate contracts and mortgage notes receivable to the Company's carrying value at September 30, 1995 and 1994:


                                                     1995          1994
                                                 -----------   -----------
           Face value of discounted receivables  $51,768,999   $21,931,395
           Face value of originated and non-
             discounted receivables               10,560,249     6,473,183
           Unrealized discounts, net of
             unamortized acquisition costs        (2,614,937)   (1,337,365)
           Allowance for losses                     (765,130)     (250,572)
           Accrued interest receivable             1,168,038       466,350
                                                 -----------   -----------
           Carrying value                        $60,117,219   $27,282,991
                                                 ===========   ===========


         The principal amount of receivables with required principal or interest payments being in arrears for more than three months was approximately $2,675,000 and $1,085,000 at September 30, 1995 and 1994, respectively. During the years ended September 30, 1995 and 1994, the Company sold approximately $20,000,000 and $10,400,000 of real estate contracts and mortgage notes receivables without recourse and recognized gains of approximately $384,000 and $172,000, respectively. The sales during 1995 were primarily made to affiliated companies at estimated fair value which resulted in a gain of approximately $335,000.

         Aggregate amounts of receivables (face amount) expected to be received, based upon estimated prepayment patterns, are as follows:


                    Fiscal years ending
                       September 30,
                    -------------------
                           1996                 $ 7,328,000
                           1997                   6,666,000
                           1998                   6,063,000
                           1999                   5,515,000
                           2000                   5,015,000
                        Thereafter               31,742,248
                                                -----------
                        Total                   $62,329,248
                                                ===========

     3.  OTHER RECEIVABLE INVESTMENTS:

         Other receivable investments include various cash flow investments which are not secured by real estate, such as annuities and lottery prizes. Annuities are backed by the credit rating of the payor, generally an insurance company. Lottery prizes are backed by the credit rating of the insurance company or other entity making the lottery prize payments. Additionally, when the lottery prizes are from a state-run lottery, the lottery is often backed by the general credit of the state.

         These forms of cash flow receivable investments normally are principal-only obligations and are purchased at a discount sufficient to meet the Company's investment yield requirements. The weighted average constant effective yield on these receivables at September 30, 1995 is approximately 9.1%. Maturities range from 1995 to 2035.

         The following is a reconciliation of the face value of the other receivable investments to the Company's carrying value at September 30, 1995:

           Face value of receivables                     $28,618,310
           Unrealized discounts, net of unamortized
             acquisition costs                           (11,722,408)
                                                         -----------
           Carrying values                               $16,895,902
                                                         ===========

         All such receivables held at September 30, 1995 were performing in accordance with their terms.

         During the year ended September 30, 1995, the Company sold approximately $1,260,000 of these receivables without recourse and recognized a gain of approximately $128,500.

         The following individual other receivable investments were in excess of ten percent of stockholders' equity at September 30, 1995:

                                                         Aggregate
                                                         Carrying
                  Issuer                                  Amount
           -----------------------                       ----------
           Arizona State Agency                          $3,344,695
           California State Agency                        2,036,041
           Michigan State Agency                            906,801
           New Jersey State Agency                        2,933,380
           New York State Agency                          2,364,728

         Aggregate amounts of receivables (face amounts) expected to be received are as follows:

                    Fiscal years ending
                       September 30,
                    -------------------
                           1996                 $ 2,128,000
                           1997                   2,205,000
                           1998                   2,153,000
                           1999                   2,348,000
                           2000                   2,393,000
                        Thereafter               17,391,310
                                                -----------
                        Total                   $28,618,310
                                                ===========


     4.  INVESTMENTS IN AFFILIATED COMPANIES:

         At September 30, 1995 and 1994, the Company owns the following preferred and common shares of Metropolitan:

                                                    Cost and
                        Type            Number      Carrying
                      of Shares       of Shares       Value
                   --------------     ---------    ----------
                   Class A common            9     $  420,205
                   Preferred:
                     Series C          116,094      1,160,942
                     Series D           24,328        243,278
                     Series E-1        105,800      1,058,000
                     Series E-4          1,400        140,000
                                                   ----------
                                                   $3,022,425
                                                   ==========

         Class A common stock is the only voting class of Metropolitan's stock. Class A common stock is junior to Class B common stock as to liquidation preference. At September 30, 1995 and 1994, Summit owned 7.09% and 7.12%, respectively, of the outstanding Class A common stock.

         The preferred stock have a par value of $10 per share and have liquidation preferences equal to their issue price. They are non-voting and are senior to the common shares as to dividends. Dividends are cumulative and at variable rates; however, dividends shall be no less than 6% or greater than 14% per annum. At September 30, 1995, the preferred Series C, D and E-1 had dividend rates of 7.97%. The preferred Series E-4 had a dividend rate of 8.47%. Neither the common or preferred shares are traded in a public market; however, the preferred stock trades at face value on a trading list maintained by Metropolitan Investment Securities, Inc.

     5.  INVESTMENTS:

         A summary of carrying and estimated market values of investments at September 30, 1995 is as follows:

                                           Gross       Gross     Estimated
                             Amortized  Unrealized  Unrealized    Market
           Held-to-Maturity    Cost        Gains      Losses       Value
           ---------------- ----------  ----------  ----------  ----------
           U.S. Government
             Bonds          $5,229,949  $        0  $ (144,091) $5,085,858
           Corporate Bonds   3,039,592           0     (53,985)  2,985,607
                            ----------  ----------  ----------  ----------
           Total            $8,269,541  $        0  $ (198,076) $8,071,465
                            ==========  ==========  ==========  ==========

         All bonds held at September 30, 1995 were performing in accordance with their terms.

         All investments are held by the Company's life insurance affiliate. During the year ended September 30, 1994, this affiliate transferred approximately $6,000,000 of investments from its available-for-sale portfolio to its held-to-maturity portfolio. At the date of transfer, these investments had net unrealized losses of approximately $29,000 before income taxes. These unrealized losses are being amortized over the remaining term of the investments transferred using the interest method. At September 30, 1995, the remaining unamortized loss of approximately $12,000, net of income taxes, is reported as a reduction of stockholders' equity.

         The following individual investments (excluding U.S. government bonds) held by the Company at September 30, 1995 were in excess of ten percent of stockholders' equity:

                                                          Carrying
                         Issuer                            Amount
           -------------------------------------         ----------
           Corporate Bonds:
             Countrywide Funding                         $  999,164
             General Electric Credit Corporation          1,031,930
             Wal-Mart Stores                              1,003,136

         There were no individual investments held by the Company at September 30, 1994 in excess of ten percent of stockholders' equity.

         At September 30, 1995, the contractual maturity of the debt securities are due from one year through five years. Expected maturities will differ from contractual maturities because issuers may have the right to call or pre-pay obligations with or without call or pre-payment penalties.

         Upon the acquisition of OSL, the Company transferred and subsequently sold approximately $1 million of the investments which were previously classified by Metropolitan as held-to-maturity to available-for-sale.


     6.  DEBT PAYABLE:

         At September 30, 1995 and 1994, debt payable consists of:

                                                         1995       1994
                                                       --------   --------

         Real estate contracts and mortgage notes
           payable, interest rates ranging from 7%
           to 9.5%, due in installments through 2009,
           collateralized by senior liens on certain
           of the Company's real estate contracts,
           mortgage notes receivable and real estate
           held for sale                               $104,067   $119,573

         Accrued interest payable                           569        315
                                                       --------   --------
                                                       $104,636   $119,888
                                                       ========   ========

         Aggregate amounts of principal payments due on debt payable, with interest ranging from 7% to 9.5%, at September 30, 1995 are as follows:

                    Fiscal years ending
                       September 30,
                    -------------------
                           1996                       $ 13,818
                           1997                         14,413
                           1998                         15,679
                           1999                         15,198
                           2000                          6,630
                        Thereafter                      38,898
                                                      --------
                        Total                         $104,636
                                                      ========

     7.  INVESTMENT CERTIFICATES:

         At September 30, 1995 and 1994, investment certificates consist of:


             Annual
            Interest         Principally
             Rates           Maturing in           1995           1994
           ----------    -------------------    -----------    -----------

           6% to 7%      1996 and 1997          $   810,558    $ 1,732,000
           7% to 8%      1996 and 1997            1,789,822      1,083,000
           8% to 9%      1998, 1999 and 2000     22,070,089     15,808,000
           9% to 10%     1997 and 1998            2,831,765      3,202,000
           10% to 11%    1996                     6,222,424      6,161,535
                                                -----------    -----------
                                                 33,724,658     27,986,535
           Compound and accrued interest          4,821,238      3,106,295
                                                -----------    -----------
           Totals                               $38,545,896    $31,092,830
                                                ===========    ===========


         The weighted average interest rate on outstanding investment certificates at both September 30, 1995 and 1994 was approximately 8.8%.

         Investment certificates and compound and accrued interest at September 30, 1995 mature as follows:


                    Fiscal years ending
                       September 30,
                    -------------------
                           1996                 $10,152,000
                           1997                   4,816,000
                           1998                   8,844,000
                           1999                   7,932,000
                           2000                   6,463,000
                        Thereafter                  338,896
                                                -----------
                        Total                   $38,545,896
                                                ===========

     8.  DEFERRED COSTS:

         An analysis of deferred costs related to annuity policy acquisition and investment certificates issuance for the years ended September 30, 1995 and 1994 is as follows:

                                         Policy     Investment
                      1995             Acquisition Certificates   Total
           --------------------------  ----------- ------------ ----------
           Balance, beginning of year               $  705,994  $  705,994
           Increase due to acquisi-
             tion of life insurance
             affiliate                 $2,614,778                2,614,778
           Deferred during the year:
             Commissions                  291,050      259,633     550,683
             Other expense                 47,885      182,142     230,027
                                       ----------   ----------  ----------
           Total deferred costs         2,953,713    1,147,769   4,101,482
           Amortized during the year     (198,190)    (321,090)   (519,280)
                                       ----------   ----------  ----------
           Balance, end of year        $2,755,523   $  826,679  $3,582,202
                                       ==========   ==========  ==========
                      1994
           --------------------------
           Balance, beginning of year               $  524,376  $  524,376
           Deferred during the year:
             Commissions                               299,748     299,748
             Other expense                             144,354     144,354
                                                    ----------  ----------
           Total deferred costs                        968,478     968,478
           Amortized during the year                  (262,484)   (262,484)
                                                    ----------  ----------
           Balance, end of year                     $  705,994  $  705,994
                                                    ==========  ==========

     9.  INCOME TAXES:

         The tax effect of the primary temporary differences giving rise to the Company's deferred tax assets and liabilities as of September 30, 1995 and 1994 is as follows:

                           1995                    Assets      Liabilities
           ------------------------------------  ----------    -----------
           Mark to market for investment
             securities                                        $   73,468
           Guaranty fund assessments             $  150,045
           Annuity reserves                         597,743
           Management fee payable                                 402,101
           Allowance for losses on real estate       31,493
           Allowance for losses on receivables      164,709
           Deferred acquisition costs                           2,423,035
           Net operating loss carryforwards         535,500
           Other                                    127,907
                                                 ----------    ----------
           Total deferred income taxes           $1,607,402    $2,898,604
                                                 ==========    ==========

                           1994                    Assets      Liabilities
           ------------------------------------  ----------    -----------
           Management fee payable                $   20,400
           Allowance for losses on real estate       17,102
           Allowance for losses on receivables       86,573
           Deferred acquisition costs                          $  619,716
           Net operating loss carryforwards         343,863
                                                 ----------    ----------
           Total deferred income taxes           $  467,938    $  619,716
                                                 ==========    ==========

         No valuation allowance has been established to reduce the deferred tax assets, as it is more likely than not that these assets will be realized due to the future reversals of existing taxable temporary differences. As of September 30, 1995, the Company's net operating loss carryforwards of approximately $1,575,000 expire from 2006 through 2010.

         The provision for income taxes is computed by applying the statutory federal income tax rate to income before income taxes as follows:

                                              1995       1994       1993
                                            --------   --------   --------
           Federal income tax at statutory
             rate                           $281,270   $137,797   $145,880
           Affiliate corporate dividend
             received deduction              (49,921)
           Other                               8,358      2,610         71
                                            --------   --------   --------
           Income tax provision             $239,707   $140,407   $145,951
                                            ========   ========   ========

         The components of the provision for income taxes are as follows:

                                              1995       1994       1993
                                            --------   --------   --------
           Current                          $ 75,458   $  3,907
           Deferred                          164,249    136,500   $145,951
                                            --------   --------   --------
                                            $239,707   $140,407   $145,951
                                            ========   ========   ========

     10. STOCKHOLDERS' EQUITY:

         A summary of preferred and common shares at September 30, 1995 and 1994 is as follows:

                                                                Issued and Outstanding Shares
                                                          -----------------------------------------
                                                                  1995                  1994
                                             Authorized   -------------------   -------------------
                                               Shares      Amount     Shares     Amount     Shares
                                             ----------   --------   --------   --------   --------
           Registered preferred stock,
             Series S-1                         150,000   $356,222     35,622   $317,194     31,719
                                             ==========   ========   ========   ========   ========
           Common stock                       2,000,000   $100,000     10,000   $100,000     10,000
                                             ==========   ========   ========   ========   ========

         The Company has authorized 10,000,000 total shares of Series S preferred stock, of which 150,000 shares were registered at September 30, 1995 and 1994.

         Series S-1 preferred stock is cumulative and the holders thereof are entitled to receive monthly dividends at an annual rate equal to the highest of the "Treasury Bill Rate," the "Ten Year Constant Maturity Rate" or the "Twenty Year Constant Maturity Rate" as defined in the Series S-1 offering prospectus determined immediately prior to declaration date. The board of directors may, at its sole option, declare a higher dividend rate; however, dividends shall be no less than 6% or greater than 14% per annum.

         Series S-1 preferred stock has a par value of $10 per share and was sold to the public at $100 per share. Series S-1 shares are callable at the sole option of the board of directors at $100 per share.

         All preferred stock has liquidation preferences equal to their issue price, are non-voting and are senior to the common shares as to dividends. All preferred stock dividends are based upon the original issue price.

         The payment of dividends by the Company's wholly-owned life insurance subsidiary is subject to certain restrictions imposed by statute. Dividends can only be paid out of earned surplus.
         Earned surplus includes accumulated statutory basis earnings of the Company and surplus arising from unrealized capital gains or revaluation of assets. The Idaho Insurance Code requires the life insurance subsidiary to maintain $1 million in common stock and $1 million in contributed surplus.


     11. RELATED-PARTY TRANSACTIONS:

         Through September 9, 1994, the date of disaffiliation, Summit received accounting, data processing, contract servicing and other administrative services from Metropolitan. Charges for these services were approximately $58,000 in fiscal 1994 and $97,000 in fiscal 1993 and were assessed based on the number of real estate contracts and mortgage notes receivable serviced by Metropolitan on Summit's behalf. Other indirect services provided by Metropolitan to Summit, such as management and regulatory compliance, were not directly charged to Summit. Charges assessed to Summit and its subsidiaries by Metropolitan during fiscal 1995 were approximately $315,000.

         Management believes that these charges are reasonable and result in the reimbursement to Metropolitan of all significant direct expenses incurred on behalf of Summit and its subsidiaries. Currently, management anticipates that Metropolitan will continue to supply these services in the future.

         Summit had the following related party transactions with Metropolitan and affiliates during fiscal years 1995, 1994 and 1993:
                                          1995         1994         1993
                                      -----------  -----------  -----------
         Real estate contracts and
           mortgage notes receivable
           and other receivable
           investments purchased
           through Metropolitan or
           affiliates                 $42,479,766  $19,495,714  $15,423,706
         Contract acquisition costs
           charged to Summit on
           purchased real estate
           contracts and mortgage
           notes receivable, includ-
           ing management under-
           writing fees                 1,967,409      681,991      243,414
                                      -----------  -----------  -----------
         Total cost of real estate
           contracts and mortgage
           notes and other receivable
           investments purchased
           through Metropolitan       $44,447,175  $20,177,705  $15,667,120
                                      ===========  ===========  ===========

                                          1995         1994         1993
                                      -----------  -----------  -----------
         Real estate contracts and
           mortgage notes receivable
           and other receivable in-
           vestments sold to Metro-
           politan or its affiliates  $17,098,581  $10,122,544  $ 4,044,423

         Gains on real estate con-
           tracts and mortgage notes
           receivable and other
           receivable investments
           sold to Metropolitan or
           its affiliates                 335,469

         Service fees charged to
           Metropolitan for property
           development assistance       1,250,017

         Commissions and service
           fees charged to Metro-
           politan on sale of in-
           vestment certificates
           and preferred stock          1,124,481

         Interest expense paid to
           Metropolitan and its
           affiliated companies                         11,684        6,000

         Commissions capitalized as
           deferred costs, paid to
           a Metropolitan affiliate
           on sale of investment
           certificates                    86,491      299,748      276,060

         Commissions deducted from
           additional paid-in capital,
           paid to a Metropolitan
           affiliate on sale of
           preferred stock                 13,249        7,552

         In addition to the above, prior to its acquisition, Old Standard had other related-party transactions with Metropolitan and its affiliates.

         Advances due Metropolitan or its affiliates in the amount of $1,960,104 and $267,735 at September 30, 1995 and 1994,
         respectively, represent real estate contracts and mortgage notes and related costs advanced by Metropolitan on behalf of Summit and are included in accounts payable.

         The Company's employees are included in the Metropolitan Mortgage & Securities Co., Inc. Retirement Savings Plan (the Plan), authorized under Section 401(k) of the Tax Reform Act of 1986, as amended. This Plan is available to all employees over the age of 21 upon completion of six months of service in which he or she has 500 hours of service. Employees may defer from 1% to 15% of their compensation in multiples of whole percentages. The Company matches contributions equal to 25% of pre-tax contributions up to a maximum of 6% of compensation. This match is made only if the Company has a net profit during the preceding fiscal year. No contribution was made by the Company during the years ended September 30, 1995, 1994 or 1993.


     12. ANNUITY RESERVES:

         Annuity reserves are based on the annuity contract terms. Such terms call for reserves covering all principal paid plus accrued interest. Annuity contract interest rates ranged from 5.75% to 10.65% during the four-month period ended September 30, 1995.

         All states in which the Company's insurance subsidiary operates have laws requiring solvent life insurance companies to pay assessments to protect the interests of policyholders of insolvent life insurance companies. Assessments are levied on all member insurers in each state based on a proportionate share of premiums written by member insurers in the lines of business in which the insolvent insurers engaged. A portion of these assessments can be offset against the payment of future premium taxes. However, future changes in state laws could decrease the amount available for offset.

         The net amount expensed by the Company's life insurance subsidiary for guaranty fund assessments and charged to operations for the four-month period ended September 30, 1995 was $25,000. The Company's estimate of these losses is based upon updated information from the National Organization of Life and Health Insurance Guaranty Associations regarding insolvencies occurring during the years 1988 through 1992. These estimates are subject to future revisions based upon the ultimate resolution of the insolvencies and resultant losses. The Company cannot reasonably estimate the additional effects, if any, upon its future assessments pending the resolution of the above-described insolvencies. Additionally, the Company does not believe that the amount of future assessments associated with known insolvencies after 1992 will be material to its financial condition or results of operations. The amount of guaranty fund assessment has been recorded net of a 7% discount rate applied to the estimated payment term of approximately seven years.

     13. STATUTORY ACCOUNTING (UNAUDITED):

         The life insurance subsidiary of the Company is required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare these statutory financial statements differ from generally accepted accounting principles (GAAP). Selected differences between the statutory and the GAAP financial statements for the insurance subsidiary as of and for the four-month period ended September 30, 1995 are as follows:

                                                   Statutory       GAAP
                                                   ----------   ----------
           Stockholders' equity at September 30,
             1995                                  $2,248,969   $2,743,415

           Net income for the four-month period
             from May 31, 1995 to September 30,
             1995                                      43,574       86,031

           Unassigned statutory surplus and
             retained earnings at September 30,
             1995                                     248,969      755,299


         Written approval was received from the Insurance Department of the state of Idaho to capitalize the underwriting fee charged to the Company by Metropolitan and to amortize this fee as an adjustment of the yield on acquired mortgage notes. Statutory accounting practices prescribed by Idaho State do not describe the accounting required for this type of transaction. As of September 30, 1995, this permitted accounting practice increased statutory surplus by approximately $692,000 over what it would have been had prescribed practices disallowed this accounting treatment.


     14. SUPPLEMENTAL DISCLOSURES FOR STATEMENTS OF CASH FLOWS:

         Supplemental information on interest and income taxes paid during the years ended September 30, 1995, 1994 and 1993 is as follows:

                                         1995         1994         1993
                                      ----------   ----------   ----------

           Interest paid              $1,536,137   $1,298,248   $  836,737
           Income taxes paid             128,190        3,907          101

         Non-cash investing and financing activities of the Company during the years ended September 30, 1995, 1994 and 1993 are as follows:

                                         1995         1994         1993
                                      ----------   ----------   ----------
         Assumption of other debt
           payable in conjunction
           with purchase of real
           estate contracts and
           mortgage notes receivable  $  162,597   $   81,451   $  235,374
         Assumption of other debt
           payable in conjunction
           with acquisition of real
           estate held for sale           15,528       63,650       14,225
         Real estate held for sale
           acquired through fore-
           closure                     1,232,732      437,448      276,573
         Loans to facilitate the sale
           of real estate                959,813       81,800      205,492
         Exchange of Summit Securi-
           ties, Inc. preferred
           stock as full consider-
           ation for Metropolitan
           preferred and common
           stock                                    3,022,425
         Additional paid-in capital
           resulting from income tax
           benefits associated with
           disaffiliation                             206,872
         Increase in assets and
           liabilities associated
           with purchase of subsidi-
           aries:
             Investment securities     9,401,577
             Real estate contracts
               and mortgage notes
               receivable             32,080,899
             Real estate held for
               sale                      503,298
             Deferred costs            2,614,778
             Other assets                205,504
             Annuity reserves         44,558,959
             Accounts payable and
               other liabilities       1,653,970

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY PRO FORMA CONDENSED FINANCIAL STATEMENTS



     The following pro forma condensed consolidated balance sheet and income statements and related notes thereto reflect the purchase of all of the outstanding common stock of Old Standard Life Insurance Company by Summit Securities, Inc. The business combination was accounted for using the purchase method, but due to the entities being under common control, the historical cost bases of the assets and liabilities of Old Standard Life Insurance Company have been retained.

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
     March 31, 1995


                                           Purchase
                                            of Old         Consolidation  Consolidation
                               Summit      Standard           of Old       Adjustments
                             Historical    Dr. (Cr.)         Standard       Dr. (Cr.)         ProForma
                             -----------  -----------      -------------  -------------      -----------
                ASSETS

     Cash and cash equiva-
       lents                 $ 1,075,468  $(2,722,000) (a)  $ 2,228,824                      $   582,292
     Investments:
       Investments in affili-
         ated company          3,022,425    2,722,000  (a)                 $(2,722,000)(b)     3,022,425
       Held-to-maturity
         securities, at
         amortized cost                                       9,276,473                        9,276,473
       Accrued interest on
         investments                                             52,888                           52,888
     Real estate contracts
       and mortgage notes
       receivable, net        33,188,824                     32,489,699                       65,678,523
     Real estate held for
       sale                      400,050                        553,973                          954,023
     Deferred costs              800,212                      2,590,702                        3,390,914
     Office equipment, net
       of accumulated
       depreciation                                              13,605                           13,605
     Income tax receivable                                       94,974                           94,974
     Other assets, net            12,104                        413,408                          425,512
                             -----------  -----------       -----------    -----------       -----------
           Total assets      $38,499,083  $         0       $47,714,546    $(2,722,000)      $83,491,629
                             ===========  ===========       ===========    ===========       ===========

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY
     PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED), CONTINUED March 31, 1995

                                           Purchase
                                            of Old         Consolidation  Consolidation
                               Summit      Standard           of Old       Adjustments
                             Historical    Dr. (Cr.)         Standard       Dr. (Cr.)         Pro Forma
                             -----------  -----------      -------------  -------------      -----------
     LIABILITIES AND STOCK-
        HOLDERS' EQUITY

     Liabilities:
       Annuity reserves                                     $43,217,612                      $43,217,612
       Investment certifi-
         cates and accrued
         interest            $33,898,903                                                      33,898,903
       Debt payable               51,168                                                          51,168
       Accounts payable and
         accrued expenses        647,983                        543,724                        1,191,707
       Due to affiliated
         companies                                               26,107                           26,107
       Dividends payable to
         affiliated company                                     400,000                          400,000
       Deferred income taxes     259,548                      1,161,807                        1,421,355
                             -----------  -----------       -----------    -----------       -----------
           Total liabilities  34,857,602            0        45,349,250              0        80,206,852
                             -----------  -----------       -----------    -----------       -----------
    Stockholders' equity:
       Preferred stock, $10
         par (liquidation
         preference
         $3,453,630)             345,363                                                         345,363
       Common stock, $10 par     100,000                      1,000,000    $(1,000,000) (b)      100,000
       Additional paid-in
         capital               1,694,036                      1,000,000     (1,000,000) (b)    1,694,036
       Retained earnings       1,502,082                        379,410       (722,000) (b)    1,159,492
       Net unrealized loss
         on investments, net
         of deferred income
         taxes                                                  (14,114)                         (14,114)
                             -----------  -----------       -----------    -----------       -----------

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY
     PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED), CONTINUED March 31, 1995

                                           Purchase
                                            of Old         Consolidation  Consolidation
                               Summit      Standard           of Old       Adjustments
                             Historical    Dr. (Cr.)         Standard       Dr. (Cr.)         Pro Forma
                             -----------  -----------      -------------  -------------      -----------
     LIABILITIES AND STOCK-
        HOLDERS' EQUITY,
           CONTINUED

           Total stock-
             holders' equity   3,641,481            0         2,365,296     (2,722,000)        3,284,777
                             -----------  -----------       -----------    -----------       -----------
           Total liabilities
             and stockholders'
             equity          $38,499,083  $         0       $47,714,546    $(2,722,000)      $83,491,629
                             ===========  ===========       ===========    ===========       ===========

     The accompanying notes are an integral part of this pro forma balance sheet.

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED) for the year ended September 30, 1995

                                                              Reduction       Consolidation
                                                  Summit     in Earnings           of
                                                Historical    Dr. (Cr.)       Old Standard(i) Pro Forma
                                                -----------  -----------      -------------  -----------
     Revenues:
       Interest and earned discounts            $ 5,103,519  $  (299,420) (g)  $ 2,879,249   $ 7,683,348
       Realized net gains on sales of
         receivables                                512,500                                      512,500
       Real estate sales                          1,123,500                        477,500     1,601,000
       Dividend income                              256,991                                      256,991
       Other income                               2,580,105                         83,996     2,664,101
                                                -----------  -----------       -----------   -----------
           Total revenues                         9,576,615     (299,420)        3,440,745    12,717,940
                                                -----------  -----------       -----------   -----------
     Expenses:
       Annuity benefits                           1,034,082                      1,784,626     2,818,708
       Interest expense                           3,251,334                           (157)    3,251,177
       Cost of real estate sold                   1,117,233                        480,242     1,597,475
       Provision for losses on real estate
         contracts and real estate held             445,381                         64,937       510,318
       Salaries and benefits                        907,690                         29,409       937,099
       Commissions to agents                      1,395,994                        222,447     1,618,441
       Other operating and underwriting
         expenses                                   738,380                        328,963     1,067,343
       Less amount capitalized as deferred
         costs, net of amortization                (140,745)                      (188,549)     (329,294)
                                                -----------  -----------       -----------   -----------
           Total expenses                         8,749,349            0         2,721,918    11,471,267
                                                -----------  -----------       -----------   -----------
     Income before income taxes                     827,266     (299,420)          718,827     1,246,673
     Income tax provision                          (239,707)     101,802  (h)     (127,729)     (265,634)
                                                -----------  -----------       -----------   -----------
     Net income                                     587,559     (197,618)          591,098       981,039
     Preferred stock dividends                     (309,061)                                    (309,061)
                                                -----------  -----------       -----------   -----------
     Income applicable to common stockholders   $   278,498  $  (197,618)      $   591,098   $   671,978
                                                ===========  ===========       ===========   ===========

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED), CONTINUED for the year ended September 30, 1994

                                                              Reduction       Consolidation
                                                 Summitin     Earnings              of
                                                Historical    Dr. (Cr.)        Old Standard   Pro Forma
                                                -----------  -----------      -------------  -----------
     Revenues:
       Interest and earned discounts            $ 3,070,667  $  (299,420) (c)  $ 4,000,138   $ 6,771,385
       Realized net gains on sale of invest-
         ment securities                              4,252                         33,143        37,395
       Realized net gains on sales of
         receivables                                171,756                         51,842       223,598
       Real estate sales                             88,000                        621,950       709,950
       Other income                                  60,677                         62,581       123,258
                                                -----------  -----------       -----------   -----------
           Total revenues                         3,395,352     (299,420)        4,769,654     7,865,586
                                                -----------  -----------       -----------   -----------
     Expenses:
       Annuity benefits                                                          2,643,783     2,643,783
       Interest expense                           2,527,945                            280     2,528,225
       Cost of real estate sold                      75,656                        606,821       682,477
       Provision for losses on real estate
         contracts and real estate held             155,042                        192,714       347,756
       Salaries and benefits                                                        42,630        42,630
       Commissions to agents                                                       500,134       500,134
       Other operating and underwriting
         expenses                                   231,423                        247,759       479,182
       Less amount capitalized as deferred
         costs, net of amortization                                               (418,125)     (418,125)
                                                -----------  -----------       -----------   -----------
           Total expenses                         2,990,066            0         3,815,996     6,806,062
                                                -----------  -----------       -----------   -----------
     Income before income taxes                     405,286     (299,420)          953,658     1,059,524
     Income tax provision                          (140,407)     101,802  (d)     (328,302)     (366,907)
                                                -----------  -----------       -----------   -----------
     Net income                                     264,879     (197,618)          625,356       692,617
     Preferred stock dividends                       (2,930)                                      (2,930)
                                                -----------  -----------       -----------   -----------
     Income applicable to common stockholders   $   261,949  $  (197,618)      $   625,356   $   689,687
                                                ===========  ===========       ===========   ===========

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (UNAUDITED), CONTINUED for the six months ended March 31, 1995

                                                              Reduction       Consolidation
                                                  Summit      in Earnings          of
                                                Historical    Dr. (Cr.)       Old Standard    Pro Forma
                                                -----------  -----------      -------------  -----------
       Revenues:
       Interest and earned discounts            $ 1,813,581  $  (149,710) (e)  $ 2,109,367   $ 3,773,238
       Realized net gains on sale of invest-
         ment securities                             49,103                                       49,103
       Realized net gains on sales of
         receivables                                511,500                        226,000       737,500
       Real estate sales                            152,078                                      152,078
       Other income                                 843,427                         65,206       908,633
                                                -----------  -----------       -----------   -----------
           Total revenues                         3,369,689     (149,710)        2,400,573     5,620,552
                                                -----------  -----------       -----------   -----------
     Expenses:
       Annuity benefits                                                          1,323,779     1,323,779
       Interest expense                           1,536,182                           (581)    1,535,601
       Cost of real estate sold                     503,258                        228,916       732,174
       Provision for losses on real estate
         contracts and real estate held             167,821                        110,938       278,759
       Salaries and benefits                        228,772                         21,876       250,648
       Commissions to agents                        399,236                        147,811       547,047
       Other operating and underwriting
         expenses                                   216,443                        267,129       483,572
       Less amount capitalized as deferred
         costs, net of amortization                                               (164,473)     (164,473)
                                                -----------  -----------       -----------   -----------
           Total expenses                         3,051,712            0         1,935,395     4,987,107
                                                -----------  -----------       -----------   -----------
     Income before income taxes                     317,977     (149,710)          465,178       633,445
     Income tax provision                          (108,877)      50,901  (f)     (163,939)     (221,915)
                                                -----------  -----------       -----------   -----------
     Net income                                     209,100      (98,809)          301,239       411,530
     Preferred stock dividends                     (156,991)                                    (156,991)
                                                -----------  -----------       -----------   -----------
     Income applicable to common stockholders   $    52,109  $   (98,809)      $   301,239   $   254,539
                                                ===========  ===========       ===========   ===========

     SUMMIT SECURITIES, INC. AND OLD STANDARD LIFE INSURANCE COMPANY NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET AND STATEMENTS OF INCOME


     NOTE 1:

     The pro forma condensed consolidated balance sheet at March 31, 1995 assumes the purchase of all of the outstanding common stock of Old Standard Life Insurance Company (OSL) as if it occurred on March 31, 1995 through the payment of $2,722,000 to Metropolitan. As additional consideration for the purchase of OSL, the Company will make contingency payments equal to 20% of statutory income prior to the accrual of income tax for the fiscal years ending December 31, 1995, 1996 and 1997. Due to the fact that these entities are under common control, any amounts paid under this provision will be accounted for as dividends. This business combination was accounted for using the purchase method, but due to the fact that the Company, Metropolitan and OSL are all entities under the common control of one individual, the Company will retain the historical cost bases of the assets and liabilities of OSL. Thus, the excess of the purchase price of OSL, over its net book value has been treated as if it were a dividend and has been charged against retained earnings.


     NOTE 2:

     The pro forma condensed consolidated statement of income reflects the above described transaction as if the purchase of OSL occurred at the beginning of the period presented.


     NOTE 3:

     The following adjustments have been made to the pro forma consolidated condensed balance sheet and statement of income to reflect the acquisition of OSL:

       Pro Forma Balance Sheet (March 31, 1995)
       ----------------------------------------
       (a) To record the acquisition of OSL by the Company through the payment of $2,722,000 to Metropolitan.

       (b) To consolidate the balance sheet of OSL with the Company and to charge the excess of the purchase price over OSL's net book value of approximately $343,000 to retained earnings.


       Pro Forma Statement of Income (September 30, 1994)
       --------------------------------------------------
       (c) To reflect the reduction in investment income associated with the $2,722,000 purchase price paid to Metropolitan, calculated at an assumed net yield of 11% per annum.

       (d) To record the income tax effects of adjustment (c).

       Pro Forma Statement of Income (March 31, 1995)
       ----------------------------------------------
       (e) To reflect the reduction in investment income associated with the $2,722,000 adjusted purchase price paid to Metropolitan, calculated at an assumed net yield of 11% per annum, for the six-month period.

       (f) To record the income tax effects of adjustment (e).


       Pro Forma Statement of Income (September 30, 1995)
       --------------------------------------------------
       (g) To reflect the reduction in investment income associated with the $2,722,000 adjusted purchase price paid to Metropolitan, calculated at an assumed net yield of 11% per annum.

       (h) To record the income tax effects of adjustment (g).

       (i) This column reflects the statement of income of Old Standard for the period October 1, 1994 to May 31, 1995, the date of acquisition by Summit. The results of operations of Old Standard for the period June 1, 1995 to September 30, 1995 are included in Summit's historical consolidated statement of income for the year ended September 30, 1995.

                        REPORT OF INDEPENDENT ACCOUNTANTS


     The Directors and Stockholder
     Old Standard Life Insurance Company

     We have audited the accompanying balance sheets of Old Standard Life Insurance Company, a wholly-owned subsidiary of Metropolitan Mortgage & Securities Co., Inc., as of September 30, 1994 and December 31, 1993, and the related statements of income, stockholder's equity and cash flows for the periods then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Old Standard Life Insurance Company as of September 30, 1994 and
     December 31, 1993, and the results of its operations and its cash flows for the periods then ended in conformity with generally accepted accounting principles.

     As discussed in Note 1, the Company changed its method of accounting for its investment in certain debt securities in 1993.


                                  /s/ Coopers & Lybrand L.L.P.

                                  COOPERS & LYBRAND L.L.P.


     Spokane, Washington
     January 12, 1995, except for the first
       paragraph of Note 1, as to which the
       date is May 31, 1995

                          INDEPENDENT AUDITORS' REPORT



     The Directors and Stockholder
     Old Standard Life Insurance Company


     We have audited the accompanying statement of income, stockholder's equity and cash flows of Old Standard Life Insurance Company, a wholly-owned subsidiary of Metropolitan Mortgage Securities Co., Inc. for the year ended December 31, 1992. These financial statements are the responsibility of the Company s management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements
     are free of material misstatement.   An audit includes examining, on a
     test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Old Standard Life Insurance Company and for the year ended December 31, 1992 in conformity with generally accepted accounting principles.


                                     BDO SEIDMAN




     Spokane, Washington
     March 19, 1993

                       OLD STANDARD LIFE INSURANCE COMPANY

                                 BALANCE SHEETS


                                    March 31,   September 30, December 31,
                                      1995          1994          1993
                                  ------------  ------------  ------------
                                  (Unaudited)
                  ASSETS

     Invested assets:
       Investments (Note 2):
         Held-to-maturity secur-
           ities, at amortized
           cost                   $  9,276,473  $  9,283,204  $  3,323,735
         Available-for-sale
           securities, at market                                 5,908,968
       Real estate contracts and
         mortgage notes receiv-
         able, net (Note 3)         32,093,603    28,506,656    23,542,397
       Real estate held for sale
         (Note 4)                      553,973       447,413       372,301
       Policy loans                     13,833        14,614         5,468
       Cash and cash equivalents     2,228,824     5,829,278     5,051,110
                                  ------------  ------------   -----------
             Total invested
               assets               44,166,706    44,081,165    38,203,979
                                  ------------  ------------   -----------
     Receivables, net                    3,585        20,746        34,127
                                  ------------  ------------   -----------
     Other assets:
       Deferred acquisition costs
         (Note 5)                    2,590,702     2,426,229     2,283,615
       Accrued investment income       448,984       462,921       515,613
       Furniture and equipment,
         net                            13,605        14,235        15,179
       Due from affiliated com-
         panies (Note 8)                             210,542     1,456,431
       Income tax receivable
         (Note 7)                       94,974
       Other                           395,990       159,480       159,480
                                  ------------  ------------   -----------
             Total other assets      3,544,255     3,273,407     4,430,318
                                  ------------  ------------   -----------
             Total assets         $ 47,714,546  $ 47,375,318  $ 42,668,424
                                  ============  ============  ============

                       OLD STANDARD LIFE INSURANCE COMPANY

                                    March 31,   September 30, December 31,
                                      1995          1994          1993
                                  ------------  ------------  ------------
                                  (Unaudited)
       LIABILITIES AND STOCK-
          HOLDER'S EQUITY

     Liabilities:
       Annuity reserves (Note 6)  $ 43,217,612  $ 43,396,028  $ 39,344,173
       Due to affiliated com-
         panies (Note 8)                26,107
       Dividends payable to
         affiliate company
         (Note 8)                      400,000
       Income taxes payable
         (Note 7)                                    254,435
       Deferred income taxes
         (Note 7)                    1,161,807       737,040       801,650
       Advance annuity deposit
         funds                          13,207         7,532        14,222
       Accounts payable and
         accrued expenses              530,517       518,471       492,673
                                  ------------  ------------  ------------
           Total liabilities        45,349,250    44,913,506    40,652,718
                                  ------------  ------------  ------------
     Stockholder's equity
       (Notes 9 and 10):
         Common stock, $10 par
           value, 250,000 shares
           authorized; 100,000
           and 40,000 shares
           issued and outstanding    1,000,000       400,000       400,000
         Additional paid-in
           capital                   1,000,000       800,000       800,000
         Retained earnings             379,410     1,278,171       875,017
         Net unrealized losses on
           investments,net of de-
           ferred income taxes of
           $7,271 at March 31,
           1995, $8,429 at
           September 30, 1994 and
           $30,554 at December 31,
           1993 (Note 2)               (14,114)      (16,359)      (59,311)
                                  ------------  ------------  ------------
             Total stockholder's
               equity                2,365,296     2,461,812     2,015,706
                                  ------------  ------------  ------------
             Total liabilities
               and stockholder's
               equity             $ 47,714,546  $ 47,375,318  $ 42,668,424
                                  ============  ============  ============

     The accompanying notes are an integral part of the financial statements.

                       OLD STANDARD LIFE INSURANCE COMPANY

                              STATEMENTS OF INCOME

                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December 31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
                                               (Unaudited)
     Revenues:
       Net investment income                   $  2,043,352  $   2,964,109  $  3,615,585  $  2,922,996
       Net realized investment gains (losses)
         (Note 2)                                    (2,916)        66,378        77,936        55,454
       Other insurance revenues                      21,794         39,324        28,143        25,596
                                               ------------  -------------  ------------  ------------
             Total revenues                       2,062,230      3,069,811     3,721,664     3,004,046
                                               ------------  -------------  ------------  ------------
     Benefits and expenses:
       Annuity benefits                           1,345,573      2,040,286     2,377,835     1,655,550
       Commissions (Note 5)                         147,811        316,012       652,077       856,090
       General expenses (Note 8)                     58,939         90,276        96,529        87,120
       Provision for losses (recoveries) on
         real estate contracts and mortgage
         notes                                      110,938        166,476       263,697       (23,762)
       Insurance taxes, licenses and fees            98,264        (17,338)      518,920        11,548
       Increase in deferred acquisition costs
         (Note 5)                                  (164,473)      (142,615)     (615,992)     (907,488)
                                               ------------  -------------  ------------  ------------
             Total benefits and expenses          1,597,052      2,453,097     3,293,066     1,679,058
                                               ------------  -------------  ------------  ------------
     Income before income taxes                     465,178        616,714       428,598     1,324,988
     Provision for income taxes (Note 7)            163,939        213,560       146,804       450,400
                                               ------------  -------------  ------------  ------------
     Net income                                $    301,239  $     403,154  $    281,794  $    874,588
                                               ============  =============  ============  ============
     Net income per share                      $       4.30  $       10.08  $       7.04  $      21.86
                                               ============  =============  ============  ============
     Weighted average number of shares
       outstanding                                   70,000         40,000        40,000        40,000
                                               ============  =============  ============  ============

     The accompanying notes are an integral part of the financial statements.
                       OLD STANDARD LIFE INSURANCE COMPANY

                       STATEMENTS OF STOCKHOLDER'S EQUITY
                 for the years ended December 31, 1992 and 1993,
                    the nine months ended September 30, 1994
                   and for the six months ended March 31, 1995

                                                                                              Net
                                                               Additional                  Unrealized
                                                   Common       Paid-in       Retained     Losses on
                                                   Stock        Capital       Earnings    Investments
                                                ------------  ------------  ------------  ------------
     Balance, December 31, 1991                 $    400,000  $    800,000  $    418,635
     Net income                                                                  874,588
                                                ------------  ------------  ------------  ------------
     Balance, December 31, 1992                      400,000       800,000     1,293,223
     Net income                                                                  281,794
     Cash dividends                                                             (700,000)
     Adoption of SFAS No. 115, net of
       deferred income taxes of $30,544
       (Notes 2 and 7)                                                                         (59,311)
                                                ------------  ------------  ------------  ------------
     Balance, December 31, 1993                      400,000       800,000       875,017       (59,311)
     Net income                                                                  403,154
     Net change in unrealized losses
       on available-for-sale securities,
       net of deferred income taxes of
       $22,125 (Notes 2 and 7)                                                                  42,952
                                                ------------  ------------  ------------  ------------
     Balance, September 30, 1994                     400,000       800,000     1,278,171       (16,359)
     Net income (unaudited)                                                      301,239
     Cash dividends (unaudited)                                                 (400,000)
     Stock dividends (unaudited)                     600,000       200,000      (800,000)
     Net change in unrealized losses
       on available-for-sale securities,
       net of deferred income taxes of
       $1,158 (Notes 2 and 7)
       (unaudited)                                                                               2,245
                                                ------------  ------------  ------------  ------------
     Balance, March 31, 1995 (unaudited)        $  1,000,000  $  1,000,000  $    379,410  $    (14,114)
                                                ============  ============  ============  ============

     The accompanying notes are an integral part of the financial statements.
                       OLD STANDARD LIFE INSURANCE COMPANY

                            STATEMENTS OF CASH FLOWS

                                                 Six Months    Nine Months
                                                   Ended          Ended
                                                  March 31,   September 30,  Year Ended December 31,
                                                ------------  ------------- --------------------------
                                                    1995          1994          1993          1992
                                                ------------  ------------- ------------  ------------
                                                (Unaudited)
     Cash flows from operating activities:
       Net income                               $    301,239  $    403,154  $    281,794  $    874,588
       Adjustments to reconcile net income
         to net cash provided by operating
         activities:
           Net realized investment (gain) loss         2,916       (66,378)      (77,936)      (55,454)
           Provision for losses (recoveries)
             on real estate contracts and
             mortgage notes                          110,938       166,476       263,697       (23,762)
           Depreciation and amortization                 630           944         1,769         3,151
           Deferred income tax provision
             (benefit)                               423,609       (86,736)      143,254       449,600
       Changes in assets and liabilities:
         Deferred acquisition costs                 (164,473)     (142,614)     (615,992)     (907,488)
         Accrued investment income                   (13,937)       52,692      (242,299)     (157,366)
         Other accruals and adjustments             (699,685)      236,172       348,678       (24,173)
         Annuity reserves                          1,326,233     2,000,962     2,349,839     1,679,807
                                                ------------  ------------  ------------  ------------
               Net cash provided by operating
                 activities                        1,287,470     2,564,672     2,452,804     1,838,903
                                                ------------  ------------  ------------  ------------
     Cash flows from investing activities:
       Principal payments on real estate
         contracts and mortgage notes
         receivable                                2,352,639     4,034,423     4,554,827     2,637,228
       Proceeds from sale of real estate
         contracts and mortgage notes
         receivable                                   22,336       633,650
       Proceeds from sale of real estate held
         for sale                                     18,900        77,218        56,378        12,050
       Acquisition of furniture and equipment                                                     (172)

                       OLD STANDARD LIFE INSURANCE COMPANY

                                                 Six Months    Nine Months
                                                   Ended          Ended
                                                  March 31,   September 30,  Year Ended December 31,
                                                ------------  ------------- --------------------------
                                                    1995          1994          1993          1992
                                                ------------  ------------- ------------  ------------
                                                (Unaudited)
     Cash flows from investing activities,
       continued:
         Purchase of held-to-maturity
           investments                                                                      (3,030,000)
         Proceeds from sales of trading
           investments                                                                       3,076,172
         Proceeds from maturities of held-
           to-maturity investments                                               200,000
         Purchase of available-for-sale
           investments                                                       (58,768,357)
         Proceeds from sales of available-
           for-sale investments                                               49,529,844
         Purchase of real estate contracts
           and mortgage notes receivable          (5,997,771)   (9,776,499)   (3,473,576)  (16,053,302)
         Net change in policy loans                      781        (9,146)       (5,468)
         Change in due to/from affiliated
           companies                                 236,649     1,245,889    (3,831,065)    2,220,281
         Additions to real estate held for
           sale                                      (22,484)      (36,242)      (49,808)      (18,378)
                                                ------------  ------------  ------------  ------------
               Net cash used in investing
                 activities                       (3,388,950)   (3,830,707)  (11,787,225)  (11,156,121)
                                                ------------  ------------  ------------  ------------

                       OLD STANDARD LIFE INSURANCE COMPANY

                                                 Six Months    Nine Months
                                                   Ended          Ended
                                                  March 31,   September 30,  Year Ended December 31,
                                                ------------  ------------- --------------------------
                                                    1995          1994          1993          1992
                                                ------------  ------------- ------------  ------------
                                                (Unaudited)
     Cash flows from financing activities:
       Receipts from annuity products              2,835,246     5,902,105    12,228,314    15,484,747
       Withdrawals on annuity products            (4,339,895)   (3,851,212)   (3,289,837)   (1,597,048)
       Change in advance annuity deposits              5,675        (6,690)     (181,721)     (202,452)
       Dividends paid                                                           (700,000)
                                                ------------  ------------  ------------  ------------
               Net cash provided by (used in)
                 financing activities             (1,498,974)    2,044,203     8,056,756    13,685,247
                                                ------------  ------------  ------------  ------------
               Net increase (decrease) in cash
                 and cash equivalents             (3,600,454)      778,168    (1,277,665)    4,368,029

     Cash and cash equivalents:
       Beginning of period                         5,829,278     5,051,110     6,328,775     1,960,746
                                                ------------  ------------  ------------  ------------
       End of period                            $  2,228,824  $  5,829,278  $  5,051,110  $  6,328,775
                                                ============  ============= ============= ============

     See Note 11 for supplemental cash flow information.


     The accompanying notes are an integral part of the financial statements.

                       OLD STANDARD LIFE INSURANCE COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                  (All information as of March 31, 1995 and for
                the six months ended March 31, 1995 is unaudited)



     1.   SUMMARY OF ACCOUNTING POLICIES:

            Nature of Business
            ------------------
            Old Standard Life Insurance Company (Old Standard or the Company) is engaged primarily in the offering, issuance and sale of variable rate annuity contracts and life insurance policies. Old Standard was a wholly-owned subsidiary of Metropolitan Mortgage & Securities Co., Inc. (Metropolitan) until May 31, 1995 when it was acquired by Summit Securities, Inc., an affiliate of Metropolitan.


            Investments
            -----------
            The Company adopted the provisions of Statement of Financial Accounting Standards No. 115 (SFAS No. 115), "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993. The effect of applying this new standard was to decrease stockholder's equity at December 31, 1993 by $59,311, which is net of $30,554 of deferred income tax effect (see Note 7). The Company has classified its investments in debt and equity securities as either "available-for-sale" or "held-to-maturity." The accounting policies related to these investments are as follows:

              Available-for-Sale Securities: Available-for-sale securities, consisting primarily of government-backed securities and corporate bonds, are carried at market value. Realized gains and losses on the sale of these securities are recognized on a specific identification basis in the statement of income in the period the securities are sold. Unrealized gains and losses are presented as a separate component of stockholder's equity, net of related deferred income taxes.

              Held-to-Maturity Securities: Held-to-maturity securities, consisting primarily of government-backed securities and corporate bonds having fixed maturities, are carried at amortized cost. The Company has the ability and intent to hold these investments until maturity.

            Real Estate Contracts and Mortgage Notes Receivable
            ---------------------------------------------------
            Real estate contracts and mortgage notes receivable (contracts) held for investment purposes are carried at amortized cost. Discounts originating at the time of purchase, net of capitalized acquisition costs, are amortized using the level yield (interest) method. For contracts acquired after September 30, 1992, net purchase discounts are amortized on an individual contract basis using the level yield (interest) method over the remaining contractual term of the contract.
            For contracts acquired before October 1, 1992, the Company accounts for its portfolio of discounted loans using anticipated prepayment patterns to apply the level yield (interest) method of amortizing discounts. Discounted contracts are pooled by the fiscal year of purchase and by similar contract types. The amortization period, which is approximately 78 months, estimates a constant prepayment rate of 10-12 percent per year and scheduled payments, which is consistent with the Company's prior experience with similar loans and the Company's expectations.

            In May 1993, Statement of Financial Accounting Standards No. 114 (SFAS No. 114), "Accounting by Creditors for Impairment of a Loan," was issued. SFAS No. 114 requires that the carrying value of certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. The Company is required to adopt this new standard by October 1, 1995. The Company does not anticipate that the adoption of SFAS No. 114 will have a material effect on the financial statements.


            Real Estate Held for Sale
            -------------------------
            The Company holds real estate, stated at the lower of cost or market, for purposes of resale. The Company acquires real estate through foreclosure. Cost is determined by the lower of
            (a) the fair value of the property at date of foreclosure less estimated selling costs, or (b) cost (unpaid contract carrying value). Periodically, the Company reviews its carrying values of real estate held for sale by obtaining new or updated appraisals and adjusts its carrying values to the lower of cost or net realizable value, as necessary. Occasionally, properties are rented, with the revenue being included in other income and holding costs are charged to expense.

            Real Estate Held for Sale, Continued
            ------------------------------------
            Profit on sales of real estate is recognized when the buyers' initial and continuing investment is adequate to demonstrate
            (1) a commitment to fulfill the terms of the transaction,
            (2) collectibility of the remaining sales price due is reasonably assured, and (3) the Company maintains no continuing involvement or obligation in relation to the property sold and transfers all the risks and rewards of ownership to the buyer.


            Allowance for Losses on Real Estate Assets
            ------------------------------------------
            The established allowance for losses on real estate assets include amounts for estimated probable losses on both real estate held for sale and receivables. Specific allowances are established for all delinquent contract receivables with net carrying values in excess of $100,000. Additionally, the Company establishes general allowances, based on historic delinquency and loss experience, for currently performing receivables and smaller delinquent receivables. Allowances for losses are determined based upon the net carrying values of the contracts, including accrued interest. Accordingly, the Company continues to accrue interest on delinquent loans until foreclosure, unless the principal and accrued interest on the loan exceeds the fair value of the collateral, net of the estimated selling costs. The Company obtains new or updated appraisals on appropriate delinquent receivables, and adjusts the allowances for losses as necessary, such that the net carrying value does not exceed estimated net realizable value.


            Cash and Cash Equivalents
            -------------------------
            For purposes of the balance sheet and the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a remaining maturity of three months or less to be cash equivalents. Cash includes all balances on hand and on deposit in banks and financial institutions. The Company periodically evaluates the credit quality of its depository financial institutions. Substantially all cash and cash equivalents are on deposit with one financial institution and exceed the FDIC insurance limit.


            Deferred Acquisition Costs
            --------------------------
            Sales commissions and other sales costs related to sales of annuity contracts are deferred. The portion of the deferred policy acquisition cost that is estimated not to be recoverable from surrender charges is amortized as a constant proportion of the estimated gross profits associated with the policies in force.

            Annuity Reserves
            ----------------
            Annuity reserves are equal to the sum of the individual account accumulation values. Deposits and interest credited to annuity account balances are not reported as insurance revenues, but as annuity reserves.


            Recognition of Annuity Revenues
            -------------------------------
            Premiums for annuities are not reported as revenue, but as annuity reserves. Revenues for these annuities consist of the charges assessed against the account balance. These charges include expense and surrender charges. Charges designed to compensate the insurer for future services are not recognized in the period assessed; instead, they are deferred and recognized in income over the period benefitted using the same assumptions as are used to amortize deferred acquisition costs.


            Income Taxes
            ------------
            The Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), effective January 1, 1993. There was no cumulative effect of adopting SFAS No. 109. SFAS No. 109 requires deferred tax liabilities and assets to be determined based on the temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities and tax attributes using enacted tax rates in effect in the years in which the temporary differences are expected to reverse. In 1992, the Company accounted for income taxes as required by Accounting Principles Board Opinion
            No. 11.


            Earnings Per Share
            ------------------
            Earnings per share are computed by dividing net income by the weighted average number of shares of common stock outstanding.


            Interim Financial Information
            -----------------------------
            In the opinion of the Company, the accompanying unaudited interim financial information contains all adjustments necessary to present fairly the financial position as of March 31, 1995 and the results of operations and changes in cash flows for the six-month period ended March 31, 1995. The results of operations for the six-month period ended March 31, 1995 are not necessarily indicative of the results to be expected for the full year.

     2.   INVESTMENTS:

          As discussed in Note 1, effective December 31, 1993, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Accordingly, securities are classified as "Held-to-Maturity" or "Available-for-Sale". Additionally, to facilitate the adoption of SFAS No. 115, the Company restructured its investment portfolio to better match the average terms of its investments in debt securities with those of its annuities. Prior to the adoption of SFAS No. 115, the Company classified and accounted for its debt securities as "Trading" or "Investment." Securities classified as Trading were recorded at market value, similar to the treatment of Available-for-Sale securities. Securities classified as Investment were recorded at amortized cost, similar to the treatment of Held-to-Maturity securities.

          The Company has not invested in "derivative products" that have been structured to perform in a way that magnifies the normal impact of changes in interest rates or in a way dissimilar to the movement in value of the underlying securities. At March 31, 1995, the Company was not a party to any derivative financial instruments.

          A summary of carrying and estimated market values of investments at March 31, 1995, September 30, 1994 and December 31, 1993 is as follows:

                                                                       1995
                                        --------------------------------------------------------------
                                                              Gross         Gross
                                         Amortized Cost    Unrealized    Unrealized      Estimated
                Held-to-Maturity        (Carrying Value)      Gain          Loss        Market Value
            --------------------------  ----------------  ------------  ------------  ----------------
            Government-backed bonds       $  5,226,541    $         --  $    326,462    $  4,900,079
            Corporate bonds                  4,049,932              --       156,190       3,893,742
                                          ------------    ------------  ------------    ------------
              Total                       $  9,276,473    $         --  $    482,652    $  8,793,821
                                          ============    ============  ============    ============
                                                                       1994
                                        --------------------------------------------------------------
                                                              Gross         Gross
                                         Amortized Cost    Unrealized    Unrealized      Estimated
                Held-to-Maturity        (Carrying Value)      Gain          Loss        Market Value
            --------------------------  ----------------  ------------  ------------  ----------------
            Government-backed bonds       $  5,223,122    $         --  $    389,995    $  4,833,127
            Corporate bonds                  4,060,082              --       186,479       3,873,603
                                          ------------    ------------  ------------    ------------
              Total                       $  9,283,204    $         --  $    576,474    $  8,706,730
                                          ============    ============  ============    ============

                                                                       1993
                                        --------------------------------------------------------------
                                                              Gross         Gross
                                         Amortized Cost    Unrealized    Unrealized      Estimated
                Held-to-Maturity        (Carrying Value)      Gain          Loss        Market Value
            --------------------------  ----------------  ------------  ------------  ----------------
            Government-backed bonds       $    255,351    $         --  $      3,867    $    251,484
            Corporate bonds                  3,068,384           4,861         1,225       3,072,020
                                          ------------    ------------  ------------    ------------
              Total                       $  3,323,735    $      4,861  $      5,092    $  3,323,504
                                          ============    ============  ============    ============
                                                              Gross         Gross        Estimated
                                                           Unrealized    Unrealized     Market Value
                Available-for-Sale       Amortized Cost       Gain          Loss      (Carrying Value)
            --------------------------  ----------------  ------------  ------------  ----------------
            Government-backed bonds       $  5,000,000    $         --  $     81,250    $  4,918,750
            Corporate bonds                    998,833              --         8,615         990,218
                                          ------------    ------------  ------------    ------------
              Total                       $  5,998,833    $         --  $     89,865    $  5,908,968
                                          ============    ============  ============    ============

          The government-backed securities above include investments on deposit for regulatory authorities (as required by law) of $250,000 at March 31, 1995, September 30, 1994 and
          December 31, 1993.

          There were no sales or maturities of bonds for the six months ended March 31, 1995 or during the nine months ended September 30, 1994. Proceeds from sales and maturities of bonds for the year ended December 31, 1993 were $49,529,844. Gross gains of $122,866 and gross losses of $26,805 were realized on those transactions. Proceeds from the sale of trading bonds for the year ended December 31, 1992 were $3,076,172. Gross gains of $47,190 were realized during 1992.

          Net unrealized gains and losses on the available-for-sale portfolio at September 30, 1994 and December 31, 1993 are reported as a separate component of stockholder's equity, net of deferred federal income taxes. During the year ended December 31, 1993 and the nine months ended September 30, 1994, the Company transferred $3,250,000 and $6,000,000, respectively, of investments from the available-for-sale portfolio to the held-to-maturity portfolio. At the date of transfer, these investments had net unrealized losses of approximately $29,000 before deferred income taxes. These unrealized losses are being amortized over the term of the investments transferred using the interest method. During the year ended December 31, 1993 and the nine months ended September 30, 1994 and the six months ended March 31, 1995, $0, $4,563 and $3,052, respectively, of these losses were amortized. At March 31, 1995, September 30, 1994 and December 31, 1993, the remaining unamortized loss, net of deferred income taxes, is reported as a reduction of stockholder's equity.

          The amortized costs and estimated market values of debt securities at March 31, 1995, September 30, 1994 and December 31, 1993, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

          Held-to-maturity debt securities at March 31, 1995:

                                                               Estimated
                                                   Amortized     Market
                                                     Cost        Values
                                                   ----------  ----------
            Due after one year through five
              Years                                $9,276,473  $8,793,821
                                                   ==========  ==========

          Held-to-maturity debt securities at September 30, 1994:

                                                               Estimated
                                                   Amortized     Market
                                                     Cost        Values
                                                   ----------  ----------
            Due after one year through five
              years                                $9,283,204  $8,706,730
                                                   ==========  ==========

          Held-to-maturity debt secuirites at December 31, 1993:

                                                               Estimated
                                                   Amortized     Market
                                                     Cost        Values
                                                   ----------  ----------
            Due after one year
              through five years                   $3,323,735  $3,323,504
                                                   =========== ===========

          Available-for-sale debt securities at December 31, 1993:

                                                               Estimated
                                                   Amortized     Market
                                                     Cost        Values
                                                   ----------  ----------
            Due after one year
              through five years                   $5,000,000  $4,918,750

            Due after five years
              through 10 years                        998,833     990,218
                                                   ----------  ----------
                                                   $5,998,833  $5,908,968
                                                   ==========  ==========

          The following individual investments (excluding U.S. government bonds) held by the Company were in excess of ten percent of stockholder's equity at March 31, 1995, September 30, 1994 and December 31, 1993:

                                                                Carrying
                       Issuer                                    Amount
          ---------------------------------                    ----------
          1995
          ----
            Corporate bonds:
              General Electric Credit Corp.                    $1,041,186
              Countrywide Funding                               1,005,054
              Wal-Mart Stores                                   1,003,734
              MCA Funding Corp.                                   999,960

          1994
          ----
            Corporate bonds:
              General Electric Credit Corp.                     1,050,288
              Countrywide Funding                               1,005,562
              Wal-Mart Stores                                   1,004,320
              MCA Funding Corp.                                   999,912

          1993
          ----
            Corporate bonds:
              General Electric Credit Corp.                     1,063,376
              Countrywide Funding                                 990,218
              Wal-Mart Stores                                   1,005,163
              MCA Funding Corp.                                   999,845

          Upon the sale of the Company to Summit, the Company transferred and subsequently sold approximately $1 million of the investments which were previously classified by Metropolitan as held-to-maturity to available-for-sale.


     3.   REAL ESTATE CONTRACTS AND MORTGAGE NOTES RECEIVABLE:

          Real estate contracts and mortgage notes receivable consist of first lien mortgages collateralized by property primarily located in the Pacific Northwest (Washington and Northern Idaho). The face value of the real estate contracts and mortgage notes range principally from $15,000 to $150,000 with no single amount in excess of $300,000. Interest rates principally range from 5% to 13.125%. The weighted average interest rate on these receivables at March 31, 1995, September 30, 1994 and December 31, 1993 is approximately 9.6%, 10.0% and 9.8%, respectively. Maturity dates range from 1995 to 2025.

          The following is a reconciliation of the face value of the real estate contracts and mortgage notes to the Company's carrying value.

                                   March 31,   September 30,  December 31,
                                     1995          1994          1993
                                  -----------  -------------  ------------

            Face value            $33,824,750   $29,870,460   $25,325,877
            Unrealized dis-
              counts, net of
              unamortized acqui-
              sition costs         (1,424,642)   (1,135,582)   (1,537,425)
            Allowance for
              losses                 (306,505)     (228,222)     (246,055)
                                  -----------   -----------   -----------
            Carrying value        $32,093,603   $28,506,656   $23,542,397
                                  ===========   ===========   ===========

          The principal amount of contracts and notes subject to delinquent principal or interest, defined as payment being in arrears for more than three months, totaled approximately $1,350,000 at March 31, 1995, $1,010,000 at September 30, 1994
          and $1,139,000 at December 31, 1993.

     4.   REAL ESTATE HELD FOR SALE:

          Real estate held for sale consists of the following:

                                   March 31,   September 30,  December 31,
                                     1995          1994          1993
                                  -----------  -------------  ------------
            Single-family
              dwelling            $   325,260  $     218,700  $   372,301
            Land - residential
              improved                202,500        202,500
            Commercial                 26,213         26,213
                                  -----------  -------------  -----------
                                  $   553,973  $     447,413  $   372,301
                                  ===========  =============  ===========


     5.   DEFERRED ACQUISITION COSTS:

          An analysis of deferred costs related to annuity acquisitions is as follows:

                                   March 31,   September 30,  December 31,
                                     1995          1994          1993
                                  -----------  -------------  ------------
            Balance at beginning
              of period           $ 2,426,229  $   2,283,615  $ 1,667,623
            Deferred during
              period:
                Commissions           147,811        316,012      652,077
                General expenses      136,385         62,035       96,096
                                  -----------  -------------  -----------
                  Total deferred    2,710,425      2,661,662    2,415,796

            Amortized during
              period                 (119,723)      (235,433)    (132,181)
                                  -----------  -------------  -----------
            Balance at end of
              period              $ 2,590,702  $   2,426,229  $ 2,283,615
                                  ===========  =============  ============


     6.   ANNUITY RESERVES:

          Annuity reserves are based on the annuity contract terms. These terms call for reserves covering all principal paid plus accrued interest. Annuity contract interest rates ranged from 5.0% to 10.65% during the six months ended March 31, 1995, 5.0% to 10.65% during the nine months ended September 30, 1994, 5% to 9% during the year ended December 31, 1993 and 5.5% to 8.5% during the year ended December 31, 1992.

     7.   INCOME TAXES:

          The Company files a separate tax return from its parent company under specific provisions which require life insurance entities to file a separate federal income tax return for the first full five years under a new parent. The Company is taxed as a life insurance company under Part I of Subchapter L of the Internal Revenue Code.

          The components of the provision (benefit) for income taxes are as follows:

                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
                                               (Unaudited)
             Current                           $   (259,670) $     300,296  $      3,550  $        800
             Deferred                               423,609        (86,736)      143,254       449,600
                                               ------------  -------------  ------------  ------------
                                               $    163,939  $     213,560  $    146,804  $    450,400
                                               ============  =============  ============  ============

       The effective income tax rate differs from the statutory income tax rate due to state income taxes.

         The deferred income tax provision (benefit) results from the following:


                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December 31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
       Deferred policy acquisition costs       $     55,921  $      41,976  $    180,304  $    252,630
       Reserves on repossessed real estate           (4,112)        (4,815)      (14,707)
       Amortization of discounts on pur-
         chased real estate contracts,
         net of contract acquisition costs
         and underwriting fees                      (97,211)        16,135       (64,481)      819,036
       Annuity reserves                              63,510        (74,683)     (281,460)     (247,901)
       Allowance for losses                         (29,615)           761       (69,266)        8,419
       Operating loss carryover                     (68,000)      (165,573)      433,362      (382,584)
       Guaranty fund                                214,488        (30,059)     (160,609)
       Other                                        288,628        129,522       120,111
                                               ------------  -------------  ------------  ------------
           Provision (benefit) for income
             taxes                             $    423,609  $     (86,736) $    143,254  $    449,600
                                               ============  =============  ============  ============


          The income tax effect of the temporary differences giving rise to the Company's deferred tax assets and liabilities is as follows:


                                 March 31, 1995         September 30, 1994        December 31, 1993
                             -----------------------  -----------------------  -----------------------
                               Assets    Liabilities    Assets    Liabilities    Assets    Liabilities
                             ----------  -----------  ----------  -----------  ----------  -----------
          Allowance for
            contract losses  $  127,100               $   97,485               $   98,246
          Reserves on re-
            possessed real
            estate               23,634                   19,522                   14,707
          Deferred loan fees             $ 1,008,772              $ 1,105,983              $ 1,089,848
          Deferred acquisi-
            tion costs                       748,132                  692,211                  650,235
          Annuity reserves      643,266                  706,776                  632,093
          Guaranty fund
            reserve                           23,800     190,688                  160,609
          Investments and
            other                            243,103      46,683                               132,795
          Net operating loss
            carryforwards        68,000                                           165,573
                             ----------  -----------  ----------  -----------  ----------  -----------
                             $  862,000  $ 2,023,807  $1,061,154  $ 1,798,194  $1,071,228  $ 1,872,878
                             ==========  ===========  ==========  ===========  ==========  ===========

          No valuation allowance has been established to reduce deferred tax assets as it is more likely than not that these assets will be realized due to the future reversals of existing taxable temporary differences.

          At March 31, 1995 and September 30, 1994, the Company had unused net operating loss carryforwards, for income tax purposes, of approximately $200,000 and $____________, respectively. These carryforwards have been utilized to reduce the deferred income tax provision for the six monthsended March 31, 1995.


     8.   RELATED-PARTY TRANSACTIONS:

          The Company had the following related-party transactions with
          Metropolitan:

                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December 31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
                                               (Unaudited)
           Real estate contracts and
             mortgage notes purchased
             through Metropolitan              $  5,397,985  $   9,827,000  $    603,465  $ 13,620,522
           Contract acquisition cost
             and underwriting fees charged
             to the Company on purchases of
             real estate contracts and
             mortgage notes                         586,520         52,729        33,575     2,432,780
           Investment and general expenses
             paid to Metropolitan                    62,694         95,955        62,677        53,496


         Additionally, the Company paid commission of $18,820, $30,667, $31,332 and $12,803 during 1995, 1994, 1993 and 1992, respectively, to Beacon Properties, Inc. (Beacon) for acting as broker on real estate sold. The Company also received rent from Summit Securities, Inc. (Summit) of $900, $1,350, $1,800 and $0 during 1995, 1994, 1993 and 1992, respectively. Beacon is a wholly-owned subsidiary of Metropolitan and Summit was a wholly-owned subsidiary of Metropolitan until September 9, 1994. Old Standard declared a common stock cash dividend of $400,000 and a stock dividend of $800,000 to Metropolitan during the six-month period ended March 31, 1995. Old Standard declared a common stock cash dividend of $700,000 to Metropolitan during 1993.

         In 1993, the Company purchased a government bond with a value of $5,124,197 and mortgage loans worth $2,865,000 from Western United Life Assurance Company, a subsidiary of Metropolitan.


     9.  STOCKHOLDER'S EQUITY:

         Old Standard is required to file statutory financial statements with state insurance regulatory authorities. Accounting principles used to prepare the statutory financial statements differ from generally accepted accounting principles. See Note 10 for a reconciliation of statutory stockholder's equity to stockholder's equity in accordance with generally accepted accounting principles (GAAP).

         The payment of dividends by Old Standard is subject to certain restrictions imposed by statute. Dividends can only be paid out of earned surplus. Earned surplus includes surplus arising from unrealized capital gains or revaluation of assets.

     10. RECONCILIATION OF GAAP AND STATUTORY ACCOUNTING:

         A reconciliation from the basis of accounting followed by the Company as prescribed or permitted by state insurance regulations to the basis of GAAP is as follows:


                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
                                               (Unaudited)
           Net income per statutory
             statements                        $    387,600  $     515,235  $    900,085  $    809,272
           Adjustments for:
             Change in annuity reserves             (31,490)      (175,563)     (682,476)     (561,297)
             Change in deferred acquisition
               costs                                 44,750        142,614       615,992       907,488
             Deferred tax expense                  (423,609)        86,736      (143,254)     (449,600)
             Interim current tax adjustment         217,670       (258,296)
             State guaranty fund provision          (30,000)        71,070      (472,379)
             Interest maintenance reserves            6,706         45,337        58,642        14,867
             Policy contract benefits               323,822        (31,703)      180,604       129,096
             Adjustment to loss reserves           (110,938)        (6,649)
             Unrealized gains (losses) on
               mortgage loans and real estate
               contracts                           (106,405)       (25,521)     (173,420)       24,762
             Other expense (income) adjustments      23,133         39,894        (2,000)
                                               ------------  -------------  ------------  ------------
                 Net income in accordance
                   with GAAP                   $    301,239  $     403,154  $    281,794  $    874,588
                                               ============  =============  ============  ============

                                                March 31,    September 30,  December 31,
           Stockholder's Equity                   1995           1994          1993
                                               ------------  -------------  ------------
           Stockholder's equity per
             statutory statements              $  2,265,503  $   2,527,464  $  2,069,030
           Adjustments for:
             Deferred acquisition costs           2,590,702      2,426,229     2,283,615
             Annuity reserves                    (1,634,856)    (1,603,336)   (1,427,803)
             Deferred income taxes               (1,161,807)      (737,040)     (801,650)
             Interim current tax adjustment                       (258,296)
             Nonadmitted assets                      22,515         16,204         5,442
             Interest maintenance reserve            75,764        104,310        73,510
             Asset valuation reserve                202,902        218,910       188,548
             State guaranty fund provision         (431,304)      (401,309)     (472,379)
             Adjustment of real estate
               related assets to statutory
               values                               (69,353)       (70,129)     (130,650)
             Securities valuation reserves          (14,114)       (16,359)      (59,311)
             Policy and contract benefits           501,436        283,640       309,700
             Other                                   17,908        (28,476)      (22,346)
                                               ------------  -------------  ------------
                 Stockholder's equity in
                   accordance with GAAP        $  2,365,296  $   2,461,812  $  2,015,706
                                               ============  =============  ============

     11. SUPPLEMENTAL DISCLOSURES FOR STATEMENTS OF CASH FLOWS:

         The following table summarizes income taxes paid during the periods:

                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December 31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
           Income taxes                        $     89,739  $      45,860  $      3,550  $        800


         Non-cash investing and financing activities of the Company during the periods are as follows:

                                                Six Months    Nine Months
                                                  Ended          Ended
                                                 March 31,   September 30,   Year Ended December 31,
                                               ------------  -------------  --------------------------
                                                   1995          1994           1993          1992
                                               ------------  -------------  ------------  ------------
           Loans to facilitate the sale of
             real estate held                  $    207,100  $     370,732  $    440,372  $    170,850
           Real estate held for sale and
             development acquired through
             foreclosure                            378,685        615,260       976,668        64,000
           Debt assumed upon foreclosure of
             real estate contracts                       --         10,598            --            --

Inside Back Cover Page: This page intentionally left blank


GRAPHS APPENDIX

1.	A circular diagram with an arrow from one paragraph to the next, depicting how the investor's proceeds are used. The graphic contains the following introductory statement: "The following diagram depicts a standard model for how an investor's money is used by the Company for investment in Receivables. This model is for illustrative purposes, and is not intended to be exhaustive. It is qualified in its entirety and should be read in conjunction with the detailed information provided elsewhere in the prospectus."

The graphic includes the following paragraphs within the circular diagram. The diagram contains an arrow from one paragraph to the next: Election is made to invest/reinvest in Preferred Stock. The Company invests the money in Receivables secured by real estate. The Receivable obligors make principal and interest payments to the Company. Some of the money received as payment is used to finance the cost of doing business. Dividend payments are paid or reinvested at the direction of the investor.

The graphic contains the following statement in bold in the center of the circular diagram: DIAGRAM SHOWING HOW INVESTORS' MONEY IS USED IN THE PURCHASE OF RECEIVABLES.

2.	Two graphs depicting how the Company earns a greater yield on a
Receivable through purchasing the Receivables at a discount from the face amount. Both graphs have a vertical axis which show the Company's investment in the receivable, the face value and the interest earned. The horizontal axis shows years. A line is drawn from each of the three points on the vertical axis, sloping down to the 15 year mark on the horizontal axis. The areas between these lines are identified as A, B and C.

The first graph contains the following explanatory heading: Receivable Purchased at a Discount - Example of a $50,000 Receivable purchased at a discount. Interest rate is 10%, term is 15 years. The Company pays A and receives B and C as income.

The second graph contains the following explanatory heading:
Receivable Purchased without a Discount - Example of a $50,000
Receivable purchased without a discount. Interest rate if 10%, term is 15 years. The Company pays A and B. The Company receives C as income.